UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant
Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Korn Ferry

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

KORN FERRY®

NOTICE OF **2019** ANNUAL STOCKHOLDERS' MEETING AND **PROXY STATEMENT**

TABLE OF

Back to Contents

DEAR FELLOW

STOCKHOLDERS

Korn Ferry is on a transformative journey aligned with our vision to expand our position as the preeminent organizational consulting firm.

As the new Chair of the Board, as we mark Korn Ferry’s 50th year anniversary, I want to express my excitement and enthusiasm as Korn Ferry builds upon its great foundation. Our Company is pursuing an ambitious strategy that emphasizes intense collaboration across our own organization — focused on service to our clients.

We are seeking to retain the best of our past — with a clear path to the future focused on initiatives that increase our relevance to our clients and our commercial impact.

Our strategy for growth focuses on a multi-pronged framework:

•	Drive a One Korn Ferry Go-to-Market Strategy
Our synergistic go-to-market strategy brings together our core solutions, driving more integrated, scalable client relationships.
•	Deliver Client Excellence and Innovation
We are leveraging our formidable data on organizational and employee motivation, work and rewards, and our proven products and solutions to produce new and enhanced offerings which will help our clients make better talent decisions.
•	Create the Top-of-Mind Brand in Organizational Consulting
Next to our people, the Korn Ferry brand is our strongest asset of the Company. We are also very proud to now be the umbrella sponsor of the Korn Ferry Tour and the Official Leadership Development Firm of the PGA Tour, PGA Tour Champions and the Korn Ferry Tour.
•	Advance Korn Ferry as a Premier Career Destination
We continue to invest in building a world-class organization that is aligned to our strategy with a talented, motivated and agile workforce.
•	Pursue Transformational Opportunities at the Intersection of Talent and Strategy
Our disciplined approach to M&A is a vital component of our future growth and capital deployment strategies.

We believe we are changing the lives of the many executives and the organizations with whom we interact. We have evolved from a mono-line business to a global organizational consulting firm operating in 104 offices in 52 countries. We provide organizational advisory services, talent acquisition, strategy execution and leadership development. Added to that are compensation and rewards offerings and more — all enriched by our deep databases and intellectual property.

Korn Ferry will hold its annual stockholder meeting on October 3, 2019. At this year’s annual meeting, two of our board members — George Shaheen and William Floyd — will be retiring from our Board. We are extremely grateful for their service. They have each helped Korn Ferry achieve new heights and left it well positioned to continue to advance.

Ultimately, our success is dependent on our people. I want to acknowledge and thank each of our more than 8,600 colleagues. Our accomplishments together are based upon your efforts and contributions. I am honored to stand alongside you all as we continue on our journey.

Sincerely,

Christina A. Gold,

Chair of the Board
August 20, 2019

Korn Ferry
1900 Avenue of the Stars, Suite 2600
Los Angeles, CA 90067
(310) 552-1834

i | 2019 Proxy Statement

Back to Contents

NOTICE OF

2019 ANNUAL MEETING

MEETING INFORMATION

Date: October 3, 2019

Time: 8:00 a.m. Pacific Time

Location:	InterContinental 2151 Avenue of the Stars Los Angeles, CA 90067

Record Date: August 5, 2019

MEETING AGENDA

To the Stockholders:

On October 3, 2019, Korn Ferry (the “Company,” “we,” “its,” and “our”) will hold its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) at the InterContinental located at 2151 Avenue of the Stars, Los Angeles, California 90067. The Annual Meeting will begin at 8:00 a.m. Pacific Time.

Only stockholders who owned our common stock as of the close of business on August 5, 2019 (the “Record Date”) can vote at the Annual Meeting or any adjournments or postponements thereof. The purposes of the Annual Meeting are to:

1.	Elect the eight directors nominated by our Board of Directors and named in the Proxy Statement accompanying this notice to serve on the Board of Directors until the 2020 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation, or removal;
2.	Vote on a non-binding advisory resolution to approve the Company’s executive compensation;
3.	Approve the Fourth Amended & Restated 2008 Stock Incentive Plan;
4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2020 fiscal year;
5.	Vote on a stockholder proposal requesting amendments to allow holders of 10% of outstanding shares to call special stockholder meetings, if properly presented at the Annual Meeting; and
6.	Transact any other business that may be properly presented at the Annual Meeting.

RECOMMENDATION OF THE BOARD

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS, AND “FOR” EACH OF THE OTHER PROPOSALS.

Please read the proxy materials carefully.

Your vote is important and we appreciate your cooperation in considering and acting on the matters presented. See pages 73 - 75 for a description of the ways by which you may cast your vote on the matters being considered at the Annual Meeting.

August 20, 2019
Los Angeles, California
By Order of the Board of Directors,

Jonathan Kuai

General Counsel and Corporate Secretary

The Proxy Statement and accompanying Annual Report to Stockholders are available at
www.proxyvote.com.

Back to Contents

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

ANNUAL MEETING OF STOCKHOLDERS (PAGE 73)

Date and Time: October 3, 2019 at 8:00 a.m. Pacific Time.

Place: InterContinental, 2151 Avenue of the Stars, Los Angeles, California 90067.

Admission: To be admitted to the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), you must present a valid government-issued photo identification and, if your shares are held by a bank, broker or other nominee, proof of beneficial ownership of the shares.

Eligibility to Vote: You can vote if you were a holder of Korn Ferry’s common stock at the close of business on August 5, 2019.

Voting Matters (page 73)

1	Election of Directors Reference (for more detail) page 8	Board Vote Recommendation FOR each Director Nominee

2	Advisory Resolution to Approve Executive Compensation Reference (for more detail) page 24	Board Vote Recommendation FOR

3	Approval of Fourth Amended & Restated 2008 Stock Incentive Plan Reference (for more detail) page 52 - 59	Board Vote Recommendation FOR

4	Ratification of Independent Registered Public Accounting Firm Reference (for more detail) page 62	Board Vote Recommendation FOR

5	Stockholder Proposal Requesting Amendments to Allow Holders of 10% of Outstanding Shares to Call Special Stockholder Meetings Reference (for more detail) pages 68 - 69	Board Vote Recommendation AGAINST

How to Cast Your Vote (pages 73 - 75)

On or about August 20, 2019, we will mail a Notice of Internet Availability of Proxy Materials to stockholders of our common stock as of August 5, 2019, other than those stockholders who previously requested electronic or paper delivery of communications from us. Stockholders of record can vote by any of the following methods:

Via telephone by calling 1-800-690-6903;

Via Internet by visiting www.proxyvote.com;

Via mail (if you received your proxy materials by mail) by signing, dating and mailing the enclosed proxy card; or

In person, at the Annual Meeting. You must present valid photo identification to be admitted to the Annual Meeting.

• If you vote via telephone or the Internet, you must vote no later than 11:59 p.m. Eastern Time on October 2, 2019. If you return a proxy card by mail, it must be received before the polls close at the Annual Meeting.
• If your shares are held in the name of a bank, broker or other nominee, you must follow the voting instructions provided to you by your bank, broker or nominee in order for your shares to be voted.

1 | 2019 Proxy Statement

Back to Contents

BUSINESS HIGHLIGHTS FOR FISCAL YEAR 2019

Generated record fee revenue of $1.926 billion, representing a 9% increase year over year (a 12% increase year over year at constant currency*).

Generated $102.7 million of net income attributable to Korn Ferry and a 7.3% operating margin. Achieved $311 million of Adjusted EBITDA and a 16.1% Adjusted EBITDA margin.*

GOVERNANCE OF THE COMPANY (PAGE 17)

▼
Recent Corporate Governance Enhancements
• Replaced Classified Board Structure with Annual Director Elections. • Implemented Majority Voting in Uncontested Elections.	• Removed Supermajority Voting Standards. • In Response to Stockholder Feedback, Adopted Stockholder Right (at 25% Threshold) to Call Special Stockholder Meetings (see page 10 for more information).

▼	▼	▼
Board Structure	Committees and Attendance	Stockholder Engagement
• Independent Chair of the Board. • 7 of the 8 Directors on the Board are Independent. • Independent Directors Meet in Regular Executive Sessions.	• Independent Audit, Compensation and Nominating Committees. • All Directors Attended at Least 75% of Board and Their Respective Committee Meetings.	• Stockholder Communication Process for Communicating with the Board. • Regular Stockholder Engagement Throughout the Year.

*	Constant currency, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP financial measures. For a discussion of these measures and for reconciliation to the nearest comparable GAAP measures, see Appendix A to this Proxy Statement.

2 | 2019 Proxy Statement

Back to Contents

Governance Insights (pages 9, 26 and 64)

Each of the Company’s standing Board committees is committed to staying abreast of the latest issues impacting good corporate governance. The Company has included three sets of Questions & Answers (“Q&As”), one with the chair of each of the Company’s standing committees.

These Q&As are meant to provide stockholders with insight into committee-level priorities and perspectives on ESG, changes in corporate governance practices in response to stockholder input, achievement of ISO security and privacy certifications, and selection of performance metrics.

3 | 2019 Proxy Statement

Back to Contents

BOARD NOMINEES (PAGES 12 – 16)

Doyle N. BENEBY Director	Gary D. BURNISON Director and President/ CEO of Korn Ferry	Christina A. GOLD Director and Non- Executive Chair of the Board of Korn Ferry	Len J. LAUER Nominee

Age: 59

Director Since: 2015

Independent: Yes

Committee Memberships:

•  Nominating and Corporate Governance (Chair)

•  Compensation and Personnel

Experience/Qualifications:

•  President and CEO of Midland Cogeneration Venture.

•  Former CEO of New Generation Power International.

•  Former President and CEO of CPS Energy.

•  Brings extensive executive management experience in the energy industry.

Age: 58

Director Since: 2007

Independent: No

Committee Memberships: –
Experience/Qualifications:

•  President and CEO of the Company.

•  Brings in-depth knowledge of the Company’s business, operations, employees and strategic opportunities.

Age: 71

Director Since: 2014

Independent: Yes

Committee Memberships:

•  Compensation and Personnel

Experience/Qualifications:

•  Former President, CEO and Director of The Western Union Company.

•  Brings board experience, executive management and broad international experience.

Age: 62

Independent: Yes

Committee Memberships: –
Experience/Qualifications:

•  CEO and Chairman of Memjet.

•  Former Executive Vice President and Chief Operating Officer of Qualcomm, Inc.

•  Brings significant executive management and board experience in the technology industry.

Jerry P. LEAMON Director	Angel R. MARTINEZ Director	Debra J. PERRY Director	Lori J. ROBINSON Nominee

Age: 68

Director Since: 2012

Independent: Yes

Committee Memberships:

•  Compensation and Personnel (Chair)

•  Audit

Experience/Qualifications:

•  Former Global Managing Director of Deloitte.

•  Brings financial accounting expertise and extensive global professional services experience.

Age: 64

Director Since: 2017

Independent: Yes

Committee Memberships:

•  Audit

Experience/Qualifications:

•  Former Chairman of the Board of Directors, and Former President and CEO, of Deckers Brands (formerly known as Deckers Outdoor Corporation).

•  Brings executive management, product, and marketing experience.

Age: 68

Director Since: 2008

Independent: Yes

Committee Memberships:

•  Audit (Chair)

•  Nominating and Corporate Governance

Experience/Qualifications:

•  Former senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc.

•  Brings executive management, corporate governance, finance and analytical expertise and board and committee experience.

Age: 60

Independent: Yes

Committee Memberships: –
Experience/Qualifications:

•  Commander, U.S. Northern Command and NORAD (North American Aerospace Defense Command, Department of the Air Force (Ret.).

•  Brings significant leadership, strategy oversight and execution and international experience and expertise.

4 | 2019 Proxy Statement

Back to Contents

2019 EXECUTIVE COMPENSATION SUMMARY (PAGE 38)*

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary D. Burnison, President and Chief Executive Officer	910,000	6,091,669	2,184,000	21,151	16,363	9,223,183
Robert P. Rozek, Executive Vice President, Chief Financial Officer and Chief Corporate Officer	575,000	2,699,017	1,150,000	—	16,034	4,440,051
Byrne Mulrooney, Chief Executive Officer of RPO, Professional Search and Products	450,000	1,742,400	1,000,000	—	234,669	3,427,069
Mark Arian, Chief Executive Officer of Advisory	450,000	748,572	850,000	—	511,582	2,560,154
*	See footnote disclosure to table on pages 38-39.

2019 Executive Total Compensation Mix (page 29)

*	Equity awards based upon grant date value. Excludes the one-time equity awards made as part of the fiscal year 2018 compensation cycle, as described in further detail on page 35, because they are not part of the annual compensation program.

5 | 2019 Proxy Statement

Back to Contents

COMPENSATION PROCESS HIGHLIGHTS (PAGES 20 AND 28 - 30)

•	Our Compensation and Personnel Committee receives advice from its independent compensation consultant.
•	We review total direct compensation and the mix of the compensation components for the named executive officers relative to our peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global people and organizational advisory firm.

Elements of Compensation (pages 31 - 36)

Element	Purpose	Determination
Base Salary	Compensate for services rendered during the fiscal year and provide sufficient fixed cash income for retention and recruiting purposes.	Reviewed on an annual basis by the Compensation and Personnel Committee taking into account competitive data from our peer group, input from our compensation consultant, and the executive’s individual performance.
Annual Cash Incentives	Motivate and reward named executive officers for achieving financial and strategy execution goals over a one-year period.	Determined by the Compensation and Personnel Committee based upon performance goals, strategic objectives, competitive data, and individual performance.
Long-Term Incentives	Align the named executive officers’ interests with those of stockholders, encourage the achievement of the long-term goals of the Company, and motivate and retain top talent.	Determined by the Compensation and Personnel Committee based upon a number of factors including competitive data, total overall compensation provided to each named executive officer, and historic grants.

Compensation Practices (page 28)

Our Board has adopted a clawback policy applicable to all cash incentive payments and performance-based equity awards granted to executive officers.
Our named executive officers are not entitled to any “single trigger” equity acceleration in connection with a change in control.
We have adopted policies prohibiting hedging, speculative trading or pledging of Company stock.
All named executive officers are subject to stock ownership requirements.
We do not provide excise tax gross-ups to any of our executive officers.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, but are not limited to, statements regarding the Company’s plans, objectives, expectations and intentions. Such statements are based on current expectations and are subject to numerous risks and uncertainties, many of which are outside of the control of Korn Ferry. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including those factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors,” a copy of which is being mailed with this Proxy Statement, and subsequent quarterly reports on Form 10-Q.

6 | 2019 Proxy Statement

Back to Contents

7 | 2019 Proxy Statement

Back to Contents

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our stockholders will be asked to consider eight nominees for election to our Board of Directors to serve for a one-year term until the 2020 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

The names of the eight nominees for director and their current position (if any) with the Company are set forth in the table to the right. Detailed biographical information regarding each of these nominees is provided in this Proxy Statement under the heading “The Board of Directors.”

Neither Messrs. Floyd nor Shaheen will be standing for reelection at the Annual Meeting as they have reached the retirement age under the Company’s Corporate Governance Guidelines. The Company is most grateful to Messrs. Floyd and Shaheen for their valuable service to the Company.

All of the nominees, with the exception of Mr. Burnison, have been determined by the Board to be independent under the rules of The New York Stock Exchange (the “NYSE”). Our Nominating and Corporate Governance Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the Annual Meeting.

All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. The Company did not receive any stockholder nominations for director. Mr. Lauer and Gen. (ret.) Robinson were identified as part of a thorough search process conducted by Korn Ferry’s internal board search consultants. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.

Name	Position with Korn Ferry
Doyle N. Beneby	Director
Gary D. Burnison	Director and Chief Executive Officer
Christina A. Gold	Director and Non-Executive Chair of the Board
Len J. Lauer	Director Nominee
Jerry P. Leamon	Director
Angel R. Martinez	Director
Debra J. Perry	Director
Lori J. Robinson	Director Nominee

REQUIRED VOTE

In uncontested elections, directors are elected by a majority of the votes cast, meaning that each director nominee must receive a greater number of shares voted “for” such nominee than the shares voted “against” such nominee. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Company’s Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results were certified, the Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale behind it.

In a contested election — a circumstance we do not anticipate at the Annual Meeting — directors are elected by a plurality vote.

RECOMMENDATION
OF THE BOARD

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director.

8 | 2019 Proxy Statement

Back to Contents

THE BOARD OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides that the number of directors shall not be fewer than eight nor more than fifteen, with the exact number of directors within such limits to be determined by the Board. Currently, the Board is comprised of eight directors. Upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors until the 2020 Annual Meeting of Stockholders or their earlier death, resignation or removal:

Doyle N. Beneby	Jerry P. Leamon
Gary D. Burnison	Angel R. Martinez
Christina A. Gold	Debra J. Perry
Len J. Lauer	Lori J. Robinson

Each of the named nominees is independent under the NYSE rules, except for Mr. Burnison. If reelected, Ms. Gold will continue to serve as the Company’s independent Non-Executive Chair of the Board.

The Board held four meetings during fiscal year 2019. Each of the directors who were on the Board at the time attended at least 75% of the Board meetings and the meetings of committees of which they were members in fiscal year 2019. Directors are expected to attend each annual meeting of stockholders. All directors then serving attended the 2018 Annual Meeting of Stockholders in person.

Governance Insights: Environmental, Social and Governance (“ESG”) Issues

Q & A WITH DOYLE BENEBY, CHAIR OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Question: What are some of Korn Ferry’s recent ESG achievements?

At Korn Ferry, we continue to think about how our business can impact positive social and environmental change. We are proud of the recent recognitions we received in this area, some of which are described below:
• Korn Ferry earned a perfect score of 100 on the 2019 Human Rights Campaign Foundation’s Corporate Equality Index, which is the U.S. national benchmarking tool on corporate policies and practices pertinent to LGBTQ employees. The Human Rights Campaign Foundation named Korn Ferry as a “best place to work” for LGBTQ equality, highlighting Korn Ferry’s commitment to diversity and inclusion.
• Korn Ferry was awarded the 2019 Silver Status Medal from EcoVadis for its Corporate Social Responsibility (“CSR”) practices. This represents a score in the top 30% of the approximately 50,000 companies that EcoVadis assessed. EcoVadis is an independent industry standard for evaluating and rating how well a company has integrated the principles of CSR into its business practices by using a stringent methodology covering numerous criteria across categories of the environment, labor and human rights, ethics and sustainable procurement. Korn Ferry also reports greenhouse gas emissions data as part of its response to the CDP (formerly, the Carbon Disclosure Project) survey on climate change. As with EcoVadis, Korn Ferry has improved its CDP score over the last two years.
• Korn Ferry proudly contributes financially to organizations and causes that it believes will have a significant impact on the greater public good. We believe that donating our time, talent, and resources is equally as important. In this regard, we provide a work environment that presents opportunities for our employees to volunteer in local communities. Around the world our colleagues participate in community service and giving programs.

9 | 2019 Proxy Statement

Back to Contents

Question: How have the Company’s governance practices changed in response to stockholder input?

The Company regularly engages with stockholders to understand their perspectives on its business strategy and financial performance, as well as other concerns they may have from time to time. The Nominating and Corporate Governance Committee takes these views into account when reviewing the Company’s practices and recommending updates to the Board. The Nominating and Corporate Governance Committee and the Board have demonstrated responsiveness to stockholder interests through a number of governance enhancements.

As a result of the Board’s ongoing review of its governance practices, based on the recommendations of the Nominating and Corporate Governance Committee, and in response to the views or input of its significant stockholders, the Company has recently:

• Adopted a Special Meeting Right. Last year, the Company put forth its own proposal for the adoption of a special stockholder meeting right under which stockholders owning 25% of outstanding shares of Company common stock may call a special meeting of stockholders. This proposal succeeded over a stockholder proposal seeking a 10% threshold, with stockholders supporting management’s proposal by approximately 98% votes cast for/against. Since its adoption, stockholders have not raised concerns regarding the existing special meeting right in their discussions with the Company, the Nominating and Corporate Governance Committee or the Board and, for the reasons further described in the Board’s Statement in Opposition to Proposal 5 on page 69, the Board believes the existing 25% threshold provides stockholders with an appropriate and meaningful special meeting right.
• Removed Supermajority Voting Requirements. In 2017, the Company put forth its own proposal to remove supermajority voting standards in the Company’s Certificate of Incorporation and replace them with majority voting standards. Following stockholder approval, the Company accordingly amended the Certificate of Incorporation.
• Adopted Annual Director Elections. Following stockholder approval in 2012 of a stockholder proposal to declassify the Board, the Board and the Nominating and Corporate Governance Committee conducted a full review regarding declassification and moving to annual elections of directors. At the following annual meeting, the Company put forth its own proposal to declassify the Board and provide for annual elections of all directors. Today, all directors are elected annually.
In addition to those practices raised by stockholders, the Nominating and Corporate Governance Committee and the Board benchmarks its practices against its peers and other companies to review and consider “best practices” in corporate governance. The Nominating and Corporate Governance Committee and the Board value stockholder input and will continue to seek and consider their views in its assessment of governance practices for the benefit of the Company and its stockholders.

DIRECTOR QUALIFICATIONS

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes there are certain attributes every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the full Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Guidelines, include:

•	a reputation for integrity,
•	honesty and adherence to high ethical standards,
•	strong management experience,
•	current knowledge of and contacts in the Company’s industry or other industries relevant to the Company’s business,
•	the ability to commit sufficient time and attention to Board and Committee activities, and
•	the fit of the individual’s skills and personality with those of other directors in building a Board that is effective, collegial, diverse and responsive to the needs of the Company.

The Nominating and Corporate Governance Committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender and ethnicity. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Nominating and Corporate Governance Committee does believe it is essential that Board members represent diverse viewpoints and backgrounds. The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts to pursue diversity. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board.

10 | 2019 Proxy Statement

Back to Contents

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Nominating and Corporate Governance Committee takes into account a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board.

SNAPSHOT OF DIRECTOR NOMINEES

Doyle N.	Gary D.	Christina A.	Len J.	Jerry P.	Angel R.	Debra J.	Lori J.
BENEBY	BURNISON	GOLD	LAUER	LEAMON	MARTINEZ	PERRY	ROBINSON

All director nominees possess:
•	Relevant Senior Leadership / CEO Experience
•	Innovative Thinking
•	High Ethical Standards
•	Appreciation of Diverse Cultures and Backgrounds

BOARD DIVERSITY

The Board and Company are focused on ensuring the Board reflects a wide range of backgrounds, experiences and cultures. 62.5% percent of our director nominees (as compared to 50% of our current Board members) are women or ethnically diverse individuals.

DIRECTOR TENURE The Company believes that a variety of tenures on our Board helps to provide an effective mix of deep knowledge and new perspectives. The current tenure of our Board is as follows:

11 | 2019 Proxy Statement

Back to Contents

The biographies below set forth information about each of the nominees for director, including each such person’s specific experience, qualifications, attributes and skills that led our Board to conclude that such nominee/director should serve on our Board. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under “Corporate Governance—Board Committees—Nominating and Corporate Governance Committee.”

BACKGROUND INFORMATION REGARDING

DIRECTOR NOMINEES

Doyle N. BENEBY Director Since: 2015 President and Chief Executive Officer, Midland Cogeneration Venture Age: 59

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Currently serves as President and Chief Executive Officer of Midland Cogeneration Venture, and previously served in a multitude of senior leadership positions, including as former Chief Executive Officer of New Generation Power International, as President and Chief Executive Officer of CPS Energy, and various leadership roles at PECO Energy and Exelon Power, where he served as President.

Broad Energy Industry Experience: Over 30 years of experience in the energy industry, with expertise in many facets of the electric & gas utility industry.

Other Directorships: Public Companies: Quanta Services and Capital Power Corporation Other Companies: Midland Business Alliance

Mr. Beneby has been the President and Chief Executive Officer of Midland Cogeneration Venture, a natural gas fired combined electrical energy and steam energy generating plant, since November 2018, and is also currently an independent consultant and professional director. Mr. Beneby previously served as Chief Executive Officer of New Generation Power International, a start-up international renewable energy company, based in Chicago, Illinois, from November 2015 until May 2016. Prior to that, Mr. Beneby served as President and Chief Executive Officer of CPS Energy, the largest municipal electric and gas utility in the nation, from July 2010 to November 2015. Prior to joining CPS Energy, Mr. Beneby served at Exelon Corporation from 2003 to 2010 in various roles, most recently, as President of Exelon Power and Senior Vice President of Exelon Generation from 2009 to 2010. From 2008 to 2009, Mr. Beneby served as Vice President, Generation Operations for Exelon Power. From 2005 to 2008, Mr. Beneby served as Vice President, Electric Operations for PECO Energy, a subsidiary of Exelon Corporation. Mr. Beneby also serves on the boards of energy industry organizations Capital Power Corporation and Quanta Services, in addition to being a member of the board of the Midland Business Alliance.

12 | 2019 Proxy Statement

Back to Contents
Gary D. BURNISON Director Since: 2007 President and Chief Executive Officer Age: 58

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained in roles as President, Chief Executive Officer and as former Chief Financial Officer and Chief Operating Officer of the Company, as Chief Financial Officer of Guidance Solutions, as an executive officer of Jefferies and Company, Inc. and as a partner at KPMG Peat Marwick.

Senior Leadership/Executive Officer Experience: In addition to serving as the Company’s President and Chief Executive Officer, served as Chief Financial Officer of Guidance Solutions.

Extensive Knowledge of the Company’s Business and Industry: Over 16 years of service with the Company, including as President and Chief Executive Officer of the Company since July 2007, Chief Financial Officer from March 2002 until June 2007, and Chief Operating Officer of the Company from October 2003 until June 2007.

Other Directorships: Public Companies: N/A Other Companies: N/A

Mr. Burnison has served as President and Chief Executive Officer of the Company since July 2007. He was the Executive Vice President and Chief Financial Officer of the Company from March 2002 until June 30, 2007. He also served as Chief Operating Officer of the Company from October 2003 until June 30, 2007. From 1999 to 2001, Mr. Burnison was Principal and Chief Financial Officer of Guidance Solutions and from 1995 to 1999 he served as an executive officer and member of the board of directors of Jefferies and Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. Prior to that, Mr. Burnison was a partner at KPMG Peat Marwick.

Christina A. GOLD Director Since: 2014 Chair of the Board Age: 71

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Served in numerous senior leadership positions, including as Chief Executive Officer and President of The Western Union Company, President of Western Union Financial Services, Vice Chairman and Chief Executive Officer of Excel Communications and President and CEO of Beaconsfield Group, Inc.

Broad International Experience: Significant international experience from 28-year career at Avon Products, Inc., including as Senior Vice President & President of Avon North America.

Significant Public Company Board Experience: Over 22 years of public company board experience, including as a director of ITT Inc. (formerly ITT Corporation) since 1997, International Flavors & Fragrances, Inc. since 2013, Exelis Inc. from 2011 to 2013, and The Western Union Company from 2006 to 2010.

Other Directorships: Public Companies: ITT Inc. and International Flavors & Fragrances, Inc. Other Companies: New York Life Insurance and Safe Water Network.

From September 2006 until her retirement in September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leading company in global money transfer. Ms. Gold was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and President of Avon North America, and Senior Vice President & CEO of Avon Canada. Ms. Gold is currently a director of ITT Inc., International Flavors & Fragrances, Inc., and New York Life Insurance. From October 2011 to May 2013, Ms. Gold was a director of Exelis, Inc., and from 2006 to 2010, she was a director of The Western Union Company. She also sits on the board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water. Ms. Gold is also on the Board of Governors of Carleton University in Ottawa Canada.

13 | 2019 Proxy Statement

Back to Contents
Len J. LAUER Nominee Chairman and Chief Executive Officer, Memjet Age: 62

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Mr. Lauer brings to the Board significant senior leadership experience due to his executive roles at large, multinational public technology companies, including Qualcomm, Inc. (from 2006 to 2010) and Sprint Corp./Sprint PCS (from 1999 to 2006).

Significant Public Company Board Experience: Mr. Lauer has been a director of Western Digital Corporation since 2010.

Other Directorships: Public Companies: Western Digital Corporation Other Companies: N/A

Mr. Lauer is the Chairman and Chief Executive Officer of Memjet, a color printing technology company. He has been a director on the Western Digital Corporation board since 2010, and currently serves as its lead independent director. Prior to joining Memjet in January 2010, Mr. Lauer served as Executive Vice President and Chief Operating Officer of Qualcomm, Inc. from August 2008 through January 2010, and as Executive Vice President and Group President from December 2006 through July 2008. Prior to that, Mr. Lauer served as Chief Operating Officer of Sprint Nextel Corp. from August 2005 to August 2006 and as President and Chief Operating Officer of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Before that, Mr. Lauer served as President of Sprint PCS from October 2002 until October 2004, and as President of Long Distance (formerly the Global Markets Group) from September 2000 until October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998 and spent the first 13 years of his business career at IBM in various sales and marketing positions.

Jerry P. LEAMON Director Since: 2012 Former Global Managing Director, Deloitte Age: 68

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained from an almost 40-year career with Deloitte, including as leader of the tax practice and as leader of the M&A practice for more than 10 years.

Accounting Expertise: In addition to an almost 40-year career with Deloitte, Mr. Leamon is a certified public accountant.

Broad International Experience: Served as leader of Deloitte’s tax practice, both in the U.S. and globally, and was Global Managing Director for all client programs.

Service Industry Experience: Deep understanding of operational and leadership responsibilities within the professional services industry, having held senior leadership positions at Deloitte while serving some of their largest clients.

Other Directorships:

Public Companies:

Credit Suisse USA

Other Companies:

Geller & Company, Americares Foundation, Jackson Hewitt Tax Services, and member of Business Advisory Council of the Carl H. Lindner School of Business.

Mr. Leamon served as Global Managing Director for Deloitte until his retirement in 2012, having responsibility for all of Deloitte’s businesses at a global level. In a career of almost 40 years at Deloitte, 31 of which as a partner, he held numerous roles of increasing responsibility. Previously, Mr. Leamon served as the leader of the tax practice, both in the U.S. and globally, and had responsibility as Global Managing Director for all client programs including industry programs, marketing communication and business development. In addition, Mr. Leamon was leader of the M&A practice for more than 10 years. Throughout his career, Mr. Leamon served some of Deloitte’s largest clients. Mr. Leamon serves on a number of boards of public, privately held and non-profit organizations, including Credit Suisse USA where he chairs the Audit Committee, Geller & Company, and Jackson Hewitt Tax Services, and he is Chairman of the Americares Foundation. Mr. Leamon is also a Limited Partner of Lead Edge Capital. He is also Trustee Emeritus of the University of Cincinnati Foundation and Board and serves as a member of the Business Advisory Council of the Carl H. Lindner School of Business. Mr. Leamon is a certified public accountant.

14 | 2019 Proxy Statement

Back to Contents
Angel R. MARTINEZ Director Since: 2017 Former Chairman of the Board of Directors, and former Chief Executive Officer and President, of Deckers Brands Age: 64

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Served in numerous senior leadership positions, including as Chief Executive Officer and President of Deckers Brands, Executive Vice President and Chief Marketing Officer of Reebok International Ltd., President of The Rockport Company, and President and Chief Executive Officer of Keen, LLC.

Broad Product and Marketing Experience: Almost 40 years of experience in product and marketing from senior positions with, among other companies, Deckers Brands, Reebok International and The Rockport Company.

Significant Public Company Board and Corporate Governance Experience: Over 21 years of public company board service, including as a director of Tupperware Brands Corporation since 1998 and Chairman of the Board of Deckers Brands from 2008 to 2017.

Other Directorships: Public Companies: Tupperware Brands Corporation Other Companies: N/A

Mr. Martinez is the former President, Chief Executive Officer and Chairman of the Board of Directors of Deckers Brands (formerly known as Deckers Outdoor Corporation) (“Deckers”). Deckers is a global leader in designing, marketing and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high performance activities. He served as CEO and President of Deckers from April 2005 until his retirement in June 2016, as Executive Chairman of the Board from 2008 until June 2016, and as non-executive Chairman from June 2016 until September 2017. Prior to joining Deckers, he was President, Chief Executive Officer and Vice Chairman of Keen LLC, an outdoor footwear manufacturer, from April 2003 to March 2005. Prior thereto, he served as Executive Vice President and Chief Marketing Officer of Reebok International Ltd. (Reebok) and as Chief Executive Officer and President of The Rockport Company, a subsidiary of Reebok. Mr. Martinez graduated from the University of California, Davis, in 1977.

Debra J. PERRY Director Since: 2008 Former senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. Age: 68

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained from 23 years of professional experience in financial services, including a 12-year career at Moody’s Corporation, where among other things, Ms. Perry oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments.

Significant Audit Committee Experience: Over 15 years of public company audit committee service, including as a member of MBIA Inc.’s Audit Committee (2004 to 2008), PartnerRe’s Audit Committee (from June 2013 to March 2016, including as Chair of the Audit Committee from January 2015 to March 2016) and Korn Ferry’s Audit Committee (since 2008; appointed Chair of Audit Committee in 2010).

Significant Public Company Board and Corporate Governance Experience: Previously served as a director (June 2013 to March 2016) and Chair of the Audit Committee (January 2015 to March 2016) of PartnerRe, and as a director of BofA Funds Series Trust (June 2011 to April 2016), MBIA Inc. (2004 to 2008) and CNO Financial Group, Inc. (2004 to 2011). Actively involved in corporate governance organizations, including the National Association of Corporate Directors (“NACD”) and the Shareholder-Director Exchange working group. Named in 2014 to NACD’s Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community.

Other Directorships: Public Companies: Assurant and Genworth Financial Inc. Other Companies: The Bernstein Funds, Inc.

Ms. Perry currently serves on the boards of directors of Assurant (as well as its Finance & Risk Committee, which she chairs, and its Governance Committee) (elected August 2017), Genworth Financial Inc. (elected December 2016), and The Bernstein Funds, Inc. (a mutual fund complex that includes the Sanford C. Bernstein Fund, Inc., Bernstein Fund and A/B Multi-Manager Alternative Fund) (elected July 2011 and chair since July 2018). She was a member of the board (from June 2013) and chair of the Audit Committee (from January 2015) of PartnerRe, a Bermuda-based reinsurance company, until the sale of the company to a European investment holding company in March 2016. She was also a trustee of the Bank of America Funds from June 2011 until April 2016, where she served as chair of the board’s Governance Committee. Ms. Perry served on the board of directors and chair of the human resources and compensation committee of CNO Financial Group, Inc., from 2004 to 2011.

15 | 2019 Proxy Statement

Back to Contents

In 2014, Ms. Perry was named to NACD’s Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community. From September 2012 to December 2014, Ms. Perry served as a member of the Executive Committee of the Committee for Economic Development (“CED”) in Washington, D.C. a non-partisan, business-led public policy organization, until its merger with the Conference Board, and she continues as a member of CED. She worked at Moody’s Corporation from 1992 to 2004, when she retired. From 2001 to 2004, Ms. Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance, Public Finance and Financial Institutions departments. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director for the Finance, Securities and Insurance Rating Groups of Moody’s Corporation.

Lori J. ROBINSON, General (ret.) Nominee Commander, U.S. Northern Command and North American Aerospace Defense Command, Department of the Air Force (Ret.) Age: 60

Board Qualifications and Skills:

High Level of Leadership Experience: Four Star General and first female U.S. Combatant Commander, with numerous government leadership roles with the U.S. Department of Defense, including serving as Commander of the U.S. Northern Command and North American Aerospace Defense Command, and Commander, Pacific Air Forces and Air Component Commander for U.S. Pacific Command, leading more than 45,000 Airmen.

Significant Strategic Oversight and Execution Experience: Almost three decades of experience with the U.S. Air Force overseeing, among other things, homeland defense, civil support and security cooperation.

Extensive International Experience: Interacted with counterparts in the Indo-Pacific (including China) and the Middle East, reported directly to the U.S. Secretary of Defense and Chief of the Canadian Defence Staff, served four combat tours, and oversaw U.S. Air Force operations in the Middle East.

Other Directorships: Public Companies: N/A Other Companies: The Robinson Group, LLC

Gen. (ret.) Robinson brings to the Board almost three decades of experience with the U.S. Air Force, having most recently served as the Commander of the U.S. Northern Command (“USNORTHCOM”) and North American Aerospace Defense Command (“NORAD”) of the Department of Defense from 2016 to 2018, when she retired. USNORTHCOM partners to connect homeland defense, civil support and security cooperation to defend and secure the United States and its interests, while NORAD conducts aerospace warning, aerospace control and maritime warning in the defense of North America. Gen. (ret.) Robinson previously served as Commander, Pacific Air Forces and Air Component Commander for U.S. Pacific Command, from 2014 to 2016, and as Vice Commander, Air Combat Command, from 2013 to 2014. The Pacific Air Forces delivers space, air and cyberspace capabilities to support the U.S. Indo-Pacific Command’s objectives, and the U.S. Pacific Command is responsible for defending and promoting U.S. interests in the Pacific and Asia. Gen. (ret.) Robinson has also commanded an air control wing, an operations group, and a training wing; served as Director of the Secretary of the Air Force and Chief of Staff of the Air Force Executive Action Group at the Pentagon; and Director, Legislative Liaison, Office of the Secretary of the Air Force with the Pentagon, among a number of other leadership positions. Gen. (ret.) Robinson is a Four Star General and was the first female Combatant Commander for the United States. She was also an Air Force Fellow at The Brookings Institution in Washington, D.C. in 2002. Since retiring, Gen. (ret.) Robinson joined the Harvard Kennedy School, Belfer Center for Science and International Affairs in 2018, as a non-resident Senior Fellow where she shares her insights on leadership, public service, and international security issues with faculty, staff, and students. Gen. (ret.) Robinson is also an active speaker, which she pursues through The Robinson Group, LLC, an organization she founded for such purposes and of which she is also a director.

16 | 2019 Proxy Statement

Back to Contents

CORPORATE GOVERNANCE

The Board oversees the business and affairs of the Company and believes good corporate governance is a critical factor in our continued success and also aligns management and stockholder interests. Through our website, at www.kornferry.com, our stockholders have access to key governing documents such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of each committee of the Board. The highlights of our corporate governance program are included below:

These and our other corporate governance practices compare favorably with the Investor Stewardship Group’s Corporate Governance Framework for U.S. Listed Companies.

▼	▼	▼

Board Structure
•	87.5% of the Board consists of Independent Directors
•	Independent Chair of the Board
•	Independent Audit, Compensation and Nominating Committees
•	Regular Executive Sessions of Independent Directors
•	Annual Board and Committee Self- Evaluations
•	50% Diverse Board Members (62.5%, if all nominees are elected)
•	Annual Strategic Off-Site Meeting
Stockholder Rights
•	Annual Election of Directors
•	Majority Voting for Directors in Uncontested Elections
•	No Poison Pill in Effect
•	Stockholder Communication Process for Communicating with the Board
•	Regular Stockholder Engagement
•	No Supermajority Voting Standards
•	Ability of Stockholders to Call Special Stockholder Meetings
Other Highlights
•	Clawback Policy
•	Stock Ownership Guidelines
•	Pay-for-Performance Philosophy
•	Policies Prohibiting Hedging, Pledging and Short Sales
•	No Excise Tax Gross-Ups
•	Quarterly Education on Latest Corporate Governance Developments
•	Commitment to Environmental, Social and Governance Issues

DIRECTOR INDEPENDENCE

The Board has determined that as of the date hereof a majority of the Board is “independent” under the independence standards of the NYSE. The Board has determined that the following directors and nominees are “independent” under the independence standards of the NYSE: Doyle N. Beneby, William R. Floyd, Christina A. Gold, Len J. Lauer, Jerry P. Leamon, Angel R. Martinez, Debra J. Perry, Lori J. Robinson and George T. Shaheen.

For a director to be “independent,” the Board must affirmatively determine that such director does not have any material relationship with the Company. To assist the Board in its determination, the Board reviews director independence in light of the categorical standards set forth in the NYSE’s Listed Company Manual. Under these standards, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
•	the director has received, or has an immediate family member who received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

17 | 2019 Proxy Statement

Back to Contents
•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. Ms. Christina Gold, as Chair of the Board, currently presides at all executive sessions of the independent directors. Subject to her reelection at the Annual Meeting, Ms. Gold will continue in this role following the Annual Meeting.

All current members of the Board, with the exception of our CEO, Mr. Burnison, are independent. Further, all members of our Audit Committee, Compensation and Personnel Committee and Nominating and Corporate Governance Committee are independent.

BOARD LEADERSHIP STRUCTURE

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chair and CEO in the manner it considers to be in the best interests of the Company and that the role of Chair and CEO may be filled by a single individual or two different persons. This provides the Board with flexibility to decide what leadership structure is in the best interests of the Company at any point in time. Currently, the Board is led by an independent, non-executive Chair, Ms. Christina Gold. Ms. Gold will continue to serve as Chair of the Board, subject to her reelection as a director at the Annual Meeting. The Board has determined that having an independent director serve as Chair of the Board is in the best interests of the Company at this time as it allows the Chair to focus on the effectiveness and independence of the Board while the CEO focuses on executing the Company’s strategy and managing the Company’s business. In the future, the Board may determine that it is in the best interests of the Company to combine the role of Chair and CEO.

BOARD’S OVERSIGHT OF ENTERPRISE RISK AND RISK MANAGEMENT

The Board plays an active role, both as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company has established an enterprise risk framework for identifying, aggregating and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping, and control evaluation management by its internal auditor. The review of risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial and operational risk assessment and risk management policies, the Company’s major financial risk exposures (including risks related to cybersecurity vulnerabilities), and the steps management has taken to monitor and control such exposures. The Company’s other Board committees also consider and address risk during the course of their performance of their committee responsibilities. Specifically, the Compensation and Personnel Committee reviews the risks related to the Company’s compensation programs for senior management, discussed in more detail below, and the Nominating and Corporate Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, the General Counsel periodically reports to the Board on litigation and other legal risks that may affect the Company. The full Board monitors risks through regular reports from each of the Committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above provides an effective framework for evaluating and addressing the risks facing the Company, and that our Board leadership structure supports this approach because it allows our independent directors, through the independent committees and non-executive Chair, to exercise effective oversight of the actions of management.

18 | 2019 Proxy Statement

Back to Contents

Assessment of Risk Related to Compensation Programs

During fiscal year 2019, the Company completed its annual review of executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this review, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk. As part of this inventory, several factors were noted that reduce the likelihood of excessive risk taking. These factors include: balancing performance focus between near-term objectives and strategic initiatives; issuing annual equity awards that vest over multiyear time horizons (and, in the case of named executive officers, a majority of which are also subject to the achievement of performance goals); and maintaining stock ownership guidelines and a clawback policy applicable to our executive officers. Furthermore, the Compensation and Personnel Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles, and pay opportunity levels for named executive officers. As a result of this evaluation, the Company concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

BOARD COMMITTEES

Although the full Board considers all major decisions, the Company’s Bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: (1) an Audit Committee, (2) a Compensation and Personnel Committee, and (3) a Nominating and Corporate Governance Committee. The members of the standing committees as of the date hereof are set forth in the tables below. Following the Annual Meeting, the Nominating and Corporate Governance Committee intends to evaluate the composition of the standing committees and make recommendations to the Board regarding any appropriate changes to the Committees.

Audit Committee

Debra J. PERRY	Jerry P. LEAMON	William R. FLOYD	Angel R. MARTINEZ
Chair
Among other things, the Audit Committee:
•	Is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm;
•	Reviews the independent registered public accounting firm’s qualifications and independence;
•	Reviews the plans and results of the audit engagement with the independent registered public accounting firm;
•	Approves financial reporting principles and policies;
•	Considers the range of audit and non-audit fees;
•	Reviews the adequacy of the Company’s internal accounting controls;
•	Oversees the Company’s internal audit function, including annually reviewing and discussing the performance and effectiveness of the Internal Audit Department;
•	Oversees the Company’s Ethics and Compliance Program, including annually reviewing and discussing the implementation and effectiveness of the program; and
•	Works to ensure the integrity of financial information supplied to stockholders.

19 | 2019 Proxy Statement

Back to Contents

The Audit Committee is also available to receive reports, suggestions, questions and recommendations from the Company’s independent registered public accounting firm, Internal Audit Department, the Chief Financial Officer and the General Counsel. It also confers with these parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the areas of compliance with legal and regulatory requirements, business conduct and conflicts of interest. The Audit Committee is composed entirely of non-employee directors whom the Board has determined are “independent directors” under the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (the “SEC”). The Board, in its business judgment, has determined that Ms. Perry and Messrs. Leamon, Floyd, and Martinez are “financially literate,” under the NYSE rules, and that Mr. Leamon and Ms. Perry qualify as “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Board determined that Ms. Perry qualifies as an “audit committee financial expert” from her many years of experience in the financial services industry and service on other public company Audit Committees. The Audit Committee met six times in fiscal year 2019. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website and in print to any stockholder that requests it. To access the charter from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the “About” drop-down menu, then click on the “Corporate Governance” link located in the center of the page. Requests for a printed copy should be addressed to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Compensation and Personnel Committee

Jerry P. LEAMON	William R. FLOYD	Christina A. GOLD	Doyle N. BENEBY
Chair
Among other things, the Compensation and Personnel Committee:
•	Approves and oversees the Company’s compensation programs, including cash and equity-based incentive programs provided to members of the Company’s senior management group, including the Company’s Chief Executive Officer, Chief Financial Officer and other named executive officers;
•	Reviews the compensation of directors for service on the Board and its committees; and
•	Approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash incentives, stock option grants, and employment and severance arrangements for the Chief Executive Officer and other executive officers.

The Compensation and Personnel Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting solely of members of the Compensation and Personnel Committee who are non-employee directors and outside directors. The Board has determined that all members of the Compensation and Personnel Committee are “independent directors” under the applicable listing standards of the NYSE. The Compensation and Personnel Committee met six times during fiscal year 2019. The Compensation and Personnel Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website and in print to any stockholder that requests it. To access the charter from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the “About” drop-down menu, then click on the “Corporate Governance” link located in the center of the page. Requests for a printed copy should be addressed to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

20 | 2019 Proxy Statement

Back to Contents

Nominating and Corporate Governance Committee

Doyle N. BENEBY	Debra J. PERRY	George T. SHAHEEN
Chair
Among other things, the Nominating and Corporate Governance Committee:
•	Recommends criteria to the Board for the selection of nominees to the Board;
•	Evaluates all proposed nominees;
•	Prior to each annual meeting of stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the annual meeting;
•	Makes recommendations to the Board from time to time as to changes the Committee believes to be desirable to the size, structure, composition and functioning of the Board or any committee thereof; and
•	Oversees risks associated with operations of the Board and its governance structure.

In evaluating nominations, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. Any stockholder recommendations for director are evaluated in the same manner as all other candidates considered by the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also takes into account the diversity of the Board when considering director nominees. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the applicable listing standards of the NYSE. The Nominating and Corporate Governance Committee met five times in fiscal year 2019. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website and in print to any stockholder that requests it. To access the charter from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the “About” drop-down menu, then click on the “Corporate Governance” link located in the center of the page. Requests for a printed copy should be addressed to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Stockholders may recommend director nominees by mailing submissions to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

BOARD REFRESHMENT

The Board seeks to bring together a diverse mix of directors that the Board and senior management can leverage to make well considered strategic decisions in the best interests of the Company and its stockholders. To garner new ideas and perspectives, and to respond to the ever-changing needs of our clients and other stakeholders, the Board actively seeks candidates representing a range of tenures, areas of expertise, industry experience and backgrounds. Recently, in 2017, the Board added Angel R. Martinez to, among other items, increase its knowledge of products and marketing. This year, the Company has nominated two new nominees, Len J. Lauer and Lori J. Robinson. Each of these nominees brings a number of valuable perspectives and experiences to the Board, including in the case of Mr. Lauer, significant executive management and board experience within the technology industry, and in the case of Gen. (ret.) Robinson extensive leadership, strategic oversight and international experience. If elected, the Board’s nominees will further increase the diversity of backgrounds and tenure on the Board, with 5 of the 8 directors being ethnically or gender diverse, 50% having 3 years or less on the Board, and the other 50% having 4 years or more on the Board.

21 | 2019 Proxy Statement

Back to Contents

CULTURE OF INTEGRITY AND CODE OF BUSINESS CONDUCT AND ETHICS

Korn Ferry is committed to having and maintaining a strong and effective global Ethics and Compliance Program. Consistent with that commitment, the Board has promoted and continues to promote the Company’s culture of ethics and integrity. The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, employees and officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer). Korn Ferry colleagues know that quality and professional responsibility starts with them and the Board has emphasized that with the “tone at the top.” The Code of Business Conduct and Ethics provides a set of shared values to guide our actions and business conduct, including: loyalty, honesty, accountability, observance of ethical standards, and adherence to the law. Among other things, the Code of Business Conduct and Ethics requires directors, employees, and officers to maintain the confidentiality of all information entrusted to them (except when disclosure is authorized or legally mandated); to deal fairly with the Company’s clients, service providers, suppliers, competitors, and employees; to protect Company assets; and for those who have a role in the preparation and/or review of information included in the Company’s public filings, to report such information accurately and honestly. It also prohibits directors, employees, and officers from using or attempting to use their position at the Company to obtain an improper personal benefit. The Code of Business Conduct and Ethics is available on the Company’s website and in print to any stockholder that requests it. To access the Code of Business Conduct and Ethics from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the “About” drop-down menu, then click on the “Corporate Governance” link located in the center of the page. Requests for a printed copy should be addressed to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. We intend to post on the Company’s website amendments, if any, to the Code of Business Conduct and Ethics, as well as any waivers thereunder, with respect to our officers and directors as required to be disclosed by the SEC and NYSE rules.

Korn Ferry asks all directors, officers, and personnel, no matter where they are in the world, to make a commitment to abide by the Code, and the Company’s values and ethical business conduct practices. Our ethical business conduct practices and oversight include the following:

•	the Nominating and Corporate Governance Committee selects potential Board candidates who are committed to promoting the Company’s values, including a corporate culture of ethics and integrity;
•	the Audit Committee is responsible for overseeing the implementation and effectiveness of the Company’s Ethics and Compliance Program, including compliance with the Code;
•	the Company has a General Counsel and Deputy Compliance Officer with a direct reporting channel to the Audit Committee; and
•	the Company conducts compliance-related internal audits, investigations, and monitoring.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines, which among other things, impose limits on the number of directorships each member of the Board may hold (the Chief Executive Officer of the Company may not sit on more than two boards of directors of public companies (including the Company), while all other directors may not sit on more than five boards of directors of public companies (including the Company)); specifies the criteria to be considered for director candidates; and requires non-management directors to meet periodically without management. Additionally, the guidelines require that, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to provide written notice of such change to the chair of the Nominating and Corporate Governance Committee, and agree to resign from the Board if the Board determines to accept such resignation. The Nominating and Corporate Governance Committee must then review and assess the circumstances surrounding such change, and recommend to the Board any appropriate action to be taken. The Corporate Governance Guidelines are available on the Company’s website and in print to any stockholder that requests it. To access the Corporate Governance Guidelines from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the “About” drop-down menu, then click on the “Corporate Governance” link located in the center of the page. Requests for a printed copy should be addressed to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

22 | 2019 Proxy Statement

Back to Contents

02

COMPENSATION

23 | 2019 Proxy Statement

Back to Contents

PROPOSAL NO. 2

ADVISORY RESOLUTION TO APPROVE EXECUTIVE

COMPENSATION

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and more specifically, Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to vote on an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. Our executive compensation program is designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Personnel Committee has structured our executive compensation program to achieve the following key objectives:

•	provide compensation packages to our executives that are competitive with other major employment services firms, a broader group of human capital companies, and similarly-sized publicly traded companies;
•	closely tie individual annual cash incentive and equity-based awards to the performance of the Company as a whole, or one or more of its divisions or business units as well as to the team and individual performance of the named executive officer; and
•	align the interests of senior management with those of our stockholders through direct ownership of Company common stock and by providing a portion of each named executive officer’s direct total compensation in the form of equity-based incentives.

We urge stockholders to read the “Compensation Discussion and Analysis” section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers. The Compensation and Personnel Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

We are asking stockholders to approve the following advisory resolution at the 2019 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Korn Ferry (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation and Personnel Committee will carefully review and consider the voting results when evaluating our executive compensation program. Taking into account the advisory vote of stockholders regarding the frequency of future “say-on-pay” votes at our 2017 Annual Meeting of Stockholders, the Board’s current policy is to include an advisory resolution to approve the compensation of our named executive officers annually. Accordingly, unless the Board modifies its policy on the frequency of future “say-on-pay” votes, the next advisory vote to approve our executive compensation will occur at the 2020 Annual Meeting of Stockholders.

RECOMMENDATION
OF THE BOARD

The Board unanimously recommends that you vote “FOR” the Company’s advisory resolution to approve executive compensation.

24 | 2019 Proxy Statement

Back to Contents

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY: FOCUS ON PAY-FOR-PERFORMANCE

This Compensation Discussion and Analysis (“CD&A”) section provides a detailed description of our compensation philosophy, practices, and the factors and process used in making compensation decisions with respect to our fiscal year 2019 named executive officers (“NEOs”), namely:

Name	Title
Gary D. Burnison	President and Chief Executive Officer
Robert P. Rozek	Executive Vice President, Chief Financial Officer and Chief Corporate Officer
Byrne Mulrooney	Chief Executive Officer of RPO, Professional Search and Products
Mark Arian	Chief Executive Officer of Advisory

Selected Performance Highlights

The Company had strong financial and operating performance during fiscal year 2019. Below are a few performance highlights:

Achieved record Fee Revenue of $1.926 Billion, representing a 9% increase year over year (a 12% increase year over year at constant currency*) and the Company’s highest annual Fee Revenue in its 49-year history
Executive Search achieved Fee Revenue growth of 9% year over year (11% year over year at constant currency*)
Advisory achieved Fee Revenue growth of 5% year over year (8% year over year at constant currency*)
RPO and Professional Search grew 21% year over year (24% year over year at constant currency*), achieving double-digit Fee Revenue growth for the fifth consecutive year and growing at a pace faster than the overall industry
Generated $102.7 Million in net income attributable to Korn Ferry and a 7.3% operating margin. Achieved $311 Million of Adjusted EBITDA and a 16.1% Adjusted EBITDA margin*
Returned $60.9 Million to stockholders (approximately $37.4 million through share repurchases and $23.5 million in quarterly dividends in fiscal year 2019)
Named by Forbes Magazine as #1 Best Executive & Professional Recruiting Firm in North America
Earned a perfect score of 100 on the 2019 Human Rights Campaign Foundation’s Corporate Equality Index

The following chart graphically displays the Company’s Fee Revenue performance for the last five fiscal years:

†	Compounded Annual Growth Rate from fiscal year 2015 to fiscal year 2019 is 17 percent.

*	Constant currency, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP financial measures. For a discussion of these measures and for reconciliation to the nearest comparable GAAP measures, see Appendix A to this Proxy Statement.

25 | 2019 Proxy Statement

Back to Contents

Governance Insights: SELECTION OF PERFORMANCE METRICS

Q & A WITH JERRY LEAMON, CHAIR OF THE COMPENSATION AND PERSONNEL COMMITTEE

Question: How does the Committee determine the appropriate performance metrics to use under the Company’s short- and long-term incentive plans?

The Committee believes it is important to select performance metrics that are grounded in the Company’s strategic plan. The Committee utilizes different metrics for the Company’s short- and long-term incentive plans in order to build stockholder value in both the near-term and the long-term by incentivizing executives to focus on near-term results as well as longer-term value creation. The Committee selects metrics for the short-term annual incentive plan based on investor feedback and the goals in the Company’s strategic plan. These performance metrics typically are separated into two categories: financial metrics and strategy execution Key Performance Indicators (“KPIs”). The Committee believes focusing on these goals on a yearly basis is appropriate given that these operational and strategic objectives are within the control of the executives. In contrast, the long-term performance restricted stock units granted to executives utilize three-year relative TSR. Accordingly, executives will need to focus on sustained performance over time in order to achieve payouts under the long-term incentive program, which in turn results in value creation for our stockholders.

Stockholder Value Delivered

3-YEAR TOTAL STOCKHOLDER RETURN (TSR)*

KFY vs. S&P 500 vs. Proxy Peer Group

* The above graph compares the cumulative total stockholder return on the Company’s shares with the cumulative total stockholder return on (1) the Standard & Poor’s 500 Stock Index and (2) a company-established peer group. Cumulative total return for each of the periods shown in the performance graph is measured assuming an initial investment of $100 on April 30, 2016 and the reinvestment of any dividends paid by the Company and any company in the peer group on the date the dividends were paid. For additional details regarding the peer group for purposes of this graph, see Part II, Item 5, Performance Graph” of Annual Report on Form 10-K for the fiscal year ended April 30, 2019, filed with the SEC on June 28, 2019.

26 | 2019 Proxy Statement

Back to Contents

Spotlight on CEO Pay Alignment

Our compensation program is intended to focus on aligning executive pay with stockholder interests. A key element used to achieve this goal is providing annual incentive compensation opportunities that only result in payouts based on the extent of achievement of pre-established performance criteria. As described in more detail below, our Compensation and Personnel Committee (the “Committee”) sets performance metrics (and associated targets) consisting of financial goals and strategic execution KPIs. Executives are not guaranteed payouts under the annual cash incentive plan and payouts from year to year will vary based on achievement of the applicable financial metrics and strategy execution KPIs.

The charts below show Mr. Burnison’s annual cash incentive award compensation for fiscal years 2017, 2018 and 2019 and our corresponding achievement of the applicable KPIs under the annual cash incentive plan for each year, as well as our overall Fee Revenue in each year. The performance goals under the annual incentive plan were challenging and are generally set at higher levels year over year. For example, the Adjusted Fee Revenue target as used in the annual incentive plan and described in more detail beginning on page 31 below was set $88 million higher in fiscal year 2019 compared to the fiscal year 2018 actual result. Further, the threshold goals for each of the performance metrics applicable to Mr. Burnison for fiscal year 2019 were set at levels equal to or greater than the actual results for fiscal year 2018. Meeting these threshold goals for fiscal year 2019 would only result in the payout of 50% of the target opportunity for such goal while performance below the threshold level would not result in any payout for the associated performance goal. In fiscal year 2019, our achievement of the applicable metrics and KPIs under the plan exceeded the maximum in all cases. As in fiscal year 2018, this resulted in the maximum payout under the annual incentive plan for Mr. Burnison of 200% of target. We exceeded target goals under the annual incentive plan in all three fiscal years, with fiscal year 2019 results exceeding those of fiscal years 2018 and 2017 for all applicable metrics. The Committee will continue to set challenging performance goals in the future to incentivize superior performance year over year.

*   The Annual Cash Incentive for 2018 does not Include the one-time bonus awarded in recognition of extraordinary performance in 2018 as discussed in further detail in last year’s proxy statement.

**  For fiscal year 2019, achievement of the applicable metrics and KPIs under the plan exceeded the maximum in all cases resulting in the maximum payout under the plan of 200% of target.

27 | 2019 Proxy Statement

Back to Contents

Stockholder Engagement and Consideration of Last Year’s Say on Pay Vote

Korn Ferry interacts with its stockholders to obtain stockholder views on various topics from our Company strategy to capital allocation and executive compensation. These interactions are typically led by our Chief Financial Officer and the head of our Investor Relations. During these interactions, our stockholders have expressed many viewpoints on a variety of topics generally focused on financial performance. Our stockholders have expressed support for the Company’s compensation philosophy in that they want alignment between performance and pay.

At the 2018 Annual Meeting, approximately 82% of the votes cast were in favor of the advisory vote to approve executive compensation. In consideration of the stockholder vote at the 2018 Annual Meeting, as well as the Company’s performance, the Committee decided to maintain our executive compensation programs for fiscal year 2019. The Company will continue to consider our stockholders’ input in all facets of our business, including executive compensation.

Best Practice Highlights

Use of Independent Compensation Consultant. The Committee receives objective advice from its independent compensation consultant
Modest Perquisites. NEOs receive only modest perquisites
Clawback Policy. The Board has adopted a clawback policy applicable to all incentive payments and performance-based equity awards granted to executive officers
No Single Trigger Equity Payments. The NEOs are not entitled to any “single trigger” equity acceleration in connection with a change in control
Focus on Performance-Based Equity Awards. A majority of the annual equity awards granted to NEOs are subject to the achievement of rigorous performance goals
Stock Ownership Guidelines. NEOs are required to hold three times their base salary in Company common stock
Peer Group Analysis. The Company reviews total direct compensation (base salary, annual cash incentive and long-term incentive payments) and the mix of the compensation components for the NEOs relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global human capital management firm
No Hedging; No Speculative Trading; No Pledging. The Company has adopted policies prohibiting hedging, speculative trading or pledging of Company stock
No Excise Tax Gross-Ups. Our NEOs are not entitled to any such gross-up

EXECUTIVE COMPENSATION PHILOSOPHY AND OVERSIGHT

Philosophy

The Company is a global organizational consulting firm. The Company helps its clients design their organization — the structure, the roles and the responsibilities, as well as how they compensate, develop and motivate their people. As importantly, the Company helps organizations select and hire the talent they need to execute their strategy. The Company’s unique global positioning allows it to maintain enhanced brand visibility and to attract and retain high-caliber consultants. The Company provides its services to a broad range of clients through the expertise of approximately 1,448 consultants who are primarily responsible for client services and who are located in 52 countries throughout the world. Accordingly, the Company’s executive officers must have the skills and experience to manage and motivate an organization spread over a large number of countries with varying business and regulatory environments. The market for these talented individuals is highly competitive. The Company’s compensation philosophy focuses on attracting, retaining, and properly rewarding the right candidates for their contributions.

The Committee is diligent about establishing an executive compensation program offering competitive total direct compensation opportunities, which are aligned to stockholder return through established performance criteria grounded in the Company’s Strategic Plan and Annual Operating Plan (“AOP”).

28 | 2019 Proxy Statement

Back to Contents

The Committee is guided by the following principles in establishing and assessing compensation programs and policies for the NEOs:

•	Individual annual cash incentive and equity-based awards should be closely tied to the performance of the Company as a whole or one or more of its divisions or business units, as well as to the team and individual performance of the NEO;
•	The interests of senior management and the Company’s stockholders should be aligned through direct ownership of Company common stock and by providing a portion of each NEO’s total direct compensation in the form of equity-based incentives; and
•	Total direct compensation must be competitive with our peer group, a broader group of human capital companies and similarly sized publicly traded companies.

*	Equity awards based upon grant date value. Excludes the one-time equity awards made as part of the fiscal year 2018 compensation cycle, as described in further detail on page 35, because they are not part of the annual compensation program.

OUR PROCESS: FROM STRATEGY TO COMPENSATION-RELATED METRICS

The process for setting annual compensation-related metrics begins at an annual off-site meeting where the Company reviews with the Board its Strategic Plan (including goals and objectives). As part of the Strategic Plan, the Company establishes a Strategy Execution Framework (“SEF”) to drive performance and achievement of its strategic goals. That framework is represented by the five pillars below; each of which is comprised of detailed activities which, when executed, are designed to drive financial performance goals set within the Company’s Strategic Plan:

•	integrated, solutions-based go-to-market strategy,
•	deliver client excellence and innovation,
•	create the top-of-mind brand in organizational consulting,
•	premier career destination, and
•	pursue transformational opportunities at the intersection of talent and strategy.

In setting the financial goals that underlie the Strategic Plan, the Company considers a number of internal and external factors such as:

•	revenue growth in excess of GDP expectations,
•	projected macro-economic data such as employment trends,
•	forecasted GDP in the countries where the Company has significant operations,
•	internal investment activities,
•	market expectations for revenue and earnings growth for recruiting, staffing and human capital industry public companies,
•	recent and expected levels of new business activity,
•	increased productivity of fee earners,
•	focus on increasing Executive Search, RPO and Professional Search and Advisory collaboration efforts, and
•	leveraging the executive search relationships to drive cross line-of-business revenue growth.

Then, the Board approves an AOP for the upcoming fiscal year. For the NEOs, the Committee establishes annual bonus plan targets with financial and strategic execution KPIs that are derived from the SEF and AOP.

29 | 2019 Proxy Statement

Back to Contents

Such financial targets and strategic execution KPIs form the basis for each NEO’s annual cash incentives and are tracked and measured during the course of the year with the year-end results reported to the Committee for determining year-end annual cash bonus awards.

Use of Independent Advisor

The Committee retains compensation consultants to assist it in assessing the competitiveness of the NEOs’ compensation. In fiscal year 2019, the Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”). Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the Committee has reviewed the independence of Pearl Meyer and conducted a conflicts of interest assessment (taking into consideration factors specified in the NYSE listing standards) and has concluded that Pearl Meyer is independent and its work for the Committee has not raised any conflicts of interest. No other fees were paid to Pearl Meyer except fees related to their services to the Committee.

Use of a Peer Group

The Company does not target or position NEO pay levels at a specific percentile level relative to a peer group. Rather, the Company reviews total direct compensation and the mix of the compensation components relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global human capital management firm.

Because a number of the Company’s peer organizations are privately-held, precise information regarding executive officer compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data is available, meaningful differences in size, complexity and organizational structure among the Company’s peer group make direct comparisons of compensation practices challenging and require exercise of judgment. In assessing the competitiveness of the Company’s NEO compensation, the Committee relies on information obtained from the proxy statements of publicly-traded competitors, information derived from data obtained from other public sources with respect to competitor organizations, and the general knowledge of the Committee and its compensation consultant with regard to the market for senior management positions.

For fiscal year 2019, the Committee used the following companies as a peer group:

CBIZ, Inc.	Kforce Inc.
FTI Consulting, Inc.	Navigant Consulting, Inc.
Heidrick & Struggles International, Inc.	Resources Connection, Inc.
Huron Consulting Group Inc.	Robert Half International Inc.
ICF International, Inc.	The Dun & Bradstreet Corporation*
Insperity, Inc.	Willis Towers Watson
Kelly Services, Inc.	TrueBlue, Inc.
*	The Dun & Bradstreet Corporation was acquired in February 2019. The Committee reviewed The Dun & Bradstreet Corporation historical pay data as part of its fiscal year 2019 pay decision process. However, The Dun & Bradstreet Corporation was removed from the calculation of relative TSR for fiscal year 2019.

This peer group was primarily selected based upon criteria such as business lines, operating model, customer base, revenue, market capitalization and entities with which the Company competes for stockholder investment. The Committee reviews the peer group on an annual basis.

Revenue and market capitalization data for this peer group and the Company are as follows:

	Market capitalization
	(as of July 10, 2019)	Revenues*
Fiscal 2019 Peer Group Median (including Korn Ferry)	$1,343,000,000	$1,696,107,500
Korn Ferry**	$2,217,000,000	$1,973,862,000
*	Peer company total revenues computed for 12 months ending as of the applicable company’s most recent annual report (as of July 10, 2019).
**	As of the Company’s fiscal year ended April 30, 2019.

While the Committee does not target a particular position relative to its peer group in determining the salary, annual cash incentive and long-term incentive levels for each NEO, the Committee does consider the range of salary, annual cash incentive and long-term incentive levels that the peer group provides to similarly situated executives and intends that the levels provided to each NEO fall within that range. The salary, annual cash incentive and long-term incentive levels for fiscal year 2019 generally fell within this range and are generally intended to be within the 25th to 75th percentile of the range.

30 | 2019 Proxy Statement

Back to Contents

ELEMENTS OF COMPENSATION & COMPENSATION DECISIONS AND ACTIONS

Base Salary

Base salary is intended to compensate NEOs for services rendered during the fiscal year and to provide sufficient fixed cash income for retention and recruiting purposes. NEO base salary levels are reviewed on an annual basis by the Committee. In addition to competitive data from the peer group, data is also obtained from other sources with respect to non-public competitor organizations. The Committee also incorporates its perspective and the market knowledge of its compensation consultant related to senior management positions in assessing base salary levels. Further, the Committee takes into consideration individual performance of each NEO and, with respect to the NEOs other than the Chief Executive Officer, input from the Chief Executive Officer. There were no changes to the base salaries of our NEOs for fiscal year 2019.

Annual Cash Incentives

Annual cash incentives are intended to motivate and reward NEOs for achieving financial and strategy execution goals over a one-year period. The Committee determines annual cash incentive amounts based upon a number of factors including financial goals, strategy execution objectives, competitive data, and individual performance, as described in more detail below.

While the Committee primarily bases annual cash incentive awards on performance against these objectives for the year, it retains negative discretion in determining actual bonus payouts. Annual cash incentives are typically paid in cash, but the Committee may choose to pay a portion of the annual cash incentive in equity or other long-term incentives.

Our Metrics: Measuring Performance

During the course of our fiscal year, the Company interacts with investors discussing a number of topics, including the financial metrics that investors view as most important. While investors have varied points of view, based upon our interactions we believe the most important metrics for our shareholders are:

•	The Company’s ability to generate revenue growth in excess of its competitors’ revenue growth and market expectations;
•	The Company’s ability to grow EBITDA and EPS at a rate that is greater than its revenue growth providing capital that is necessary to support the Company’s transformational strategy; and
•	The Company’s ability to allocate and deploy capital effectively so that its return on invested capital exceeds the Company’s cost of capital.

The Committee, using the input from investors and the Company’s strategic plan, SEF and AOP as a basis, selects and sets performance metrics and associated targets for our NEOs. These performance metrics typically are separated into two categories: financial metrics and strategy execution KPIs.

For fiscal year 2019, the Committee selected the following financial performance metrics:

Financial Metric
Adjusted Fee Revenue
Adjusted Fee Revenue (as approved for purposes of setting KPIs for the bonus plan) is defined as Fee Revenue in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2019 (“Form 10-K”) adjusted to eliminate the effect of currency fluctuations by translating fiscal year 2019 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for fiscal year 2019.
Adjusted Diluted EPS
Adjusted Diluted EPS (as approved for purposes of setting KPIs for the bonus plan) is defined as Diluted Earnings per Share, as reported in the Company’s Form 10-K, adjusted to exclude integration/acquisition costs, and tradename write-offs (all on an after-tax basis), and further adjusted to eliminate the effect of currency fluctuations by translating fiscal year 2019 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for fiscal year 2019.
Adjusted EBITDA Margin
Adjusted EBITDA Margin (as approved for purposes of setting KPIs for the bonus plan) is defined as GAAP Net Income plus interest expense, income tax provision, depreciation and amortization expenses adjusted to exclude integration/acquisition costs and tradename write-offs, and further adjusted to eliminate the effect of currency fluctuations by translating fiscal year 2019 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for fiscal year 2019, divided by Adjusted Fee Revenue.
Adjusted Return on Invested Capital
Adjusted Return on Invested Capital (as approved for purposes of setting KPIs for the bonus plan) is defined as GAAP Net Income, as reported in the Company’s Form 10-K, adjusted to exclude integration/acquisition costs, and tradename write-offs (all on an after tax basis), and adjusted to eliminate the effect of currency fluctuations by translating fiscal year 2019 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for fiscal year 2019, divided by average stockholders’ equity plus average outstanding debt.

31 | 2019 Proxy Statement

Back to Contents

Strategy execution KPIs constitute the other group of performance metrics. Grounded in the Company’s Strategic Plan, SEF and AOP, the inclusion and use of these KPIs are designed with the intent of aligning compensation with the achievement of the Company’s strategic long-term goals, namely efforts to expand its service offerings. While these KPIs are strategic in nature, each KPI does have identified metrics and measurements assigned to it; some of which tie back to specific financial metrics.

Strategy Execution KPIs	Purpose	How the Target Was Established
Marquee Accounts (measured by Fee Revenue from clients designated as Marquee Accounts divided by total Fee Revenue)*	Linked to the Company’s integrated solutions that drive its “go-to market” strategy of building deeper, multi-service line relationships with clients	Target set based upon targeted revenues from an agreed-upon list of clients

Top Rated Performers Retention

(based upon the percentage of highly-rated executive search senior client partners and Advisory senior partners/managing directors who are retained throughout the fiscal year)

	Linked to the Company’s strategic goal of being a premier career destination	Target set by Committee derived from the SEF and AOP
*	As described above, adjusted to eliminate the effect of currency fluctuations by translating fiscal year 2019 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for fiscal year 2019.

The Board, Committee and Company believe they have set targets with appropriate rigor. When setting fiscal year 2019 targets, and determining fiscal year 2019 actuals, adjustments were made to eliminate the effect of currency fluctuations by translating actual results at a foreign currency rate comparable to the rate used in the Company’s 2019 Annual Operating Plan. In each case, the fiscal year 2019 threshold levels — the respective minimum levels of performance required for payout under the annual incentive plan with respect to each metric — were set at levels that were equal to or greater than fiscal year 2018 actual results. Achievement of these threshold goals for fiscal year 2019 would only result in payout of 50% of the target opportunity for such goal. Further, the fiscal year 2019 targets were set higher than the fiscal year 2018 targets and actuals in all cases. For example, the fiscal year 2019 Adjusted Fee Revenue target was set $88 million above the fiscal year 2018 actual and the fiscal year 2019 Adjusted Diluted EPS target was set $0.27 higher than the fiscal year 2018 actual. The table below discusses target and actual results for fiscal year 2018 and threshold, target and maximum goals and actual results for fiscal year 2019.

Financial Metric / KPI	FY ’18 Target	FY ’18 Actual*	FY ’19 Threshold	FY ’19 Target	FY ’19 Maximum	FY ’19 Actual*
Adjusted Fee Revenue ($M)	$1,598	$1,732	$1,767	$1,820	$1,875	$1,974
Adjusted EBITDA Margin	15.2%	15.4%	15.5%	15.6%	15.7%	16.1%
Adjusted Diluted EPS ($)	$2.30	$2.63	$2.72	$2.90	$3.00	$3.31
Adjusted ROIC	10.3%	10.7%	11.0%	11.2%	11.3%	13.3%
Marquee Accounts	18.6%	19.7%	19.7%	20.2%	20.7%	21.4%
Top Rated Performers Retention	**	104.3% of Target	**97.9% of Target	**	**102.1% of Target	102.8% of Target
RPO and Professional Search Fee Revenue ($M)	$247	$268	$273	$330	$355	$339
RPO and Professional Search EBITDA Margin	15%	15.5%	15.6%	16.3%	16.8%	16.6%
Products Fee Revenue ($M)	$240	$239	$245	$279	$295	$262
Advisory Fee Revenue ($M)	$760	$768	$785	$884	$935	$846
Advisory EBITDA Margin	18%	18%	18.1%	18.5%	18.9%	18.4%
Advisory Consulting Fee Revenue ($M)	$518	$528	$541	$605	$640	$584
*	As described above, adjusted to eliminate the effect of currency fluctuations by translating actual results at a foreign currency rate comparable to the rate used in the Company’s Annual Operating Plan. In each case, the fiscal year 2019 targets were higher than fiscal year 2018 actual results adjusted based on the fiscal year 2018 foreign currency rate.
**	Threshold, target and maximum goals not disclosed due to potential competitive harm, but the Committee believes that achievement of the target goal was challenging and would have required substantial performance.

Determinations and Results

After the end of the fiscal year, the Committee evaluated each NEO’s achievements against the financial and strategy execution targets. Notwithstanding the structure outlined above, while the Committee primarily bases its determination of annual cash incentives on the metrics discussed herein, the Committee retains negative discretion in determining actual annual cash incentive awards.

32 | 2019 Proxy Statement

Back to Contents

For fiscal year 2019, the weightings and results for our NEOs were as follows:

Financial Metrics
			Weighting
	Target	Actual*	Burnison/ Rozek	Mulrooney	Arian
Adjusted Fee Revenue ($M)	$1,820	$1,974	30%	—	—
Adjusted EBITDA Margin	15.6%	16.1%	15%	—	—
Adjusted Diluted EPS ($)	$2.90	$3.31	15%	—	—
Adjusted ROIC	11.2%	13.3%	15%	—	—
RPO and Professional Search Fee Revenue ($M)	$330	$339	—	25%	—
RPO and Professional Search EBITDA Margin	16.3%	16.6%	—	15%	—
Products Fee Revenue ($M)	$279	$262	—	25%	—
Advisory Fee Revenue ($M)	$884	$846	—	—	20%
Advisory EBITDA Margin	18.5%	18.4%	—	15%	20%
Advisory Consulting Fee Revenue ($M)	$605	$584	—	—	40%

Strategy Execution KPIs
			Weighting
	Target	Actual	Burnison/ Rozek	Mulrooney	Arian
Marquee Accounts	20.2%	21.4%	15%	20%	20%
Top Rated Performers Retention	**	102.8% of Target	10%	—	—
*	As described above, adjusted to eliminate the effect of currency fluctuations by translating fiscal year 2019 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for 2019.
**	Target not disclosed due to potential competitive harm, but the Committee believes that achievement of the target goal was challenging and would have required substantial performance.

In keeping with our efforts to reflect stockholder feedback, the table above incorporates detailed disclosure with either actual results or relative results to target. For competitive advantage and confidentiality reasons, we do not disclose the threshold, target and maximum goals and actual results for our top-rated performance retention strategy execution KPI. However, when the goals were established, they were considered challenging to achieve given the continuing uncertain economic environment.

For Mr. Burnison, the fiscal year 2019 target bonus was equal to 120% of base salary and the maximum bonus was equal to 240% of base salary. For Mr. Rozek, the fiscal year 2019 target bonus was equal to 100% of base salary and the maximum bonus was equal to 200% of base salary. Mr. Mulrooney had a target of $1,150,000 for his annual cash and long-term incentives, in the aggregate, and Mr. Arian had a target of $1,000,000 for his annual cash and long-term incentives, in the aggregate.

For Messrs. Burnison and Rozek, the Committee awarded annual cash incentive amounts as follows: Mr. Burnison—$2,184,000 and Mr. Rozek—$1,150,000 (which amounts represent 200% of their target bonuses for the year). These amounts reflect their performance against the financial metrics and strategy execution KPI targets established at the beginning of the fiscal year.

The Committee reviewed performance against the financial performance goals and strategy execution objectives described above in determining a total dollar value for each of Mr. Mulrooney’s and Mr. Arian’s combined annual cash incentive and long-term equity awards. A portion of this value was provided to each of Mr. Mulrooney and Mr. Arian in respect of fiscal year 2019 as an annual cash incentive ($1,000,000 and $850,000, respectively).

Long-Term Equity Incentives

Long-term equity incentives are intended to align the NEOs’ interests with those of stockholders and encourage the achievement of the long-term goals of the Company. Long-term incentives are also designed to motivate and help retain top talent. To accomplish these objectives the Committee has discretion to make grants of options, time-based restricted stock, restricted stock units and/or performance-based awards.

The Committee determines long-term incentive award amounts based upon a number of factors including competitive data, total overall compensation provided to each NEO, Company performance during the fiscal year preceding the year of grant, and historic grants. The various factors are not given specific weights; the Committee retains discretion to consider items as it deems appropriate.

In fiscal year 2019, our Chief Executive Officer and Chief Financial Officer received annual equity grants comprised of 60% performance-based restricted stock units (discussed in further detail below) and 40% time-based restricted stock. At the time of grant, in consultation with and based on benchmarking data provided by the compensation consultant, the Committee

33 | 2019 Proxy Statement

Back to Contents

determined that the grant date value of their awards fell within the range of long-term incentives provided by the peer group companies and that this was an appropriate level of equity grant and equity mix to properly align their interests with the Company’s long-term goals, taking into account individual performance and market compensation levels.

As described above, Mr. Mulrooney had an aggregate target of $1,150,000 for his target annual cash and long-term incentives and Mr. Arian had an aggregate target of $1,000,000 for his target annual cash and long-term incentives. When determining the allocation between cash and long-term equity incentives with respect to Messrs. Mulrooney and Arian, the Committee primarily reviewed historical pay practices, internal equity and what it considered to be an appropriate balance between short-term and long-term pay elements. Each NEO received annual equity grants comprised of 60% performance restricted stock units (discussed in further detail below) and 40% time-based restricted stock. At the time of grant, in consultation with and based on benchmarking data provided by the compensation consultant, the Committee determined that the grant date value of their awards fell within the range of long-term incentives provided by the peer group companies and that this was an appropriate level of equity grant and equity mix to properly align their interests with the Company’s long-term goals, taking into account individual performance and market compensation levels.

Below we discuss equity grants made during fiscal year 2019 to Messrs. Burnison, Rozek, Mulrooney and Arian and the payout of the performance awards granted in fiscal year 2017 for which the three-year performance period ended in fiscal year 2019.

Fiscal Year 2019 Equity Awards

In fiscal year 2019, 60% (based on the number of units/shares granted at target) of the annual equity awards granted to the NEOs were comprised of performance-based awards tied to three-year relative TSR (“Relative TSR Units”). As in previous years (excluding fiscal year 2014), the NEOs received a portion of their equity awards in the form of time-based restricted stock awards.

Performance-Based Equity: Relative TSR Units

Mr. Burnison was awarded Relative TSR Units with a target amount of 31,970 units, a maximum amount of 63,940 units, and a minimum amount of zero. These Relative TSR Units have a three-year performance period after which the number of units that vest will depend upon the Company’s TSR over the three-year performance period relative to the fiscal year 2019 peer group of companies listed above. If the Company’s TSR is less than zero, the payouts will be modified to reduce the payout as a percentage of the target.

Relative TSR Units were also granted to Mr. Rozek, with a target amount of 13,270 units (maximum of 26,540 units and minimum of zero); Mr. Mulrooney, with a target amount of 9,710 units (maximum of 19,420 units and minimum of zero); and Mr. Arian, with a target amount of 3,890 units (maximum of 7,780 units and minimum of zero).

The table below outlines the potential vesting of the percentages of the Relative TSR Units granted in fiscal year 2019 resulting from the Company’s TSR over the three-year performance period relative to the TSR of the fiscal year 2019 peer group.

	Payout as a % Target
Relative TSR Percentile Ranking	Absolute TSR > 0%	Absolute TSR < 0%
>90P	200%	100%
90P	200%	100%
85P	183%	100%
80P	167%	100%
75P	150%	100%
70P	133%	100%
65P	117%	100%
60P	100%	100%
55P	92%	88%
50P	83%	75%
45P	75%	63%
40P	67%	50%
35P	58%	38%
30P	50%	25%
<30P	0%	0%

Time-Based Restricted Stock

Each of Messrs. Burnison, Rozek, Mulrooney and Arian received a time-based restricted stock award that vests in four equal annual installments beginning on July 9, 2019. Mr. Burnison received 21,310 shares, Mr. Rozek received 8,860 shares, Mr. Mulrooney received 6,470 shares and Mr. Arian received 2,600 shares.

Relative TSR Units for the Three-Year Performance Cycle Ending April 30, 2019

April 30, 2019 marked the end of the three-year performance cycle for the performance-based restricted stock units granted to Messrs. Burnison, Rozek, and Mulrooney in fiscal year 2017 (and discussed in further detail in the Company’s proxy statement

34 | 2019 Proxy Statement

Back to Contents

for fiscal year 2017). The Company’s relative total stockholder return over the three-year performance period resulted in the Company ranking 7 out of a 15 company peer group (including the Company, and provided that the Dun & Bradstreet Corporation was acquired in 2019 and was not factored into the calculation for fiscal year 2019). This 7th place ranking translates into approximately 96% of the award (i.e., 64,640, 30,960, and 53,860 shares, respectively) vesting.

Previously Awarded One-Time Equity Awards in Respect of 2018 Performance

As previously disclosed on page 35 of the Company’s proxy statement for fiscal year 2018, as part of that years’ annual compensation cycle, the Committee determined that the Company delivered exceptional performance relative to its peers and its own historical performance and awarded one-time cash and equity awards to the NEOs. Half of the awards were provided in the form of cash and half of the awards were granted as time-based restricted stock as a retention tool, with vesting to occur in three equal annual installments beginning on the first anniversary of the date of grant. In accordance with applicable disclosure rules, the cash portion of the awards was reported in the Summary Compensation Table in last year’s proxy statement as compensation for fiscal year 2018 for each of the NEOs. Because the equity awards were granted in July of 2019 (the first quarter of the Company’s 2019 fiscal year), they are reflected as compensation in this year’s Summary Compensation Table for fiscal year 2019, combined with the regular annual equity awards made to the NEOs. As part of the Company’s regular annual compensation cycle for fiscal year 2019, the Committee did not make any special one-time awards. The following are the one-time restricted stock awards the NEOs received:

NEO	Previously Awarded One-Time Time-Based Restricted Stock Award for Fiscal Year 2018 Performance	Value of One-Time Time-Based Restricted Stock (Based Upon Grant Date Closing Stock Price)
Gary D. Burnison	30,450	$2,000,261
Robert P. Rozek	15,220	$999,802
Byrne Mulrooney	7,610	$499,901
Mark Arian	3,810	$250,279

OTHER COMPENSATION ELEMENTS

Benefits and Perquisites

The Company provides NEOs the same benefits that are provided to all employees, including medical, dental and vision benefits, group term life insurance, participation in the Company’s 401(k) plan, and eligibility for tuition reimbursement. In addition, the NEOs receive the same benefits provided to all employees at the level of vice president and above, including an automobile allowance (which was eliminated in fiscal year 2019) and participation in the Company’s nonqualified deferred compensation plan (described below).

Nonqualified Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan, known as the Korn Ferry Executive Capital Accumulation Plan (“ECAP”). Pursuant to the ECAP, the NEOs, along with all other U.S.-based vice presidents, may defer up to 80% of their salary and/or up to 100% of their annual cash incentive award into the ECAP. Participants in the ECAP make elections on how they would like their deemed account “invested” from a set line up of 15 predetermined mutual funds. At its discretion, the Company may make contributions to the ECAP on behalf of a participant. All Company matching and performance contributions to the ECAP are approved by the Committee. During fiscal year 2019, no Company contributions were made to the ECAP on behalf of the NEOs. Participants in the ECAP may elect to receive distributions (in lump sum) while employed by the Company (and after such amounts have become vested) or upon termination of their employment with the Company.

Long-Term Performance Unit Plan

In fiscal year 2017, the Committee approved the Korn Ferry Long Term Performance Unit Plan (the “LTPU Plan”). The NEOs are eligible to participate in the LTPU Plan; currently Mr. Mulrooney and Mr. Arian are the only NEOs who participate and each received awards under the LTPU Plan in fiscal year 2017. The purpose of the LTPU Plan is to promote the success of the Company by providing a select group of management and highly-compensated employees with nonqualified supplemental retirement benefits as an additional means to attract, motivate, and retain such employees. Pursuant to the LTPU Plan, the Committee may grant cash-based unit awards (the “Unit Awards”). No Unit Awards were granted to the NEOs in fiscal year 2019. Unless a participant

35 | 2019 Proxy Statement

Back to Contents

dies or makes an election in accordance with the LTPU Plan, each vested Unit Award will pay out an annual benefit of $25,000 (subject to a potential performance adjustment) for each of five years commencing on the seventh anniversary of the grant date. Subject to the terms of the LTPU Plan, participants may elect to have their annual benefits start on a later date and/or pay out in a lower annual amount over a greater number of years. The Unit Awards granted to Messrs. Mulrooney and Arian vest upon the following circumstances: (i) the fourth anniversary of the grant date, subject to continued service as of such date; (ii) the later of the grantee’s 65th birthday and the second anniversary of the grant date, subject to continued services as of each such date; (iii) death or disability; or (iv) a change of control event (as defined in the LTPU Plan). Each Unit Award made under the LTPU Plan has a total value of $125,000 and a base value of $50,000, which is relevant for purposes of determining the value of payout of a partially-vested LTPU award. If a participant terminates employment prior to death or disability and not for cause, the participant will be entitled to receive a lump sum payment of a portion of the base value of the Unit Award based on the years of service completed since the grant date to the extent that the termination occurs at least 13 months following the grant date. Please refer to the section entitled “Potential Payments Upon Termination or Change of Control” below for further discussion of the LTPU Plan.

Employment Agreements

Each of the Company’s NEOs is covered by an employment contract or letter agreement that provides for a minimum annual level of salary, target incentives, eligibility for long-term incentives and benefit eligibility and, in the case of Mr. Burnison, a retention award. The agreements also provide for a severance benefit in the event of a termination of employment without “cause” or for “good reason,” as such terms are defined in the agreements. It is the Committee’s belief that such agreements are necessary from a competitive perspective and also contribute to the stability of the management team.

Please refer to the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below for further discussion of these agreements.

OTHER POLICIES

Stock Ownership Guidelines

The Company’s amended and restated stock ownership guidelines provide that all NEOs are required to own three times their annual base salary in Company common stock. In addition, such guidelines require non-employee directors to hold three times their annual cash retainer in Company common stock. Stock ownership includes direct stock ownership but does not include unvested stock awards. Pursuant to the stock ownership guidelines, the stock ownership level will be calculated annually on the day of the Company’s annual meeting of stockholders based on the prior 30-day average closing stock price as reported by the NYSE. Until the stock ownership level is met, each executive officer and non-employee director must retain at least 75% of the net shares received upon vesting of restricted stock awards and 50% of the net shares received upon exercise of stock options. When an executive officer’s stock ownership requirement increases as a result of an increase in the officer’s annual salary, the officer will become subject to such higher stock ownership level over a five-year proportional phase-in period.

Clawback Policy

Pursuant to the Company’s clawback policy, in the event that the Board determines there has been an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all applicable incentive payments and if such payments would have been lower had they been calculated based on such restated results, the Board may, to the extent permitted by governing law, seek to recoup for the benefit of the Company such payments to and/or equity awards held by executive officers or the principal accounting officer who are found personally responsible for the material restatement, as determined by the Board.

Policies Prohibiting Hedging, Speculative Trading and Pledging

The Company has adopted policies prohibiting officers, directors, and employees from engaging in speculative transactions (such as puts, calls, and short sales) or in any type of hedging transaction (such as zero cost collars, equity swaps, exchange funds and forward sale contracts) in Company securities. Further, directors and officers, including all of the NEOs, are expressly prohibited from margining Company securities or pledging Company securities as collateral for a loan.

36 | 2019 Proxy Statement

Back to Contents

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for NEOs depends upon the timing of a named executive officer’s vesting or exercise of previously granted rights. Prior to the US Tax Cuts and Jobs Act enacted in December of 2017 (the “US Tax Act”), which became effective for the Company at the beginning of fiscal year 2019, compensation that satisfied conditions set forth under Section 162(m) of the Internal Revenue Code to qualify as “performance-based compensation” was not subject to a $1 million limit on deductibility, and the limit did not apply to compensation paid to the Chief Financial Officer. The US Tax Act eliminates the performance-based compensation exception and applies the limit to the Chief Financial Officer and certain former executive officers. However, it provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our Chief Executive Officer, Chief Financial Officer and our other named executive officers covered by the new tax law, other than previously granted awards that comply with the transition rules. We monitor the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying executive compensation for deductibility. Notwithstanding the repeal of the exemption for “performance-based compensation,” the Committee intends to maintain its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

COMPENSATION AND PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the fiscal year ended April 30, 2019 with management. In reliance on the reviews and discussions with management relating to the CD&A, the Compensation and Personnel Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

Compensation and Personnel Committee

Jerry P. Leamon, Chair

Doyle N. Beneby

Christina A. Gold

William R. Floyd

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2019, at all times, all members of the Compensation and Personnel Committee were “independent”: none were employees or former employees of the Company and none had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served on our Compensation and Personnel Committee or Board.

37 | 2019 Proxy Statement

Back to Contents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

FISCAL YEAR 2019, 2018, AND 2017 SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the total compensation paid to or earned by each of the named executive officers in fiscal year 2019, 2018, and 2017.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)	(1)	Non-Equity Incentive Plan Compensation ($)	(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Gary D. Burnison, President and Chief Executive Officer	2019	910,000		—		6,091,669		2,184,000		21,151	(3)	16,363	(4)	9,223,183
	2018	910,000		2,000,000	(5)	3,513,464		2,184,000		2,676	(3)	33,153		8,643,293
	2017	910,000		—		1,787,537		1,267,630		7,979	(3)	53,462		4,026,608
Robert P. Rozek, Executive Vice President, Chief Financial Officer and Chief Corporate Officer	2019	575,000		—		2,699,017		1,150,000		—		16,034	(6)	4,440,051
	2018	575,000		1,000,000	(5)	1,702,641		1,150,000		—		21,106		4,448,747
	2017	575,000		—		856,534		800,975		—		27,711		2,260,220
Byrne Mulrooney, Chief Executive Officer of RPO, Professional Search and Products	2019	450,000		—		1,742,400		1,000,000		—		234,669	(7)	3,427,069
	2018	450,000		500,000	(5)	1,149,548		1,000,000		—		239,657		3,339,205
	2017	450,000		—		1,489,630		750,000		—		22,862		2,712,492
Mark Arian, Chief Executive Officer of Advisory	2019	450,000		—		748,572		850,000		—		511,582	(8)	2,560,154
	2018	450,000		1,200,000	(9)	—		—		—		11,139		1,661,139
	2017	37,500	(10)	—		399,960		—		—		541		438,001

(1)	Represents the aggregate grant date fair value of awards granted during the fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. Certain assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2019. As disclosed in more detail in last year’s proxy statement, a portion of the time-based restricted stock awards made in fiscal year 2019 were granted as one-time awards as part of the fiscal year 2018 compensation cycle. Those awards are included in this table for fiscal year 2019 in accordance with SEC rules. For the 2019 performance-based grants, the value of the maximum number of shares that could be earned as Relative TSR Units granted to each named executive officer is as follows: Mr. Burnison, $5,383,109, Mr. Rozek, $2,234,403, Mr. Mulrooney, $1,634,970 and Mr. Arian, $654,998. For the Relative TSR Units, the grant date fair value is measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year Treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. For each of the NEOs, the assumed per-share value of Relative TSR Units for the July 9, 2018 annual grant was $84.19 and for Mr. Burnison, Mr. Rozek, and Mr. Mulrooney, the assumed per-share value of Relative TSR Units for the July 12, 2017 annual grant was $44.03 and for the July 8, 2016 annual grant was $12.24.
(2)	Reflects cash incentive compensation earned under the Company’s annual cash incentive plan in the applicable fiscal year and paid in the following fiscal year.
(3)	The values in the table represent, for each applicable fiscal year, the aggregate change in the actuarial present value of Mr. Burnison’s accumulated benefit under the Enhanced Wealth Accumulation Plan (the “EWAP”) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial reporting purposes with respect to the Company’s audited financial statements for the covered fiscal year. As discussed under “Fiscal Year 2019 Pension Benefits,” participants in the EWAP elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight-year period, or in some cases, make an after-tax contribution, in return for defined benefit payments from the Company over a 15-year period generally at a retirement age of 65 or later. Mr. Burnison is the only named executive officer who participates in the EWAP. To date, Mr. Burnison has contributed $55,200 to the EWAP. In June 2003, the Company amended the EWAP plan, so as not to allow new participants or the purchase of additional deferral units by existing participants.

38 | 2019 Proxy Statement

Back to Contents
(4)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $690, executive short-term life insurance premium and/or imputed income of $6,102, 401(k) employer matching contribution of $3,700 and dividends on unvested restricted stock of $471.
(5)	Represents a one-time cash bonus awarded in recognition of the exceptional performance of the Company during fiscal year 2018.
(6)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $690, executive short-term life insurance premium and/or imputed income of $6,102, 401(k) employer matching contribution of $3,682 and dividends on unvested restricted stock of $160.
(7)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $690, executive short-term life insurance premium and/or imputed income of $5,994, 401(k) employer matching contribution of $3,700, dividends on unvested restricted stock of $135 and one year of vesting on Mr. Mulrooney’s fiscal year 2017 LTPU award of $218,750. The value of one year of vesting of Mr. Mulrooney’s fiscal year 2017 LTPU award shown in the table represents the maximum benefit pursuant to such units.
(8)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $690, executive short-term life insurance premium and/or imputed income of $5,492 and two years of vesting of Mr. Arian’s fiscal year 2017 LTPU award of $500,000. The value of two years of vesting of Mr. Arian’s fiscal year 2017 LTPU award shown in the table represents the maximum benefit pursuant to such units. The first tranche of Mr. Arian’s LTPU award vested on the 13 month anniversary of the date of grant and thus he vested into 50% of the award in fiscal year 2019.
(9)	Mr. Arian has a target of $1,000,000 for his annual cash and long-term incentives, in aggregate; provided that for fiscal year 2018 only, Mr. Arian was guaranteed a minimum annual incentive award equal to $950,000, which was paid in advance in equal semi-monthly payments during fiscal year 2018. In addition, Mr. Arian received a one-time $250,000 cash bonus awarded in recognition of the exceptional performance of the Company during fiscal year 2018.
(10)	Mr. Arian’s base annual salary is $450,000. Mr. Arian joined the Company on April 3, 2017.

FISCAL YEAR 2019 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information with respect to non-equity incentive plan compensation and equity awards granted in fiscal year 2019 to the named executive officers, in the case of equity awards, under the Company’s Third Amended and Restated 2008 Stock Incentive Plan.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards					Estimated Future Payments Under Equity Incentive Plan Awards(1)			All Other Stock Awards:		Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)	(2)	Stock and Option Awards
Gary D. Burnison	7/9/2018	—	—		—		—	—	—	51,760		3,400,114	(3)
	7/9/2018	—	—		—		7,993	31,970	63,940	—		2,691,554
	—	—	1,092,000	(4)	2,184,000	(4)	—	—	—	—		—
Robert P. Rozek	7/9/2018	—	—		—		—	—	—	24,080		1,581,815	(3)
	7/9/2018	—	—		—		3,318	13,270	26,540	—		1,117,201
	—	—	575,000	(5)	1,150,000	(5)	—	—	—	—		—
Byrne Mulrooney	7/9/2018	—	—		—		—	—	—	14,080		924,915	(3)
	7/9/2018	—	—		—		2,428	9,710	19,420	—		817,485
	—	—	—	(6)	—		—	—	—	—		—
Mark Arian	7/9/2018	—	—		—		—	—	—	6,410		421,073	(3)
	7/9/2018	—	—		—		973	3,890	7,780	—		327,499
	—	—	—	(7)	—		—	—	—	—		—

(1)	The grants of Relative TSR Units are subject to a three-year performance period. The number of shares that will ultimately vest will depend on the Company’s total stockholder return over the three-year period relative to a peer group of companies.
(2)	A portion of these time-based restricted stock grants vests in four equal annual installments beginning on July 9, 2019 (21,310, 8,860, 6,470 and 2,600 shares for each of Messrs. Burnison, Rozek, Mulrooney and Arian, respectively) and a portion vests in three equal annual installments beginning on July 9, 2019 (30,450, 15,220, 7,610 and 3,810 shares for each of essrs. Burnison, Rozek, Mulrooney and Arian, respectively).
(3)	As disclosed in more detail in last year’s proxy statement, a portion of the time-based restricted stock awards made in fiscal year 2019 were granted as one-time awards as part of the fiscal year 2018 compensation cycle. Those awards are included in this table in accordance with SEC rules.
(4)	Mr. Burnison has an annual target and maximum incentive award opportunity equal to 120% and 240%, respectively, of his base salary.
(5)	Mr. Rozek has an annual target and maximum incentive award opportunity equal to 100% and 200%, respectively, of his base salary.
(6)	Mr. Mulrooney has an annual target incentive award (cash incentive and long-term equity) of $1,150,000.
(7)	Mr. Arian has an annual target incentive award (cash incentive and long-term equity) of $1,000,000.

39 | 2019 Proxy Statement

Back to Contents

EMPLOYMENT AGREEMENTS

Certain elements of compensation set forth in the “Fiscal Year 2019, 2018, and 2017 Summary Compensation Table” and “Fiscal Year 2019 Grants of Plan-Based Awards Table” reflect the terms of employment or letter agreements entered into between the Company and each of the named executive officers that were in effect during fiscal year 2019.

Gary D. Burnison. We entered into an amended and restated employment agreement with Mr. Burnison dated March 30, 2018 (the “Burnison Employment Agreement”) pursuant to which Mr. Burnison serves as Chief Executive Officer. Pursuant to the Burnison Employment Agreement, we agreed to provide Mr. Burnison with the following annual compensation: (1) an annual base salary of $910,000; (2) participation in the Company’s annual cash incentive plan with an annual target award of 120% of annual base salary and the ability to earn additional amounts up to a maximum cash award of 240% of annual base salary; and (3) subject to approval of the Board, participation in the Company’s equity incentive program. In addition, the Burnison Employment Agreement provides for a retention award in the amount of $5 million (the “Retention Award”) that will be paid in equal monthly installments in cash (without interest) over 12 months following Mr. Burnison’s termination of employment for any reason (other than termination by the Company for “cause”) on or after March 30, 2022 (the “Retention Vesting Date”). Mr. Burnison is also eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives.

Robert P. Rozek. We entered into an employment agreement with Robert Rozek on February 6, 2012 and an amendment thereto on December 28, 2015 (collectively, the “Rozek Employment Agreement”) pursuant to which Mr. Rozek serves as Executive Vice President, Chief Financial Officer and Chief Corporate Officer of the Company. The Rozek Employment Agreement provided for an initial term ending on April 30, 2015 that is automatically renewed for successive terms of one year unless sooner terminated. Pursuant to the terms of the Rozek Employment Agreement, Mr. Rozek’s current annual base salary is $575,000. Mr. Rozek is eligible for an annual target cash incentive award equal to 100% of his annual base salary with the ability to earn additional amounts up to a maximum cash award equal to 200% of his annual base salary. In addition, Mr. Rozek is eligible to participate in employee benefit plans, arrangements, and programs maintained from time to time by the Company for the benefit of senior executives.

Byrne Mulrooney. We entered into a letter agreement with Byrne Mulrooney dated June 26, 2014, (the “Mulrooney Letter Agreement”) pursuant to which Mr. Mulrooney serves as the Chief Executive Officer of Recruitment Process Outsourcing, Professional Search and Products. The Mulrooney Letter Agreement, as amended to date, provides for (1) an annual base salary of $450,000; and (2) an annual target incentive award (cash and long-term equity) with a value of $1,150,000. In addition, Mr. Mulrooney is eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives.

Mark Arian. We entered into a letter agreement with Mark Arian dated March 17, 2017 (the “Arian Letter Agreement”) pursuant to which he serves as the Chief Executive Officer of Advisory. The Arian Letter Agreement provides for (1) an annual base salary of $450,000; and (2) an annual target incentive award (cash and long-term equity) with a target value of $1,000,000 and a maximum of $1,550,000; provided, however, that for fiscal year 2018, Mr. Arian was guaranteed a minimum annual incentive award of $950,000. The Arian Letter Agreement also provides for a one-time award of eight long-term performance units under the Company’s LTPU plan and a sign-on award of restricted stock units with a grant date fair value of $400,000 (the “Sign On Award”) that vest in five equal annual installments on each of the first five anniversaries of the grant date. In addition, Mr. Arian is eligible to participate in employee benefit plans, arrangements, and programs maintained from time to time by the Company for the benefit of senior executives.

40 | 2019 Proxy Statement

Back to Contents

FISCAL YEAR 2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to options to purchase shares of the Company’s common stock, restricted stock, and restricted stock unit grants to the named executive officers outstanding as of April 30, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market of Payout Value Unearned Shares or Other Rights that Have Not Vested ($)
Gary D. Burnison	—	—	—	—	—	5,878	(1)	276,384	—		—
	—	—	—	—	—	22,535	(2)	1,059,596	—		—
	—	—	—	—	—	26,273	(3)	1,235,356	—		—
	—	—	—	—	—	21,310	(4)	1,001,996	—		—
	—	—	—	—	—	30,450	(5)	1,431,759	—		—
	—	—	—	—	—	—		—	64,640	(6)	3,039,373
	—	—	—	—	—	—		—	105,080	(7)	4,940,862
	—	—	—	—	—	—		—	7,990	(8)	375,690
	—	—	—	—	—	2,573	(1)	120,982	—		—
Robert P. Rozek	—	—	—	—	—	10,800	(2)	507,816	—		—
	—	—	—	—	—	12,743	(3)	599,176	—		—
	—	—	—	—	—	8,860	(4)	416,597	—		—
	—	—	—	—	—	15,220	(5)	715,644	—		—
	—	—	—	—	—	—		—	30,960	(9)	1,455,739
	—	—	—	—	—	—		—	50,900	(10)	2,393,318
	—	—	—	—	—	—		—	3,320	(11)	156,106
	—	—	—	—	—	—		—	—		—
Byrne Mulrooney	—	—	—	—	—	1,838	(1)	86,423	—		—
	—	—	—	—	—	22,536	(2)	1,059,643	—		—
	—	—	—	—	—	8,760	(3)	411,895	—		—
	—	—	—	—	—	6,470	(4)	304,219	—		—
	—	—	—	—	—	7,610	(5)	357,822	—		—
	—	—	—	—	—	—		—	53,860	(12)	2,532,497
	—	—	—	—	—	—		—	34,040	(13)	1,600,561
	—	—	—	—	—	—		—	2,430	(14)	114,259
Mark Arian	—	—	—	—	—	7,920	(15)	372,398	—		—
	—	—	—	—	—	2,600	(4)	122,252	—		—
	—	—	—	—	—	3,810	(5)	179,146	—		—
	—	—	—	—	—	—		—	970	(16)	45,609
(1)	The time-based restricted stock grant was made on July 8, 2015 and vests in four equal annual installments beginning on July 8, 2016.
(2)	The time-based restricted stock grant was made on July 8, 2016 and vests in four equal annual installments beginning on July 8, 2017.
(3)	The time-based restricted stock grant was made on July 12, 2017 and vests in four equal annual installments beginning on July 12, 2018.
(4)	The time-based restricted stock grant was made on July 9, 2018 and vests in four equal annual installments beginning on July 9, 2019.
(5)	The time-based restricted stock grant was made on July 9, 2018 and vests in three equal annual installments beginning on July 9, 2019.

41 | 2019 Proxy Statement

Back to Contents
(6)	This grant of Relative TSR Units was made on July 8, 2016. The award has a three-year vesting period after which between 0 and 135,220 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. On July 8, 2019, 64,640 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(7)	This grant of Relative TSR Units was made on July 12, 2017. The award has a three-year vesting period after which between 0 and 105,080 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 200% of target based on performance to date.
(8)	This grant of Relative TSR Units was made on July 9, 2018. The award has a three-year vesting period after which between 0 and 63,940 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 25% of target based on performance to date.
(9)	This grant of Relative TSR Units was made on July 8, 2016. The award has a three-year vesting period after which between 0 and 64,780 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. On July 8, 2019, 30,960 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(10)	This grant of Relative TSR Units was made on July 12, 2017. The award has a three-year vesting period after which between 0 and 50,900 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 200% of target based on performance to date.
(11)	This grant of Relative TSR Units was made on July 9, 2018. The award has a three-year vesting period after which between 0 and 26,540 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 25% of target based on performance to date.
(12)	This grant of Relative TSR Units was made on July 8, 2016. The award has a three-year vesting period after which between 0 and 112,680 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. On July 8, 2019, 53,860 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(13)	This grant of Relative TSR Units was made on July 12, 2017. The award has a three-year vesting period after which between 0 and 34,040 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 200% of target based on performance to date.
(14)	This grant of Relative TSR Units was made on July 9, 2018. The award has a three-year vesting period after which between 0 and 19,420 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 25% of target based on performance to date.
(15)	The time-based restricted stock grant was made on April 3, 2017 and vests in five equal annual installments beginning on April 3, 2018.
(16)	This grant of Relative TSR Units was made on July 9, 2018. The award has a three-year vesting period after which between 0 and 7,780 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 25% of target based on performance to date.

STOCK VESTED IN FISCAL YEAR 2019

The following table sets forth information with respect to and the vesting of stock awards for each of the named executive officers during the fiscal year ended April 30, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary D. Burnison	—	—	257,655	14,204,050
Robert P. Rozek	—	—	123,181	6,730,849
Byrne Mulrooney	—	—	34,444	2,257,391
Mark Arian	—	—	2,640	122,760

FISCAL YEAR 2019 PENSION BENEFITS

The following table sets forth the pension benefits of the named executive officers as of April 30, 2019.

Name	Plan Name	Number of Years Credited Service or Number of Units Earned (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gary D. Burnison	Executive Wealth Accumulation Plan (“EWAP”)	15	319,100	—

42 | 2019 Proxy Statement

Back to Contents

Enhanced Wealth Accumulation Plan

The EWAP was established in fiscal year 1994. Certain vice presidents elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight-year period, or in some cases, make an after-tax contribution, in return for defined benefit payments from the Company over a 15-year period generally at retirement age of 65 or later. Participants were able to acquire additional “deferral units” every five years.

In June 2003, the Company amended the EWAP so as not to allow new participants or the purchase of additional deferral units by existing participants. The assumptions used to calculate the present value of the accumulated benefit under the EWAP are set forth in Note 6 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2019.

FISCAL YEAR 2019 NONQUALIFIED DEFERRED COMPENSATION

The nonqualified deferred compensation plan earnings and withdrawals of the named executive officers as of April 30, 2019 are set forth in the table below.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/Loss in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Gary D. Burnison	—	—	20,203	—	1,021,219(1)
Robert P. Rozek	—	—	—	—	—
Byrne Mulrooney	—	—	—	—	875,000(2)
Mark Arian	—	—	—	—	1,000,000(2)

(1)	The “Aggregate Balance at Last FYE” is comprised of contributions made by both Mr. Burnison and the Company of which $209,000 was reported as contributions in Summary Compensation Tables in prior-year proxy statements beginning with the fiscal year 2007 proxy statement. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.
(2)	On July 8, 2016, the Company established the LTPU Plan in order to promote the success of the Company by providing a select group of management and highly compensated employees with nonqualified supplemental retirement benefits as an additional means to attract, motivate, and retain such employees. A unit award has a base value of $50,000 for the purpose of determining the payment that would be made upon early termination for a partially vested unit award. The units vest 25% on each anniversary date, with the unit becoming fully vested on the fourth anniversary of the grant date, subject to the participant’s continued service as of each anniversary date. Each vested unit award will pay out an annual benefit of $25,000 for each of five years commencing on the seventh anniversary of the grant date. On July 9, 2016, Mr. Mulrooney received seven units and on April 3, 2017, Mr. Arian received eight units, and the value shown in the table represents the maximum benefit pursuant to such units. In fiscal year 2019, Mr. Mulrooney’s award vested 25% and the value of $218,750 was reported in the Summary Compensation Table and Mr. Arian’s award vested 50% and the value of $500,000 was reported in the Summary Compensation Table. The remaining value of such units will be reported in the Summary Compensation Table in future years upon the vesting thereof.

Please see the “Other Compensation Elements” section beginning on page 35 for further discussion of the Company’s nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if that named executive officer’s employment had terminated on April 30, 2019 (pursuant to his employment agreement then in effect), given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan and EWAP, and previously accrued and vested benefits under the Company’s nonqualified deferred compensation plan, as described in the tables above. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such named executive officer’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher

43 | 2019 Proxy Statement

Back to Contents

or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the named executive officer’s age. References to “performance shares” mean any outstanding Relative TSR Units.

Gary D. Burnison. Under the Amended Burnison Agreement, if Mr. Burnison’s employment is terminated due to death or disability, then he, or his legal representatives, would receive: (1) all accrued compensation as of the date of termination; (2) full vesting of all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP; (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment was terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for Mr. Burnison and his dependents for as long as such coverage was available under COBRA. In addition, any unvested amount of the Retention Award would vest.

If we terminated Mr. Burnison’s employment for cause or he voluntarily terminated his employment without good reason, then we would pay him accrued compensation through the date of termination.

Under the Amended Burnison Agreement, prior to a change in control or more than 12 months after a change in control (and in any event prior to the Retention Vesting Date), if Mr. Burnison’s employment was terminated by us without cause or by Mr. Burnison for good reason (an “Involuntary Termination”), then we would provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) cash payments equal to the greater of (i) the sum of one and one-half times his then current annual base salary and one and one-half times his target bonus, or (ii) the prorated amount of the Retention Award based on days worked during the four year vesting period; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage was available under COBRA; (5) vesting on the date of termination of all outstanding stock options, other equity-type incentives, other long-term awards and all benefits held under the ECAP (excluding performance shares) (collectively, the “Time Vested Awards”) that would have vested within 12 months of his termination; and (6) for performance shares, a pro rata award of performance shares based on actual performance through the entire performance period and the number of days Mr. Burnison was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period). However, if such Involuntary Termination were to occur on or after the second anniversary and before the third anniversary of March 30, 2018, Mr. Burnison would instead receive two years of additional vesting for Time Vested Awards and pro rata plus two years (but not more than the entire performance period) vesting on future performance shares (based on actual performance for the entire performance period). For Involuntary Terminations on or after the third anniversary of March 30, 2018, Mr. Burnison would continue to vest in accordance with the terms of the Time Vested Awards and future performance awards, disregarding such termination. In addition, upon any termination occurring on or after the Retention Vesting Date (other than by the Company for cause or due to death or disability), all unvested equity awards granted on or after March 30, 2018 (and at least 90 days prior to such termination, other than with respect to an Involuntary Termination during such 90-day period, in which case, there will be no such 90-day requirement) will continue to vest in accordance with their terms, disregarding such termination. As an exception, the post-change of control double trigger equity severance vesting rules described below would continue to apply in the event of an Involuntary Termination within 12 months after a change of control.

The Amended Burnison Agreement provides that if there was a change of control and within 12 months Mr. Burnison’s employment was terminated by us without cause or by Mr. Burnison for good reason (and in any event prior to the Retention Vesting Date), then we would provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award; (3) cash payments equal to the greater of (i) the sum of two times his current annual base salary and two times his target bonus, or (ii) the Retention Award; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for so long as such coverage is available under COBRA and for six months thereafter, reimbursement of a portion of the cost of healthcare coverage for him and his dependents; (5) vesting on the date of termination of all outstanding Time Vested Awards; (6) a pro rata award of performance shares based on the greater of the Company’s actual performance and target performance and the number of days in the performance period prior to the change in control; and (7) a pro rata award of performance shares based on target performance and the number of days remaining in the performance period after a change in control.

44 | 2019 Proxy Statement

Back to Contents

Under the Amended Burnison Agreement, the severance benefits described above are conditioned on Mr. Burnison’s execution and delivery of a general release and compliance with covenants relating to confidentiality, non-solicitation, and non-competition.

Gary D. Burnison	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Death or Disability
Equity/ECAP (excluding performance-based shares)	$1,945,664	$5,005,091	$5,005,091
Performance-Based Shares(1)	6,512,414	7,013,033	7,013,033
Base Salary	1,365,000	—	—
Bonus	3,822,000	1,092,000	1,092,000
Retention Award	—	5,000,000	5,000,000
Health Benefits	47,328	63,104	94,657(2)
TOTAL	$13,692,406	$18,173,228	$18,204,781
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal year 2019, it was assumed that the Company achieved target performance. With respect to Mr. Burnison’s grants of performance shares for which the measurement period ended on April 30, 2019 (and vested on July 8, 2019), actual results were used in the calculations. With respect to Mr. Burnison’s grant of performance shares for which the measurement period ended on April 30, 2019, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	Where Mr. Burnison or his dependents are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Robert P. Rozek. Under the Rozek Employment Agreement, if Mr. Rozek’s employment terminates due to death or disability, then he, or his legal representatives, would receive: (1) all accrued compensation as of the date of termination; (2) full vesting of all outstanding stock options and other equity-type incentives (excluding performance shares and benefits under the ECAP, if any); (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment is terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage is available under COBRA.

If we terminate Mr. Rozek’s employment for cause or he voluntarily terminates his employment without good reason, then we will pay him accrued compensation through the date of termination.

In the event that Mr. Rozek’s employment is terminated by the Company without cause or by Mr. Rozek for good reason prior to a change in control or more than 12 months after a change in control occurs, the Company will pay Mr. Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months; (5) all outstanding equity incentive awards (other than any performance shares) held by Mr. Rozek and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination; and (6) a pro rata award of performance shares based on actual performance and the number of days Mr. Rozek was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In the event that Mr. Rozek’s employment is terminated by the Company without cause or by Mr. Rozek for good reason within 12 months following a change in control, the Company will pay Mr. Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his target annual cash incentive award; (3) a cash payment equal to the sum of one time his current annual base salary and one time his target bonus to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months, plus an additional six months of health plan premium reimbursement; (5) all outstanding stock options and other equity type incentives held by Mr. Rozek and benefits under the ECAP (if any) at the time of termination, except for performance shares, will become fully vested as of the date of termination; (6) a pro-rata number of performance shares and/or a payout under any long-term performance-based cash incentive program based on actual performance and the number of days in the performance period prior to the change in control; and (7) a pro-rata number of performance shares and/or a payout under any long-term performance-based cash incentive program based on target performance and the number of days remaining in the performance period after the change in control.

In the event Mr. Rozek’s employment is terminated by the Company without cause upon the expiration of any one-year term of the Rozek Employment Agreement, the Company will pay Mr. Rozek his accrued compensation and, subject to Mr. Rozek’s provision of transition services to the Company for a period of three months (during which time Mr. Rozek would be entitled to continued pay at his then current annual base salary rate and participation in the Company’s welfare benefit plans, but no additional bonus or equity compensation), (1) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months, (2) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months following termination, (3) the equity awards initially granted to Mr. Rozek in connection with his employment agreement will become fully vested (assuming the

45 | 2019 Proxy Statement

Back to Contents

target performance), (4) all outstanding equity incentive awards (other than the equity awards initially granted to Mr. Rozek in connection with his employment agreement and any other performance shares) held by Mr. Rozek and benefits under the ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination, and (5) a pro rata award of performance shares based on actual performance and the number of days Mr. Rozek was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

The severance benefits described above are conditioned on Mr. Rozek’s execution and delivery of a general release and compliance with covenants relating to confidentiality, non-solicitation and non-competition.

Robert P. Rozek	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Death or Disability
Equity (excluding performance-based shares)	$917,306	$2,360,215	$2,360,215
Performance-Based Shares(1)	3,068,558	3,276,354	3,276,354
Base Salary	575,000	575,000	—
Bonus	1,150,000	1,150,000	575,000
Health Benefits	47,328	63,104	94,657(2)
TOTAL	$5,758,192	$7,424,673	$6,306,226
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal year 2019, it was assumed that the Company achieved target performance. With respect to Mr. Rozek’s grants of performance shares for which the measurement period ended on April 30, 2019 (and vested on July 8, 2019), actual results were used in the calculations. With respect to Mr. Rozek’s grant of performance shares for which the measurement period ended on April 30, 2019, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	Where Mr. Rozek or his dependents are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Byrne Mulrooney. Under the Mulrooney Letter Agreement, in the event that Mr. Mulrooney’s employment is terminated by the Company for any reason other than cause or due to Mr. Mulrooney’s death or disability or by Mr. Mulrooney for good reason, and such termination occurs prior to or more than 12 months following the occurrence of a change in control, the Company will pay Mr. Mulrooney the following severance payments subject to his execution and delivery of a general release and compliance with the restrictive covenants set forth in the agreement: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Mulrooney and his covered dependents for up to 18 months following termination; (5) all outstanding equity incentive awards (other than any performance shares) held by Mr. Mulrooney and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination; and (6) a pro rata award of performance shares based on actual performance and the number of days Mr. Mulrooney was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In the event that Mr. Mulrooney’s employment is terminated by the Company for any reason other than cause or due to Mr. Mulrooney’s death or disability or by Mr. Mulrooney for good reason and such termination occurs within 12 months following the occurrence of a change in control, then Mr. Mulrooney will be entitled to receive the same severance benefits as described above (subject to the execution and delivery of a general release and compliance with the restrictive covenants in the agreement) except that the cash payment described in (3) above will equal one time Mr. Mulrooney’s then current annual base salary plus his then current target annual incentive award and Mr. Mulrooney will be entitled to full vesting of his outstanding equity awards and benefits under the ECAP (if any); provided, however, that with respect to performance shares, such vesting will be based on actual performance through the date of the change in control.

In addition, pursuant to the terms of the LTPU Plan and Mr. Mulrooney’s LTPU award, his unvested LTPU award would become vested upon the occurrence of his death or disability or in the event of a change in control and, in the case of death or disability, payout of the award, which generally occurs in five equal annual installments commencing in the calendar year including the seventh anniversary of the grant date and over four years thereafter (unless elected otherwise), would commence on the 60th day following a termination due to death or would be payable as a single lump sum in the year in which a disability occurs. Each unit awarded under the LTPU Plan has a total value of $125,000 and a base value of $50,000, which is relevant for purposes of determining the value of payout of a partially-vested LTPU award. Mr. Mulrooney was awarded seven units under the LTPU Plan and thus the total value of his vested award is $875,000 and the total base value of his award is $350,000. If Mr. Mulrooney terminates employment prior to his death or disability and not for cause, he is entitled to a lump sum payment of a portion of the base value of his award based on the years of service completed since the grant date to the extent that the termination occurs at least 13 months following the grant date. Because Mr. Mulrooney’s LTPU award was made on July 8, 2016, such a termination occurring on April 30, 2019 would entitle him to 50% of the base value of his award.

46 | 2019 Proxy Statement

Back to Contents
Byrne Mulrooney	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Change of Control	Death or Disability
Equity (excluding performance-based shares)	$772,241	$2,220,002	$—	$—
Performance-Based Shares(1)	3,636,876	3,789,342	—	—
Base Salary	450,000	450,000	—	—
Bonus	1,000,000	2,150,000	—	—
Health Benefits	44,070	44,070	—	—
LTPU Award(2)	175,000	—	875,000	875,000
TOTAL	$6,078.187	$8,653,414	$875,000	$875,000
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal year 2019, it was assumed that the Company achieved target performance. With respect to Mr. Mulrooney’s grants of performance shares for which the measurement period ended on April 30, 2019 (and vested on July 8, 2019), actual results were used in the calculations. With respect to Mr. Mulrooney’s grant of performance shares for which the measurement period ended on April 30, 2019, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	The vesting of Mr. Mulrooney’s LTPU award would accelerate on a change of control or a termination due to death or disability and, in the case of death or disability, payout of the award, which generally occurs in five equal annual installments commencing in the calendar year including the seventh anniversary of the grant date and over four years thereafter (unless elected otherwise) would commence on the 60th day following a termination due to death but would still occur in equal annual installments in accordance with the terms of the LTPU plan or would be payable as a single lump sum in the year in which a disability occurs.

Mark Arian. Under the Arian Letter Agreement, in the event that Mr. Arian’s employment is terminated by the Company for any reason other than cause (and not due to Mr. Arian’s death or disability) or by Mr. Arian for good reason, and such termination occurs prior to or more than 12 months following the occurrence of a change in control, Mr. Arian will become entitled to the following payments and benefits subject to his execution and delivery of a general release and compliance with the restrictive covenants set forth in the agreement: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Arian and his covered dependents for up to 18 months following termination; (5) full vesting of the Sign On Equity Award to the extent then outstanding and unvested; (6) all outstanding equity incentive awards (other than the Sign On Equity Award and any performance shares) held by Mr. Arian and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination; (7) outstanding LTPU awards will be treated in accordance with the LTPU Plan (as described in more detail below); and (8) a pro rata award of performance shares and/or long-term performance-based cash incentives based on actual performance and the number of days Mr. Arian was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In addition, in the event that Mr. Arian’s employment is terminated by the Company for any reason other than cause (and not due to death or disability) or by Mr. Arian for good reason and such termination occurs within 12 months following the occurrence of a change in control, then Mr. Arian will be entitled to receive the same severance benefits as described in (3) through (8) above (subject to the execution and delivery of a general release and compliance with the restrictive covenants in the agreement) except that the cash payment described in (3) above will equal one time Mr. Arian’s then current annual base salary plus his then current target annual incentive award and Mr. Arian will be entitled to full vesting of his outstanding equity awards and benefits under the ECAP (if any); provided, however, that with respect to performance shares, such vesting will be based on actual performance through the date of the change in control.

Pursuant to the terms of the LTPU Plan and Mr. Arian’s LTPU award, his unvested LTPU award would become vested upon the occurrence of his death or disability or in the event of a change in control and payout of the award, which generally occurs in five equal annual installments commencing in the calendar year including the seventh anniversary of the grant date and over four years thereafter (unless elected otherwise), would commence on the 60th day following a termination due to death or would be payable as a single lump sum in the year in which a disability occurs. Each unit awarded under the LTPU Plan has a total value of $125,000 and a base value of $50,000. Mr. Arian was awarded eight units under the LTPU Plan and thus the total value of his vested award is $1,000,000 and the total base value of his award is $400,000. If Mr. Arian terminates employment prior to his death or disability and not for cause, he is entitled to a lump sum payment of a portion of the base value of his award based on the years of service completed since the grant date to the extent that the termination occurs at least 13 months following the grant date. Because Mr. Arian’s LTPU award was made in April 2017, such a termination occurring on April 30, 2019 would entitle him to 50% of the base value of his award.

47 | 2019 Proxy Statement

Back to Contents
Mark Arian	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Change of Control	Death or Disability
Equity (excluding performance-based shares)	$462,677	$673,797	$—	$—
Performance-Based Shares(1)	121,827	182,908	—	—
Base Salary	450,000	450,000	—	—
Bonus	850,000	1,850,000	—	—
Health Benefits	47,328	47,328	—	—
LTPU Award(2)	200,000	—	1,000,000	1,000,000
TOTAL	$2,131,832	$3,204,033	$1,000,000	$1,000,000
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal year 2019, it was assumed that the Company achieved target performance.
(2)	The vesting of Mr. Arian’s LTPU award would accelerate on a change of control or a termination due to death or disability and, in the case of death or disability, payout of the award, which generally occurs in five equal annual installments commencing in the calendar year including the seventh anniversary of the grant date and over four years thereafter (unless elected otherwise) would commence on the 60th day following a termination due to death but would still occur in equal annual installments in accordance with the terms of the LTPU plan or would be payable as a single lump sum in the year in which a disability occurs.

For purposes of the foregoing employment agreements (as in effect on April 30, 2019), “cause,” “change in control,” “and “good reason,” generally mean the following:

•	“Cause” means:
–	conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges; or
–	reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability; or
–	any material misrepresentation or false statement made by the executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment; or
–	for Messrs. Mulrooney and Arian, material violation of the Company’s material written policies or procedures; or
–	for Mr. Arian, certain representations under the agreement are untrue.
•	“Change in Control” means:
–	an acquisition by any person of beneficial ownership or a pecuniary interest in more than 30% (50% for Mr. Burnison) of the common stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company;
–	the consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (a) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 70% (50% for Mr. Burnison and for Messrs. Mulrooney and Arian, more than 50%) or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (b) after which no person (other than certain excluded persons) owns more than 30% (50% for Mr. Burnison) of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (c) after which one or more excluded persons own an aggregate amount of Voting Stock of the resulting entity at least equal to the aggregate number of shares of Voting Stock owned by any persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not excluded persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% (50% for Mr. Burnison) of the Voting Stock of the resulting entity;
–	approval by the Board of the Company and (if required by law) by stockholders of the Company of a plan to consummate (or, for Mr. Burnison, consummation of) the dissolution or complete liquidation of the Company; or
–	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board. Notwithstanding the above provisions, no “Change in Control” shall be deemed to have occurred if a Business Combination, as described above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determine that, in substance, no Change in Control has occurred.
•	“Good Reason” for purposes of Mr. Burnison means, if without Mr. Burnison’s prior written consent:
–	the Company materially reduces Mr. Burnison’s duties or responsibilities as Chief Executive Officer or assigns him duties which are materially inconsistent with his duties or which materially impair his ability to function as Chief Executive Officer;

48 | 2019 Proxy Statement

Back to Contents
–	the Company reduces Mr. Burnison’s base salary or target annual incentive award under the Company’s annual cash incentive bonus plan (in each case, other than as part of an across-the-board reduction applicable to all executive officers of the Company);
–	the Company fails to perform or breaches its obligations under any other material provision of Mr. Burnison’s employment agreement and fails to cure such failure or breach within the period required by Mr. Burnison’s employment agreement;
–	Mr. Burnison’s primary location of business is moved by more than 50 miles, subject to certain exceptions set forth in Mr. Burnison’s employment agreement;
–	the Company reduces Mr. Burnison’s title of Chief Executive Officer or removes him; or
–	the Company fails to obtain the assumption in writing of its obligation to perform the agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.
•	“Good Reason” for purposes of Mr. Rozek means, if without Mr. Rozek’s prior written consent:
–	the Company materially reduces Mr. Rozek’s title, duties or responsibilities as Chief Financial Officer, or removes him;
–	the Company reduces Mr. Rozek’s then current base salary or target award opportunity under the Company’s annual and/or long-term incentive compensation program(s) (in each case, other than as part of an across-the-board reduction (other than relating to Base Salary within the first 12 months of the Term) applicable to all “named executive officers” of the Company (as defined under Item 402 of Regulation S-K and to the extent employed by the Company at that time) and/or other than as a result of the exercise of the Compensation Committee’s discretion with respect to the long-term incentive compensation program); or
–	Mr. Rozek’s primary location of business is moved by more than 50 miles (other than in connection with a move of the Company’s corporate headquarters).
•	“Good Reason” for purposes of Messrs. Mulrooney and Arian means, if without Mr. Mulrooney’s or Mr. Arian’s prior written consent and subject to the Company’s cure right:
–	The Company materially reduces his duties or responsibilities as Chief Executive Officer, Recruitment Process Outsourcing, Professional Search and Products or Advisory, as applicable; or
–	The Company materially reduces his then current base salary or target annual incentive award (other than as part of an across-the-board reduction applicable to all “named executive officers” of the Company); or
–	for Mr. Arian, the Company materially breaches a material term of the Arian Letter Agreement.

PAY RATIO DISCLOSURE

The 2019 annual total compensation of the median compensated of all our employees, other than our CEO Gary Burnison, was $78,777; Mr. Burnison’s 2019 annual total compensation was $9,223,183, and the ratio of these amounts was 1-to-117.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified a median compensated employee using cash compensation paid in fiscal year 2018, which we annualized for any employee who did not work for the entire year unless designated as a temporary, seasonal, or other non-permanent employee on our records. As permitted by SEC rules, we used a valid statistical sampling methodology applied to all our employees who were employed as of April 30, 2018, to identify the global median employee. We believe there have been no changes in our employee population or our compensation arrangements in 2019 that would result in a material change in our pay ratio disclosure or our median employee. However, we did not use the same median employee for 2019 as we did in 2018, because the employee used in 2018 for our pay ratio disclosure was promoted. Instead, as permitted by SEC rules, we selected an employee with substantially similar compensation to the original median employee for fiscal year 2018 based on the compensation measure described above.

49 | 2019 Proxy Statement

Back to Contents

FISCAL YEAR 2019 COMPENSATION OF DIRECTORS

The compensation of directors, including all restricted stock unit awards, for fiscal year 2019 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	(1)	Other Compensation	(2)	Total ($)
Doyle N. Beneby	75,000	(3)	119,945		5,509		200,454
William R. Floyd	80,000	(4)	119,945		11,941		211,886
Christina A. Gold	85,000	(5)	119,945		1,032		205,977
Jerry P. Leamon	100,000	(6)	119,945		1,032		220,977
Angel R. Martinez	80,000	(7)	119,945		1,032		200,977
Debra J. Perry	95,000	(8)	119,945		1,032		215,977
George T. Shaheen	195,000	(9)	119,945		18,997		333,942
(1)	Represents the aggregate grant date fair value of awards granted during the fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. The assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2019. As of April 30, 2019, the aggregate restricted stock units held by each director was 2,430 restricted stock units representing their annual equity grant. Messrs. Shaheen, Floyd and Beneby each held an additional 45,670, 28,030 and 11,950 fully vested deferred stock units, respectively.
(2)	Represents dividends on unvested restricted stock units.
(3)	Mr. Beneby received a director fee of $75,000 during fiscal year 2019. As of January 1, 2019 he was appointed the Nominating Committee Chair and will be paid $10,000 for his service.
(4)	Mr. Floyd received a director fee of $75,000 and $5,000 for service as an Audit Committee Member during fiscal year 2019.
(5)	Ms. Gold received a director fee of $75,000 and $10,000 for service as a Nominating Committee Chair during fiscal year 2019. As of January 1, 2019, Ms. Gold was appointed the Chairperson of the Board and will be paid $120,000 for her services.
(6)	Mr. Leamon received a director fee of $75,000, an annual fee of $20,000 for service as Compensation Committee Chair and $5,000 for service as Audit Committee Member during fiscal year 2019.
(7)	Mr. Martinez received a director fee of $75,000 and an annual fee of $5,000 for his services as Audit Committee Member during fiscal year 2019.
(8)	Ms. Perry received a director fee of $75,000 and an annual fee of $20,000 for her services as Audit Committee Chair during fiscal year 2019.
(9)	Mr. Shaheen received an annual fee of $120,000 for his services as Chairperson of the Board during fiscal year 2019 and a director fee of $75,000.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. The Committee, in consultation with Pearl Meyer, its independent compensation consultant, periodically reviews non-employee director compensation and recommends changes based on competitive market data. Most recently, increases in director compensation that became effective for fiscal year 2018 were implemented in order to better align director compensation with that of our peer group. No changes were made to director compensation for fiscal year 2019.

The non-employee director compensation program provides for an annual equity award of restricted stock units with a value of approximately $120,000 to be awarded on the date of each annual meeting of stockholders. The number of units subject to such award is determined by dividing $120,000 by the closing price of the Company’s common stock on the date of such annual meeting of stockholders (rounded to the nearest ten units). Non-employee directors are permitted to defer settlement of their restricted stock units; during fiscal year 2019, Messrs. Shaheen, Floyd, and Beneby elected to defer their restricted stock units. The restricted stock unit awards vest on the day before the following annual meeting of stockholders. Additionally, non-employee directors receive each year, $75,000 either in cash or in restricted stock units, at their election, on the date of each annual meeting of stockholders. In addition, each member of the Audit Committee receives $5,000 in cash annually, the Audit Committee Chair receives $20,000 in cash annually, the Compensation and Personnel Committee Chair receives $20,000 in cash annually, and the Nominating and Corporate Governance Committee Chair receives $10,000 in cash annually. The Chair of the Board receives $120,000 in cash annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

The Company’s stock ownership guidelines for directors require each non-employee director to own three times their annual cash retainer in Company stock.

50 | 2019 Proxy Statement

Back to Contents

03
STOCK
INCENTIVE PLAN

51 | 2019 Proxy Statement

Back to Contents

PROPOSAL NO. 3

APPROVAL OF FOURTH AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

EXECUTIVE SUMMARY OF KEY CHANGES TO THE PLAN

If stockholders approve this Fourth A&R 2008 Plan, the following key changes will be made to the 2008 Plan:

•	Reduction of share reserve by 2,141,807 shares;
•	Elimination of fungible share counting provision; and
•	Implementation of a one-year minimum vesting requirement on all award types.

On August 22, 2008, the Board adopted the 2008 Stock Incentive Plan (the “2008 Plan”), which was subsequently approved by the Company’s stockholders on September 23, 2008. Subsequent amendments and restatements were approved by the Board and then by the Company’s stockholders on September 10, 2009 (the “A&R 2008 Plan”), September 27, 2012, and again on October 6, 2016 (the “Third A&R 2008 Plan”). The Third A&R 2008 Plan was further revised effective January 1, 2019 to reflect the Company’s name change but stockholder approval was not required in connection with such revision.

In order to continue to provide qualified employees, officers, non-employee directors and other service providers with stock-based incentives, on August 19, 2019, the Board approved, subject to stockholder approval, the Fourth Amended and Restated Korn Ferry 2008 Stock Incentive Plan (the “Fourth A&R 2008 Plan” or the “Plan”) to, among other things, eliminate the fungible share counting provision and decrease the total number of shares of the Company’s common stock available for stock-based awards by 2,141,807 shares. The fungible share counting provision in the Third A&R 2008 Plan had the effect of reducing the share reserve by 2.3 shares for every 1 share issued under the terms of a full-value award such as a restricted stock grant or Relative TSR Units. Given that the Company’s current practice is to only grant full-value awards, removing the fungible share counting provision and decreasing the share reserve actually has the effect of allowing the Company to grant more full-value awards under the Plan than it would be able to grant absent such revisions. The Plan has also been amended to require generally a minimum one-year vesting schedule for all future awards. The Board is submitting the Fourth A&R 2008 Plan to the stockholders for their approval at the Annual Meeting.

As of July 31, 2019, an aggregate of 5,741,807 shares of common stock remained available for new grants under the Third A&R 2008 Plan, as amended, for the grant of stock-based incentives. After applying the 2.3 fungible share counting provision, a maximum of 1,712,681 shares could be issued if only full-value awards were granted. The Company believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to attract and retain talented employees whose interests are aligned with stockholders. If the Fourth A&R 2008 Plan is approved by our stockholders, 3,600,000 shares of common stock will be available for new awards of stock-based incentives. Without approval of the Fourth A&R 2008 Plan, the Company will be constrained in its ability to use equity as a component of its compensation philosophy, a result that would put the Company at a considerable competitive disadvantage to its direct and indirect competitors for the high level professional employees who make up the bulk of the Company’s current and prospective employee base.

While approving the Fourth A&R 2008 Plan, the Board considered, among other things, the following:

•	potential dilution to its current stockholders as measured by burn rate and overhang (as described in “Key Data” below);
•	the recommendations of stockholder advisory firms like Glass Lewis and Institutional Shareholder Services; and
•	the continued importance of motivating, recruiting and retaining key employees.

REASONS FOR THE PROPOSAL

The Board unanimously recommends that the Company’s stockholders approve the Fourth A&R 2008 Plan. The Company’s ability to grant an appropriate number of equity-based awards continues to be crucial in allowing the Company to effectively compete for key employee talent against other executive search, leadership and consulting firms. It is in the long-term interest of the Company and its stockholders to strengthen the ability to attract, motivate and retain employees, officers, directors, consultants, agents, advisors and independent contractors, and to provide additional incentive for those persons through

52 | 2019 Proxy Statement

Back to Contents

stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders. At the same time, the Company recognizes that equity-based awards dilute stockholder equity and has carefully managed equity-based incentive compensation to be able to provide the aforementioned benefits while reducing the number of shares currently available to cover projected awards.

If the Fourth A&R 2008 Plan is not approved, the number of shares currently available under the Third A&R 2008 Plan, as amended, may not be sufficient to cover all of our future equity compensation needs. Thus, if the Plan is not approved, we may not be able to provide persons eligible for awards with compensation packages that are necessary to attract, retain and motivate these individuals. The Board currently intends that the 3,600,000 shares available under the Fourth A&R 2008 Plan taking into account the elimination of the fungible share counting provision and reduction of shares available for issuance under the Plan will be sufficient to fund the Company’s equity compensation needs for approximately five years.

The Fourth A&R 2008 Plan also incorporates amendments that align with sound corporate governance practices and further align equity-based compensation packages for employees, officers, directors, consultants, agents, advisors and independent contractors with the interests of stockholders and the Company, such as expanding minimum vesting terms to all award types.

KEY DATA

When approving the Fourth A&R 2008 Plan, the Board considered the burn rate with respect to the equity awards granted by the Company, as well as the Company’s overhang. The burn rate is equal to the total number of equity awards the Company granted in a fiscal year divided by the weighted average common stock outstanding during the year. Overhang is equal to the total number of equity awards outstanding plus the total number of shares available for grant under the Company’s equity plans, divided by the sum of the total common stock outstanding, the number of equity awards outstanding and the total number of shares available for grant under the Company’s equity plans. The Company’s three-year average burn rate for the last three fiscal years was approximately 1.3%, which is below the median three-year average burn rate of 1.6% for the Company’s peer group (described in more detail on page 30). The Company’s overhang as of July 31, 2019 was 9.9%, which was comparable to the median overhang of the peer group of 10%. If the Fourth A&R 2008 Plan is approved, the Company’s overhang would decrease to 7.19%, which is well below the median of the peer group.

The following table sets forth information regarding outstanding equity awards and shares available for future equity awards under the Third A&R 2008 Plan as of July 31, 2019 (without giving effect to approval of the Fourth A&R 2008 Plan):

Total shares underlying outstanding stock options	–
Weighted average exercise price of outstanding stock options	$0
Weighted average remaining contractual life of outstanding stock options	–
Total shares underlying outstanding unvested time-based restricted stock and restricted stock unit awards	863,866
Total shares underlying outstanding unearned performance-based restricted stock and restricted stock unit awards	545,380
Total shares currently available for grant under Third A&R 2008 Plan	5,741,807
Total shares currently available for grant as full-value awards under Third A&R 2008 Plan	1,712,681

PROMOTION OF GOOD CORPORATE GOVERNANCE PRACTICES

The Fourth A&R 2008 Plan provides for the following:

•	stock options and stock appreciation rights may not have a term in excess of ten years, may not be repriced without stockholder approval and may not be granted at a discount to the fair market value of our common stock on the grant date;
•	annual limit on equity compensation that may be awarded to non-employee directors;
•	minimum vesting periods on all award types;
•	in no event will dividends or dividend equivalents be paid during the performance period with respect to unearned performance-based awards; and
•	the administrator may cancel outstanding awards or, in some cases, “claw back” awards previously realized if certain authorized officers engage in acts of misconduct.

53 | 2019 Proxy Statement

Back to Contents

PLAN SUMMARY

The following summary of the material terms of the Fourth A&R 2008 Plan is qualified in its entirety by reference to the complete statement of the Fourth A&R 2008 Plan, which is set forth in Appendix B to this Proxy Statement. Stockholders are encouraged to read the text of the Fourth A&R 2008 Plan in its entirety.

Purpose

The purpose of the Fourth A&R 2008 Plan is to stimulate the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company.

Administration

The Fourth A&R 2008 Plan is administered by the Compensation and Personnel Committee of the Board, provided, however, that, subject to certain exceptions, the Board may exercise any power of the Compensation and Personnel Committee. The administrator is authorized and empowered to do all things it determines to be necessary or appropriate in connection with the administration of the Fourth A&R 2008 Plan, including accelerating awards in the event the administrator determines, in good faith, that such acceleration is necessary or desirable. The Compensation and Personnel Committee may authorize one or more officers of the Company to perform any or all things that the administrator is authorized and empowered to do or perform under the Fourth A&R 2008 Plan. The Compensation and Personnel Committee may delegate any or all aspects of day-to-day administration of the Fourth A&R 2008 Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Eligible Participants

Any person who is a current or prospective officer or employee of the Company or its subsidiaries, and any non-employee director of the Company or other service provider retained to provide consulting, advisory or other services to the Company or its subsidiaries, is eligible to be considered for the grant of awards under the Fourth A&R 2008 Plan. As of July 31, 2019, approximately 8,866 employees and seven non-employee directors were eligible to participate in the Fourth A&R 2008 Plan. Options intending to qualify as “incentive stock options” (“Incentive Stock Options” or “ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) may only be granted to employees of the Company or any subsidiary.

Available Shares

Subject to stockholder approval of the Fourth A&R 2008 Plan, the maximum number of shares of common stock of the Company that may be issued pursuant to awards granted under the Fourth A&R 2008 Plan will be 3,600,000 (which is equal to the 5,741,807 shares that remain available for issuance under the Third A&R 2008 Plan less the proposed decrease of 2,141,807 shares). This limitation is subject to adjustments to prevent dilution, and also allows for the issuance of a number of additional shares based on the number of shares subject to outstanding awards under any prior version of the 2008 Plan that on or after July 31, 2019 cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares. The shares issued pursuant to awards granted under the Fourth A&R 2008 Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

For purposes of the foregoing share limit, the aggregate number of shares issued under the Fourth A&R 2008 Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the Fourth A&R 2008 Plan may not again be made available for issuance under the Fourth A&R 2008 Plan if such shares are: (1) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (2) shares delivered to or withheld by the Company to pay the exercise price of an option, (3) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (4) shares repurchased on the open market with the proceeds of an option exercise. Shares subject to awards that have been canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the Fourth A&R 2008 Plan.

Grant Limitations

Subject to changes in the Company’s capitalization, the aggregate number of shares that may be granted pursuant to awards during any calendar year to any one participant will not exceed 500,000. The aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the Fourth A&R 2008 Plan after the date on which it is approved by stockholders may not exceed 3,600,000 (which number is subject to antidilution adjustment to the extent that such adjustment will not affect the status of any option intended to qualify as an incentive stock option under Section 422 of the Code (“Incentive Stock Options”)). The maximum cash amount payable pursuant to all incentive bonus awards granted in any calendar year to any participant under the Fourth A&R 2008 Plan will not exceed $5,000,000.

Non-Employee Director Awards

Subject to certain exceptions, the aggregate number of shares subject to options and stock appreciation rights granted under the Fourth A&R 2008 Plan during any calendar year to any one non-employee director will not exceed 50,000, and the aggregate number of shares issued or issuable under all awards

54 | 2019 Proxy Statement

Back to Contents

granted under the Fourth A&R 2008 Plan other than options or stock appreciation rights during any calendar year to any one non-employee director will not exceed 25,000; provided, however, that in any calendar year in which a non-employee director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum number of shares subject to awards granted to the participant may be up to 200% of the number of shares set forth in the foregoing limits.

Amendments and Termination

The Board may amend, alter or discontinue the Fourth A&R 2008 Plan or any agreement or other document evidencing an award made under the Fourth A&R 2008 Plan, but, except as provided pursuant to the anti-dilution adjustment provisions of the Fourth A&R 2008 Plan, no such amendment may be made without the approval of the stockholders of the Company if it would:

•	increase the maximum number of shares of common stock for which awards may be granted under the Fourth A&R 2008 Plan;
•	reduce the price at which options may be granted below the price provided for in the Fourth A&R 2008 Plan;
•	reduce the exercise price of outstanding options or stock appreciation rights;
•	extend the term of the Fourth A&R 2008 Plan;
•	change the class of persons eligible to participate in the Fourth A&R 2008 Plan; or
•	otherwise amend the Fourth A&R 2008 Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange (“NYSE”) listing requirements.

Any amendment to comply with changes in governing law or accounting standards will not require stockholder approval.

No amendment may impair the rights of any holder of an award without his or her consent, provided that no consent is required if the administrator determines in its sole discretion and prior to any change in control of the Company that the amendment is required or advisable in order for the Company, plan or award to satisfy any law or regulation, or meet the requirements of or avoid adverse financial accounting consequences under any accounting standard or is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

Awards

The Fourth A&R 2008 Plan authorizes the administrator to grant awards to eligible participants in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and for incentive bonuses, which may be paid in cash or stock or a combination thereof.

Stock Options

The administrator of the Fourth A&R 2008 Plan may grant an option to purchase common stock of the Company, from time to time in the discretion of the administrator. Options may be ISOs or nonstatutory stock options (“NQSOs”). The exercise price per share of common stock subject to an option granted under the Fourth A&R 2008 Plan must equal or exceed 100% of the fair market value of such common stock on the date the option is granted, except that the exercise price of an option may be higher or lower in the case of options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired and the exercise price of an Incentive Stock Option granted to an individual owning more than 10% of the combined voting power of all classes of Company stock must equal or exceed 110% of the fair market value of such common stock on the date of grant. Other than in connection with a change in the Company’s capitalization, the Company will not, without stockholder approval, (i) reduce the exercise price of an option, (ii) exchange an option for a new option or stock appreciation right with a lower exercise price, or (iii) at any time when the exercise price of an option is above the fair market value of a share of common stock, exchange such option for cash or other property. Unless the administrator provides for a shorter period, the maximum term of an option granted under the Fourth A&R 2008 Plan, including any Incentive Stock Options, will be 10 years from the date of grant, except that Incentive Stock Options granted to an individual who, at the time the option is granted to such individual, owns more than 10% of the combined voting power of all classes of stock of the Company will have a term no greater than five years from the date of grant. Options granted under the Fourth A&R 2008 Plan will vest according to a schedule determined by the administrator; provided, however, that options may not become exercisable, vest or be settled, in whole or in part, prior to the one year anniversary of the date of grant except (i) with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired business, (ii) in connection with acceleration due to a change in control, retirement, death or disability and (iii) with respect to an option granted to a non-employee director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting. Notwithstanding the foregoing, up to 5% of the aggregate number of shares authorized for issuance under the Fourth A&R 2008 Plan may be issued pursuant to Awards (as defined in the Fourth A&R 2008 Plan) subject to any, or no, vesting conditions, as the administrator determines appropriate. The administrator will determine the acceptable forms of payment of the exercise price of an option, which may include: cash, shares of Company common stock, irrevocable commitment by a broker to pay over the amount from a sale of shares of Company common stock issuable under an option, delivery of previously owned shares of Company common stock, withholding of shares of Company common stock or any combination of the foregoing.

Incentive Bonus

An incentive bonus is an award which confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria. Incentive bonuses may not vest or be settled, in whole or in part, prior to the one year anniversary of the date of grant except (i) with respect to an incentive bonus that is granted in connection with a merger or other acquisition as a substitute or

55 | 2019 Proxy Statement

Back to Contents

replacement award for incentive bonuses held by grantees of the acquired business, (ii) in connection with acceleration due to a change in control, retirement, death or disability and (iii) with respect to an incentive bonus granted to a non-employee director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting. Notwithstanding the foregoing, up to 5% of the aggregate number of shares authorized for issuance under the Fourth A&R 2008 Plan may be issued pursuant to Awards subject to any, or no, vesting conditions, as the administrator determines appropriate.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares of common stock of the Company under which the grant, issuance, retention, vesting and/or transferability is subject for a specified period of time to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares of common stock of the Company under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Notwithstanding the foregoing, restricted stock and restricted stock units may not vest or be settled, in whole or in part, prior to the one year anniversary of the date of grant and the vesting and/or settlement of shares under any restricted stock or restricted stock unit award granted to an employee that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the 36th month following its date of grant, but may be subject to pro-rata vesting over such period (subject to the minimum vesting requirement) except, in each case, (i) with respect to an award of restricted stock or restricted stock units that is granted in connection with a merger or other acquisition as a substitute or replacement award for restricted stock or restricted stock units held by grantees of the acquired business, (ii) in connection with acceleration due to a change in control, retirement, death or disability and (iii) with respect to an award of restricted stock or restricted stock units granted to a non-employee director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting. Notwithstanding the foregoing, up to 5% of the aggregate number of shares authorized for issuance under the Fourth A&R 2008 Plan may be issued pursuant to Awards subject to any, or no, vesting conditions, as the administrator determines appropriate. The administrator will determine the extent to which awards of restricted stock and restricted stock units may be settled in cash, shares of common stock of the Company, or a combination of the foregoing. Unless determined otherwise by the administrator, participants receiving restricted stock awards are entitled to the voting and dividend rights of the shares of common stock underlying the awards. Participants receiving restricted stock unit awards are not entitled to the voting rights of the underlying shares of common stock, and are entitled to the dividend rights only to the extent determined by the administrator. Notwithstanding the preceding two sentences, in no event will dividends or dividend rights be paid with respect to unvested awards of restricted stock or restricted stock units that are subject to performance-based vesting criteria. Dividends or dividend equivalents accrued on or in respect of such awards will become payable (if at all) no earlier than the date the performance-based vesting criteria have been achieved and the underlying restricted stock or restricted stock units have been earned.

Stock Appreciation Rights

A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the Fourth A&R 2008 Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the Fourth A&R 2008 Plan, including the minimum vesting requirements, and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate. Other than in connection with a change in the Company’s capitalization, the Company may not, without stockholder approval, (i) reduce the exercise price of such stock appreciation right, (ii) exchange such stock appreciation right for a new option or stock appreciation right with a lower exercise price, or (iii) at any time when the exercise price of a stock appreciation right is above the fair market value of a share, exchange such stock appreciation right for cash or other property.

Qualifying Performance Criteria

The administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares, units or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on “qualifying performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations.

For purposes of the Plan, the term “qualifying performance criteria” means, for awards intended to qualify as “performance-based compensation” under Section 162(m), any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured over the performance period established by the administrator, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon United States Generally Accepted Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market

56 | 2019 Proxy Statement

Back to Contents

capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) market share, (xxi) product development or release schedules, (xxii) new product innovation, (xxiii) product cost reduction through advanced technology, (xxiv) brand recognition/acceptance, (xxv) product ship targets, (xxvi) cost reductions, customer service, (xxvii) customer satisfaction, or (xxviii) the sales of assets or subsidiaries.

To the extent consistent with Section 162(m) for awards intended to qualify as “performance-based compensation” under Section 162(m), the administrator may appropriately adjust any evaluation of performance under qualifying performance criteria (i) to eliminate the effects of charges for restructurings, discontinued operations and all items of gain, loss or expense that are unusual or infrequently occurring or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with GAAP or identified in the company’s financial statements or notes to the financial statements, (ii) to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) accruals of any amounts for payment under the Fourth A&R 2008 Plan or any other compensation arrangement maintained by the Company, (f) foreign exchange gains and losses, and (g) acquisitions or divestitures, and (iii) for such other events as the administrator deems appropriate, if such adjustment is timely approved in connection with the establishment of such qualifying performance criteria.

Deferral of Gains

The administrator may, in an award agreement or otherwise, provide for the deferred delivery of shares or cash upon settlement, vesting or other events with respect to restricted stock units, or in payment or satisfaction of an incentive bonus, to the extent that doing so would not result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

Adjustments of and Changes in the Stock

In the event that any stock dividend, stock split or a combination or consolidation or the outstanding shares into a lesser number of shares is declared with respect to the Company’s shares of common stock, the authorization limits set forth in the Fourth A&R 2008 Plan and above will be increased or decreased proportionately, and the shares then subject to each award will be increased or decreased proportionately without any change in the aggregate purchase price therefor. In the event of an extraordinary distribution on the shares or in the event the shares are changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation or other property, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spinoff, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or any other similar corporate transaction or event affects the shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Fourth A&R 2008 Plan, then the authorization limits set forth in the Fourth A&R 2008 Plan and above will be adjusted proportionately, and an equitable adjustment will be made to each share subject to an award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such share then subject to each award will be adjusted to the number and class of shares or other property into which each outstanding share will be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the shares then subject to each award. Such adjustment may be made to any or all of: (i) the number and type of shares (or other securities or other property) that thereafter may be made the subject of awards or be delivered under the Fourth A&R 2008 Plan; (ii) the number and type of shares (or other securities or other property) subject to outstanding awards; (iii) the purchase price or exercise price of a share under any outstanding award or the measure to be used to determine the amount of the benefit payable on an award; and (iv) any other adjustments the administrator determines to be equitable.

Transferability

Awards may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, outstanding options may be exercised following a participant’s death by the participant’s beneficiaries or as permitted by the administrator, and to the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

Effective Date and Termination of the Plan

The Board originally adopted the Fourth A&R 2008 Plan on August 19, 2019, and it will become effective upon approval by the Company’s stockholders at the Annual Meeting (the “Effective Date”). The Fourth A&R 2008 Plan will remain available for the grant of awards until the tenth (10th) anniversary of the date it was first approved by stockholders; provided, however, that Incentive Stock Options may not be granted under the Fourth A&R 2008 Plan after the 10th anniversary of the date of the Board’s approval thereof.

57 | 2019 Proxy Statement

Back to Contents

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the federal income tax consequences of the Fourth A&R 2008 Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by participants, who are urged to consult their individual tax advisors.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to the exercise of an ISO before satisfying these holding periods, the optionee will recognize both ordinary income and capital gain in the year of disposition. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO as described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on a subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

Stock Appreciation Rights

An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Incentive Bonuses

A participant will have taxable income at the time an incentive bonus award becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

Company Deduction and Section 162(m)

Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m) of the Code. For certain performance-based awards granted in taxable years beginning prior to January 1, 2018, the Company’s federal income tax deduction may not be limited by Section 162(m) so long as the requirements applicable to such awards are satisfied.

Withholding Taxes

The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the Fourth A&R 2008 Plan. Whether or not such withholding is required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.

58 | 2019 Proxy Statement

Back to Contents

NEW PLAN BENEFITS

The benefits that will be awarded or paid in the future under the Fourth A&R 2008 Plan are not currently determinable. Such awards are within the discretion of the Compensation and Personnel Committee, and the Compensation and Personnel Committee has not determined future awards or who might receive them. As of August 5, 2019, the closing price of a share of the Company’s common stock was $37.27.

REQUIRED VOTE

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal is required for the approval of the Fourth A&R 2008 Plan. In addition, in accordance with the listing requirements of the New York Stock Exchange, approval of the Fourth A&R 2008 Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

RECOMMENDATION
OF THE BOARD

The Board of Directors unanimously recommends that you vote “FOR” the approval of the Company’s Fourth A&R 2008 Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued	Exercise Price	Future Issuance under
	upon Exercise of	of Outstanding	Equity Compensation
	Outstanding Options,	Options, Warrants	Plan (Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))
Equity compensation plans approved by security holders	985,311	$—	7,226,235
Equity compensation plans not approved by security holders	—	—	—
TOTAL	985,311	$—	7,226,235	(1)

The values in this table are as of April 30, 2019.

(1)	This includes 951,162 shares that remained available under the Company’s Employee Stock Purchase Plan as of April 30, 2019, which includes 126,604 shares that were subject to purchase during the purchase period in effect as of April 30, 2019.

59 | 2019 Proxy Statement

Back to Contents

This page intentionally left blank

Back to Contents

04

AUDIT MATTERS

61 | 2019 Proxy Statement

Back to Contents

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2002. Ernst & Young LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s Restated Certificate of Incorporation nor its Bylaws require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice.

If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time if they determine that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

REQUIRED VOTE

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of those shares present, either in person or by proxy, and entitled to vote at the Annual Meeting.

RECOMMENDATION
OF THE BOARD

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

62 | 2019 Proxy Statement

Back to Contents

AUDIT COMMITTEE MATTERS

FEES PAID TO ERNST & YOUNG LLP

The following table summarizes the fees Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years. All services provided by Ernst & Young LLP were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval process (as discussed below).

	2019	2018
Audit fees(1)	$4,982,942	$4,401,445
Audit-related fees(2)	46,000	38,000
Tax fees(3)	1,758,934	1,550,346
All other fees	—	—
TOTAL	$6,787,876	$5,989,791
(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, for attestation services related to compliance with Section 404 of the Sarbanes-Oxley Act, revenue recognition, lease implementation work, and statutory audits required by governmental agencies for regulatory, legislative, and financial reporting requirements.
(2)	Represents fees for the employee benefit plan audit.
(3)	Represents fees for tax compliance, planning, and advice. These services included tax return compliance and advice.

Fees paid to Ernst & Young LLP in fiscal year 2019 were higher than in fiscal year 2018 primarily due to revenue recognition, lease implementation work, and an increase in statutory audits and advisory services provided in connection with the U.S. Tax Act.

RECOMMENDATION TO APPOINT ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As with previous years, the Audit Committee undertook a review of Ernst & Young LLP in determining whether to select Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020 and to recommend ratification of its selection to the Company’s stockholders. In that review, the Audit Committee utilized a tailored external auditor assessment questionnaire and considered a number of factors including:

•	continued independence of Ernst & Young LLP,
•	length of time Ernst & Young LLP has been engaged by the Company,
•	Senior Management’s assessment of Ernst & Young LLP’s performance,
•	audit and non-audit fees,
•	capacity to appropriately staff the audit,
•	geographic and subject matter coverage,
•	lead Audit Engagement Partner performance,
•	overall performance,
•	qualifications and quality control procedures, and
•	whether retaining Ernst & Young LLP is in the best interests of the Company.

Based upon this review, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the Company and our stockholders to retain Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2020.

In accordance with the Sarbanes-Oxley Act and the related SEC rules, the Audit Committee limits the number of consecutive years an individual partner may serve as the lead audit engagement partner to the Company. The maximum number of consecutive years of service in that capacity is five years. The current lead audit engagement partner is in his fourth year in that role.

63 | 2019 Proxy Statement

Back to Contents

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firm. Further, the Audit Committee is afforded the funding and resources it determines appropriate for compensating the independent registered public accounting firm and any advisers it may employ. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to help assure that they do not impair the registered public accounting firm’s independence from the Company. Services provided by the independent registered public accounting firm must be approved by the Audit Committee on a case by case basis, unless such services fall within a detailed list of services as documented in the Company’s pre-approval policy whereby the Audit Committee has provided pre-approval for specific types of audit, audit-related and tax compliance services within certain fee limitations. The Audit Committee believes the combination of these two approaches results in an effective and efficient procedure to manage the approval of services performed by the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile, and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative.

All requests or applications for Ernst & Young LLP services are submitted to the Senior Vice President, Finance and include a detailed description of services to be rendered. The detailed descriptions are then reviewed against a list of approved services and are provided to the Audit Committee for review and approval. All requests or applications for Ernst & Young LLP services receive approval from the Senior Vice President, Finance, prior to the Audit Committee’s review and approval.

Governance Insights: KORN FERRY ACHIEVES ISO SECURITY AND PRIVACY CERTIFICATIONS

Q & A WITH DEBRA PERRY, CHAIR OF THE AUDIT COMMITTEE

Question: What is the significance of Korn Ferry’s ISO/IEC 27001:2013 and ISO/IEC 27018:2014 certifications?

ISO (International Organization for Standardization) is an independent organization that develops and publishes voluntary international standards. ISO/IEC 27001:2013 and ISO/IEC 27018:2014 are comprehensive international standards that establish best practices and comprehensive controls for implementing, maintaining, and continuously improving information security management systems and a code of practice for protection of personally identifiable information. Certifications in these standards are awarded to companies that have demonstrated mature and consistent information security and privacy programs. Korn Ferry has been certified by the British Standards Institute (BSI) to ISO/IEC 27001:2013 and ISO/IEC 27018:2014 for key platforms and processes. We are very proud of receiving these certifications which evidence Korn Ferry’s commitment to best practice information security methods, compliance with globally recognized standards, and the maturity of our global privacy and security programs.

Question: How did Korn Ferry prepare for certification for compliance with the ISO standards?

Protecting the confidentiality of client information, the privacy of personal information, and the security of our systems and networks has long been and will continue to be a priority at Korn Ferry. Trust is the cornerstone of our relationships with clients, individuals, and the public. When these stakeholders provide information to us, they expect that we will keep that information secure and comply with applicable data protection laws and regulations. Taking a holistic approach to privacy and security, Korn Ferry continuously evolves its information security and data privacy programs and practices to ensure the safety, security, and responsible use of the information and data our stakeholders entrust to us.

More specifically, in preparation for the General Data Protection Regulation in the European Union, which took effect on May 25, 2018, and in advance of certification for compliance with ISO standards, we partnered with teams of internal and external privacy and cybersecurity professionals to review and enhance our operations. We vetted our tools and technologies to identify opportunities for improvement. We updated policies and procedures to enhance the safeguarding of data within Korn Ferry. We also updated our existing risk assessment and management processes, overhauled our privacy training programs, and continue to evaluate our current and new third-party service providers to ensure that data is adequately protected. Going forward, Korn Ferry will work toward continuous improvements of our practices through yearly BSI audits.

Korn Ferry has created a dedicated webpage to specifically address its commitment to privacy and security. To learn more, please visit www.kornferry.com/privacy/security.

64 | 2019 Proxy Statement

Back to Contents

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of four non-employee directors, all of whom are “independent” under the applicable listing standards of the NYSE and the applicable rules of the SEC. The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board. A copy of the current Audit Committee Charter is available from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the “About” drop-down menu, then click on the “Corporate Governance” link located in the center of the page.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent registered public accounting firm is responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent registered public accounting firm.

As part of the oversight process, the Audit Committee met six times during fiscal year 2019. Throughout the year, the Audit Committee met with the Company’s independent registered public accounting firm, management and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s consolidated financial statements for the year ended April 30, 2019 and the quarters ended July 31, 2018, October 31, 2018, and January 31, 2019;
•	oversaw and discussed with management the Company’s review of internal control over financial reporting;
•	reviewed management’s representations that the Company’s consolidated financial statements were prepared in accordance with GAAP and present fairly the results of operations and financial position of the Company;
•	discussed with the independent registered public accounting firm the matters required to be communicated to audit committees under applicable standards of the Public Company Accounting Oversight Board;
•	received the written disclosures and letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence;
•	reviewed and evaluated the performance and quality of the independent registered public accounting firm and its lead audit partner in its determination to recommend the retention of the independent registered public accounting firm, including by assessing the performance of the independent registered public accounting firm from within the Audit Committee and from the perspective of senior management and the internal auditor;
•	considered whether the provision of non-audit services by the registered public accounting firm to the Company is compatible with maintaining the registered public accounting firm’s independence;
•	monitored the Alertline reporting system implemented to provide an anonymous complaint reporting procedure;
•	reviewed the scope of and overall plans for the annual audit and the internal audit program;
•	reviewed new accounting standards applicable to the Company with the Company’s Chief Financial Officer, internal audit department and Ernst & Young LLP;
•	consulted with management and Ernst & Young LLP with respect to the Company’s processes for risk assessment and risk mitigation;
•	reviewed the Company’s cybersecurity and data privacy risks and the Company’s policies and controls designed to mitigate these risks;
•	reviewed the implementation and effectiveness of the Company’s Ethics and Compliance Program, including processes for monitoring compliance with the law, Company policies, and the Code of Business Conduct and Ethics; and
•	reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 30, 2019, which it made based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework).

The Audit Committee has reviewed and discussed with the Company’s independent registered public accounting firm its review and report on the Company’s internal control over financial reporting as of April 30, 2019. Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2019 for filing with the SEC.

Audit Committee

Debra J. Perry (Chair)

William R. Floyd

Jerry P. Leamon

Angel R. Martinez

65 | 2019 Proxy Statement

Back to Contents

This page intentionally left blank

Back to Contents

05

OTHER

PROPOSALS

PROPOSAL NO. 5 STOCKHOLDER PROPOSAL REQUESTING AMENDMENTS TO ALLOW HOLDERS OF 10% OF OUTSTANDING SHARES TO CALL SPECIAL STOCKHOLDER MEETINGS	68
Stockholder Proposal	68
Board Statement in Opposition	69
Recommendation of the Board	69

67 | 2019 Proxy Statement

Back to Contents

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REQUESTING AMENDMENTS TO ALLOW HOLDERS OF 10% OF OUTSTANDING SHARES TO CALL SPECIAL STOCKHOLDER MEETINGS

A stockholder has submitted the following proposal to the Company for action at the Annual Meeting. We will provide the name, address, and share ownership of the stockholder proponent promptly upon receiving an oral or written request to the Company’s Corporate Secretary at the address and phone number listed on page 78 of this Proxy Statement. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the stockholder proponent.

Our Board of Directors opposes the adoption of the proposal and asks you to review our Board’s response, which follows the stockholder’s supporting statement.

STOCKHOLDER PROPOSAL

Proposal 5 – Special Shareholder Meetings

Resolved, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes.

Nuance Communications, Inc. (NUAN) shareholders gave 94%-support on February 28, 2018 to a rule 14a-8 proposal calling for 10% of shareholders to call a special meeting.

It is important that our company goes the extra mile and adopts an ownership threshold of 10%. Some companies have adopted an ownership threshold of 25% which can be unrealistic. An ownership threshold of 25% can mean that more than 50% of shareholders must be contacted during a short window of time to simply call a special meeting. Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the ownership threshold that is needed for a special meeting.

This propsal topic (specifying 10% of our outstanding common stock) a won 43%-support from Korn/Ferry shareholers in 2018. This 43%-suport would have probably been higher if all shareholders had access to independent proxy voting recmendatons.

Please vote to to give management more of an incentive to listen to shareholders:

Special Shareholder Meetings – Proposal 5

68 | 2019 Proxy Statement

Back to Contents

BOARD STATEMENT IN OPPOSITION

The Board unanimously recommends a vote “AGAINST” the proposal for the reasons discussed below

After careful review and discussion, the Board recommends that stockholders vote “AGAINST” this proposal because it is unnecessary and not in the best interests of the Company or stockholders. The Company already permits stockholders holding 25% of outstanding shares of Company common stock to call a special meeting of stockholders. This right is available to stockholders as a result of amendments to the Company’s governing documents recommended by the Board and approved by stockholders (by approximately 98% of votes cast for/against) last year. Notably, last year the Company’s stockholders also rejected a substantially similar stockholder proposal seeking a 10% special meeting threshold.

The Board strongly believes the current 25% threshold strikes the appropriate balance between giving stockholders a meaningful right to call a special meeting and not allowing a small minority of stockholders to require the Company to expend significant money and time on a special meeting. Moreover, a 25% threshold is also the same as, or lower than, the special meeting rights at 70% of 469 S&P 500 companies surveyed by FactSet.

Special meetings of stockholders can be potentially disruptive to both business operations and long-term stockholder interests, as they cost money and demand significant attention from senior management and the Board. For each special meeting, the Company would incur the administrative and legal costs required to prepare and distribute the appropriate disclosure documents and hold the meeting. Reducing the Company’s threshold to 10% could require the Company to incur such costs more often and for a special meeting that up to 90% of stockholders may not support. The Board believes special meetings should be limited to those instances where truly urgent or important matters or concerns need to be addressed in between annual meetings of stockholders.

Moreover, lowering the existing special meeting threshold is not necessary because, through its robust governance practices, the Company promotes Board accountability and provides stockholders with additional means to engage on issues of interest or importance. These practices include:

•	an independent Chair of the Board;
•	a majority voting standard for the election of directors in uncontested elections, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;
•	key Board committees chaired by and comprised solely of independent directors;
•	an active stockholder engagement program; and
•	the ability of stockholders to send communications to the members of the Board, any of its committees, the independent directors as a group, or any of the independent directors by email or in writing.

A full discussion of the Company’s practices is provided in this Proxy Statement under the heading “Corporate Governance.” With these strong corporate governance policies and practices—including the ability of stockholders holding a reasonable minority of stock to call special meetings—the Company already provides stockholders with a significant ability to raise important matters with senior management and the Board. As a result, the Board believes that this stockholder proposal is not necessary and not in the best interests of the Company or stockholders.

For these reasons, the Board unanimously recommends that you vote your shares “AGAINST” this stockholder proposal.

RECOMMENDATION
OF THE BOARD

The Board unanimously recommends that you vote your shares “AGAINST” this stockholder proposal.

69 | 2019 Proxy Statement

Back to Contents

This page intentionally left blank

Back to Contents

06

GENERAL
INFORMATION

71 | 2019 Proxy Statement

Back to Contents

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 5, 2019, the beneficial ownership of common stock of the Company of each director and each nominee for director, each named executive officer, and the holdings of all directors and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is c/o Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

Name of Beneficial Owner	Amount Beneficially Owned and Nature of Beneficial Ownership	(1)	Percent of Class(1)
Doyle N. Beneby	0	(2)	*%
William R. Floyd	30,460	(3)	*
Christina A. Gold	19,340	(4)	*
Len J. Lauer	0		*
Jerry P. Leamon	17,532	(4)	*
Angel R. Martinez	7,460	(4)	*
Debra J. Perry	25,460	(4)	*
George T. Shaheen	48,100	(5)	*
Lori J. Robinson	0		*
Gary D. Burnison	310,776	(6)	*
Robert P. Rozek	151,277	(7)	*
Byrne Mulrooney	113,220	(8)	*
Mark Arian	22,566	(9)	*
All directors and executive officers as a group (11 persons)	746,191	(10)	1.31%
BlackRock Inc. 55 East 52nd Street, New York, NY 10055	8,602,101	(11)	15.08%
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	6,253,337	(12)	10.96%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road, Austin, TX 78746	3,781,913	(13)	6.63%
*	Designated ownership of less than 1% of the Company’s outstanding common stock.
(1)	Applicable percentage of ownership is based upon 57,053,460 shares of common stock outstanding as of August 5, 2019, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable within 60 days of August 5, 2019. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
(2)	Excludes (i) 11,950 fully vested deferred stock units and (ii) 2,430 restricted stock units which vest on October 2, 2019, all of which Mr. Beneby has deferred receipt of until his retirement from the Board.
(3)	Includes (i) 28,030 fully vested deferred stock units and (ii) 2,430 restricted stock units which vest on October 2, 2019, all of which Mr. Floyd has deferred receipt of until his retirement from the Board. All of the shares underlying such units will be delivered to Mr. Floyd on October 3, 2019, immediately following his retirement at the Annual Meeting.
(4)	Includes 2,430 restricted stock units which vest on October 2, 2019.
(5)	Excludes (i) 45,670 fully vested deferred stock units and (ii) 2,430 restricted stock units which vest on October 2, 2019, all of which Mr. Shaheen has deferred receipt of until his retirement from the Board. All of the shares underlying such units will be delivered to Mr. Shaheen on October 3, 2019, immediately following his retirement at the Annual Meeting.
(6)	Includes 101,006 shares of unvested restricted stock over which Mr. Burnison has sole voting but no investment power.
(7)	Includes 45,626 shares of unvested restricted stock over which Mr. Rozek has sole voting but no investment power.
(8)	Includes 41,710 shares of unvested restricted stock over which Mr. Mulrooney has sole voting but no investment power.
(9)	Includes 17,820 shares of unvested restricted stock over which Mr. Arian has sole voting but no investment power.
(10)	Includes (i) 14,580 restricted stock units which vest on October 2, 2019 (of which receipt of 4,860 shares underlying such units has been deferred until October 3, 2019, as described in footnotes (3) and (5)) and (ii) 73,700 fully vested deferred stock units for which receipt has been deferred until October 3, 2019, as described in footnotes (3) and (5), but excludes 14,380 restricted stock units, as described in footnote (2) for which delivery has been deferred until retirement and will not settle within 60 days of August 5, 2019.
(11)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 31, 2019, which indicates that BlackRock, Inc. has sole voting power with respect to 8,408,609 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 8,602,101 shares, and shared dispositive power with respect to 0 shares.
(12)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2019, which indicates that Vanguard has sole voting power with respect to 118,134 shares, shared voting power with respect to 6,732 shares, sole dispositive power with respect to 6,133,619 shares, and shared dispositive power with respect to 119,718 shares.
(13)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 8, 2019, which indicates that Dimensional has sole voting power with respect to 3,688,717 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,781,913 shares, and shared dispositive power with respect to 0 shares.

72 | 2019 Proxy Statement

Back to Contents

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

(1)	The election of the eight directors nominated by our Board and named in this Proxy Statement to serve on the Board until the 2020 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal;

(2)	A non-binding advisory resolution to approve the Company’s executive compensation;

(3)	Approval of the Fourth Amended and Restated 2008 Stock Incentive Plan;

(4)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2020 fiscal year; and

(5)	A stockholder proposal requesting amendments to allow holders of 10% of outstanding shares to call special stockholder meetings, if properly presented at the Annual Meeting.

HOW DOES THE BOARD RECOMMEND I VOTE ON EACH OF THE PROPOSALS?

The Board unanimously recommends that you vote your shares:

•	“FOR” the election of the eight directors nominated by the Board and named in this Proxy Statement to serve on the Board until the 2020 Annual Meeting of Stockholders;

•	“FOR” the approval, on an advisory basis, of the Company’s executive compensation;

•	“FOR” the approval of the Fourth Amended and Restated 2008 Stock Incentive Plan;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2020 fiscal year; and

•	“AGAINST” the stockholder proposal requesting amendments to allow holders of 10% of outstanding shares to call special stockholder meetings.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Holders of the Company’s common stock as of the close of business on August 5, 2019, the Record Date, are entitled to vote at the Annual Meeting.

WHO CAN ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the Record Date (or their authorized representatives). If your shares are held by a bank, broker or other nominee, please bring to the Annual Meeting your bank or broker statement evidencing your beneficial ownership of Company stock to gain admission to the Annual Meeting. Stockholders who plan to attend the Annual Meeting must present a valid government-issued photo identification. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of the Record Date.

HOW MANY VOTES IS EACH SHARE OF COMMON STOCK ENTITLED TO?

Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 57,053,460 shares of Company common stock issued and outstanding.

HOW DO I VOTE?

You can vote in person at the Annual Meeting or by proxy.

HOW DO I VOTE BY PROXY?

There are three ways to vote by proxy:

(1) By Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Notice or proxy card;

(2) By Internet—You can vote over the Internet at www. proxyvote.com by following the instructions on the Notice or proxy card; or

(3) By Mail—If you received your proxy materials by mail, you can vote by mail by completing, signing, dating, and mailing the enclosed proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you submit a proxy without indicating your instructions, your shares will be voted as follows:

73 | 2019 Proxy Statement

Back to Contents
•	“FOR” the election of the eight directors nominated by the Board and named in this Proxy Statement to serve on the Board until the 2020 Annual Meeting of Stockholders;

•	“FOR” the approval, on an advisory basis, of the Company’s executive compensation;

•	“FOR” the approval of the Fourth Amended and Restated 2008 Stock Incentive Plan;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2020 fiscal year; and

•	“AGAINST” the stockholder proposal requesting amendments to allow holders of 10% of outstanding shares to call special stockholder meetings.

CAN I REVOKE MY PROXY AFTER I HAVE SUBMITTED IT?

Yes, once you have submitted your proxy, you have the right to revoke your proxy at any time before it is voted by:

(1) Sending a written revocation to the Corporate Secretary;
(2) Submitting a later dated proxy; or
(3) Attending the Annual Meeting and voting in person.

WHO WILL COUNT THE VOTES?

Representatives of Broadridge will count the votes and act as the inspector of election at the Annual Meeting.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL INSTEAD OF A FULL SET OF PRINTED PROXY MATERIALS?

Pursuant to rules adopted by the SEC, we are making this Proxy Statement available to our stockholders electronically via the Internet. On or about August 20, 2019, we will mail the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of our common stock at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our 2019 Annual Report. The Notice also contains instructions on how to request a paper copy of the Proxy Statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of the Annual Meeting.

CAN I VOTE MY SHARES BY FILLING OUT AND RETURNING THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR MORE THAN ONE SET OF PRINTED PROXY MATERIALS?

If you hold your shares in more than one account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date, and return a proxy card or voting card for each account.

WHAT IF I OWN SHARES THROUGH THE COMPANY’S 401(K) PLAN?

If you own shares that are held in our 401(k) plan, the trustees of the 401(k) plan will vote those shares.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND AS A “BENEFICIAL OWNER”?

You are a “beneficial owner” if your shares are held in a brokerage account, including an Individual Retirement Account, by a bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting. Your broker, bank or other nominee has provided you with voting instructions.

You are a “stockholder of record” if your shares are registered directly in your name with the Company’s transfer agent.

WHAT IF A BENEFICIAL OWNER DOES NOT PROVIDE THE STOCKHOLDER OF RECORD WITH VOTING INSTRUCTIONS FOR A PARTICULAR PROPOSAL?

If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes” with respect to that proposal. “Broker non-votes” are shares held by a broker, bank or other nominee with respect to which the holder of record does not have discretionary power to vote on a particular proposal and with respect to which instructions were never received from the beneficial owner. Shares that constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting even though the same shares will be considered present for purposes of establishing a quorum and may be entitled to vote on other proposals. However, in certain circumstances, such as the appointment of the independent registered public accounting firm, the broker, bank or other nominee has discretionary authority and therefore is permitted to vote your shares even if the broker, bank or other nominee does not receive voting instructions from you. Election of directors, the advisory vote to approve the Company’s executive compensation, the proposal to approve the

74 | 2019 Proxy Statement

Back to Contents
Fourth Amended and Restated 2008 Stock Incentive Plan, and the stockholder proposal on special meetings are not considered “routine” matters and as a result, your broker, bank or other nominee will not have discretion to vote on these matters at the Annual Meeting unless you provide applicable instructions to do so. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

WHAT IS THE REQUIREMENT TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

In order to conduct business at the Annual Meeting, a “quorum” must be established. A “quorum” is a majority in voting power of the outstanding shares of common stock. A quorum must be present in person or represented by proxy at the Annual Meeting for business to be conducted. As discussed below, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

HOW ARE VOTES COUNTED?

Shares of common stock that reflect abstentions are treated as present and entitled to vote for the purposes of establishing a quorum. Abstentions will have no effect on director elections, but will have the effect of a vote against all other proposals. Shares of common stock that reflect broker non-votes are treated as present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH PROPOSAL?

For Proposal No. 1, in uncontested elections, directors are elected by a majority of the votes cast, meaning that each nominee must receive a greater number of shares voted “for” such nominee than the shares voted “against” such nominee. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Company’s Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results were certified, the Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale behind it. In a contested election—a circumstance we do not anticipate—director nominees are elected by a plurality vote. Abstentions and broker non-votes will not affect the outcome of the election of directors.

For Proposal No. 2 to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In determining the outcome of Proposal No. 2, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome.

For Proposal No. 3 to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In addition, in accordance with the listing requirements of the New York Stock Exchange, approval of Proposal No. 3 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. In determining the outcome of Proposal No. 3, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome.

For Proposal No. 4 to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In determining the outcome of Proposal No. 4, abstentions have the effect of a negative vote.

For Proposal No. 5 to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In determining the outcome of Proposal No. 5, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome.

WHAT HAPPENS IF ADDITIONAL MATTERS (OTHER THAN THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT) ARE PRESENTED AT THE ANNUAL MEETING?

The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your proxy gives Gary D. Burnison and Robert P. Rozek authority to vote on those matters in their discretion.

WHO WILL BEAR THE COST OF THE PROXY SOLICITATION?

The entire cost of the proxy solicitation will be borne by the Company. We hired D.F. King to assist in the distribution of proxy materials and solicitation of votes for approximately $30,000, plus reimbursement of any out of pocket expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

WHO IS MAKING THE SOLICITATION IN THIS PROXY STATEMENT?

Korn Ferry is soliciting your vote with this proxy statement.

75 | 2019 Proxy Statement

Back to Contents

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, stockholders that beneficially own more than 5% of the Company’s common stock may engage the Company and its subsidiaries, in the ordinary course of business, to provide certain services and products. These transactions are negotiated on an arm’s-length basis and are subject to review and approval under the Company’s Related Person Transactions Policy described below. During fiscal year 2019, in the ordinary course of business, the Company and its subsidiaries provided The Vanguard Group (“Vanguard”), a greater than five percent beneficial owner of the Company’s common stock, with certain services and products. The aggregate fees and expenses payable by Vanguard in fiscal year 2019 for such services and products was approximately $1.27 million. The transactions with Vanguard were entered into on an arm’s-length basis, contain customary terms and conditions and were approved under the Company’s Related Person Transaction Policy. In the future, the Company and its subsidiaries may provide, in the ordinary course of business, additional services and products to Vanguard.

Except as described above, to our knowledge, since the beginning of fiscal year 2019, the Company has not entered into or proposed to enter into any transaction with any executive officer, director or director nominee, beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing.

RELATED PERSON TRANSACTION APPROVAL POLICY

In June 2009, the Board adopted a written amended and restated policy for the review and approval of all transactions with related persons (the “Related Person Transactions Policy”), pursuant to which the Audit Committee must review the material facts of, and either approve or disapprove the Company’s entry into, any transaction, arrangement or relationship or any series thereof in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) the Company or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity). For purposes of the Related Person Transaction Policy, a “related person” is any person who is or was since the beginning of the Company’s most recently completed fiscal year an executive officer, director or director nominee of the Company, any beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing. As provided for in the Related Person Transaction Policy, the Audit Committee has reviewed and pre-approved the entry into certain types of related person transactions, including without limitation the employment of executive officers and director compensation. In addition, the Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is less than $1,000,000.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, officers and greater than ten percent beneficial owners to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company in fiscal year 2019 and the representations of reporting persons, all of the filings by the Company’s directors, officers and beneficial owners of more than ten percent of the Company’s common stock were filed on a timely basis during fiscal year 2019 except for the following: (i) two Form 4s for Gary Burnison (one of which was with respect to the following transactions: the withholding of shares upon vesting of time-based restricted stock to satisfy the Company’s tax withholding obligations, the settlement of Relative TSRs, and the withholding of shares upon vesting of such Relative TSRs to satisfy the Company’s tax withholding obligations; and the other of which was with respect to the settlement of performance criteria in respect of Synergy RSUs); (ii) two Form 4s for Robert Rozek (one of which was with respect to the following transactions: the withholding of shares upon vesting of time-based restricted stock to satisfy the Company’s tax withholding obligations, the settlement of Relative TSRs, and the withholding of shares upon vesting of such Relative TSRs to satisfy the Company’s tax withholding obligations; and the other of which was with respect to the settlement of performance criteria in respect of Synergy RSUs); and (iii) one Form 4 for Byrne Mulrooney (with respect to the following transactions: the withholding of shares upon vesting of time-based restricted stock to satisfy the Company’s tax withholding obligations, the settlement of Relative TSRs, and the withholding of shares upon vesting of such Relative TSRs to satisfy the Company’s tax withholding obligations).

76 | 2019 Proxy Statement

Back to Contents

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders for fiscal year 2019, which includes the Company’s Annual Report on Form 10-K for the year ended April 30, 2019 (excluding the exhibits thereto) will be made available to stockholders at the same time as this Proxy Statement. Our 2019 Annual Report and Proxy Statement are posted on our website at www.kornferry.com. If any person who was a beneficial owner of the common stock of the Company on August 5, 2019 desires a complete copy of the Company’s Form 10-K, including the exhibits thereto, he/she/it will be provided with such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of August 5, 2019 and should be directed to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. The Company’s Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or to corporatesecretary@kornferry.com. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. The Company’s Board of Directors will endeavor to promptly respond to all appropriate communications and encourages all stockholders and interested persons to use the aforementioned email and mailing address to send communications relating to the Company’s business to the Board and its members.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR CONSIDERATION AT THE 2020 ANNUAL MEETING

If a stockholder wishes to submit a proposal for consideration at the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, and wants that proposal to appear in the Company’s proxy statement and form of proxy for that meeting, the proposal must be submitted in writing and received at Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary, no later than April 22, 2020. Each stockholder proposal must comply with the Exchange Act, the rules and regulations thereunder, and the Company’s bylaws as in effect at the time of such notice. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and form of proxy.

The Company’s bylaws also establish an advance notice procedure with regard to nominating persons for election to the Board and proposals of other business that are not submitted for inclusion in the Proxy Statement and form of proxy but that a stockholder instead wishes to present directly at an annual meeting of stockholders. If a stockholder wishes to submit a nominee or other business for consideration at the 2020 Annual Meeting of Stockholders without including that nominee or proposal in the Company’s Proxy Statement and form of proxy, the Company’s bylaws require, among other things, that the stockholder submission contain certain information concerning the nominee or other business, as the case may be, and other information specified in the Company’s bylaws, and that the stockholder provide the Company with written notice of such nominee or business no later than the close of business on July 5, 2020, nor earlier than the close of business on June 5, 2020; provided, however, that in the event that the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date of the 2019 Annual Meeting of Stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming the nominees for the additional directorships, at least 10 days before the last day a stockholder must deliver his or her written notice under the Company’s bylaws a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. A stockholder notice should be sent to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Proposals or nominations not meeting the advance notice requirements in the Company’s bylaws will not be entertained at the 2020 Annual Meeting of Stockholders. A copy of the full text of the relevant bylaw provisions may be obtained from the Company’s filings with the SEC or by writing our Corporate Secretary at the address identified above.

77 | 2019 Proxy Statement

Back to Contents

STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you, please submit a request, either in writing or by phone, by contacting the Company at Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or at (310) 552-1834, and we will promptly send you the materials you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for the purposes of this year’s Annual Meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Corporate Secretary at the telephone number noted previously if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors,

Jonathan Kuai

General Counsel and Corporate Secretary

August 20, 2019

78 | 2019 Proxy Statement

Back to Contents

APPENDIX A

NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In particular, it includes:

•	Constant currency (calculated using a quarterly average) amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period;
•	EBITDA, or earnings before interest, taxes, depreciation and amortization;
•	Adjusted EBITDA, which is EBITDA further adjusted to exclude restructuring (recoveries) charges, net, integration/acquisition costs and tradename write-offs; and
•	Adjusted EBITDA margin.

This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Management believes the presentation of non-GAAP financial measures in this Proxy Statement provides meaningful supplemental information regarding Korn Ferry’s performance by excluding certain charges and other items that may not be indicative of Korn Ferry’s ongoing operating results. These non-GAAP financial measures are performance measures and are not indicative of the liquidity of Korn Ferry. These charges and other items represent 1) the tax impact associated with the Tax Act, 2) costs we incurred to acquire and integrate a portion of our Advisory business, 3) charges we incurred or recoveries we received to restructure the combined company due to the acquisition of a portion of our Advisory business, and 4) tradename write-offs associated with the rebranding plan initiated by Korn Ferry. The use of non-GAAP financial measures facilitates comparisons to Korn Ferry’s historical performance. Korn Ferry includes non-GAAP financial measures because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its evaluation of Korn Ferry’s ongoing operations and financial and operational decision-making. EBITDA refers to earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to exclude tradename write-offs, integration/acquisition costs and restructuring charges, net, thereby excluding certain charges that management does not consider ongoing in nature and allowing management and investors to make more meaningful period-to-period comparisons of the Company’s operating results. Management further believes that EBITDA is useful to investors because it is frequently used by investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes and capitalized asset values, all of which can vary substantially from company to company. In the case of constant currency amounts, management believes the presentation of such information provides useful supplemental information regarding Korn Ferry’s performance as excluding the impact of exchange rate changes on Korn Ferry’s financial performance allows investors to make more meaningful period-to-period comparisons of the Company’s operating results, to better identify operating trends that may otherwise be masked or distorted by exchange rate changes and to perform related trend analysis, and provides a higher degree of transparency of information used by management in its evaluation of Korn Ferry’s ongoing operations and financial and operational decision-making.

A-1 | 2019 Proxy Statement

Back to Contents

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KORN FERRY AND OPERATING INCOME (GAAP) TO EBITDA AND ADJUSTED EBITDA (NON-GAAP)

	Year Ended April 30,
(in thousands, except per share amounts)	2019	2018
NET INCOME ATTRIBUTABLE TO KORN FERRY	$102,651	$133,779
Net income attributable to non-controlling interest	2,145	2,118
NET INCOME	104,796	135,897
Income tax provision	29,544	70,133
Equity in earnings of unconsolidated subsidiaries, net	(311)	(297)
INCOME BEFORE PROVISION FOR INCOME TAXES AND EQUITY OF UNCONSOLIDATED SUBSIDIARIES	134,029	205,733
Other (income) loss, net	(10,094)	(11,119)
Interest Expense	16,891	13,832
OPERATING INCOME	140,826	208,446
Depreciation and amortization	46,489	48,588
Other income (loss), net	10,094	11,119
Equity in earnings of unconsolidated subsidiaries, net	311	297
EBITDA	197,720	268,450
Restructuring charges, net(1)	—	78
Integration/acquisition costs(2)	6,746	9,430
Tradename write-offs(3)	106,555	—
ADJUSTED EBITDA	$311,021	$277,958

OPERATING MARGIN	7.3%	11.8%
Depreciation and amortization	2.4%	2.8%
Other income (loss), net	0.6%	0.6%
Equity in earnings of unconsolidated subsidiaries, net	—	—
EBITDA MARGIN	10.3%	15.2%
Restructuring charges, net(1)	—	—
Integration/acquisition costs(2)	0.4%	0.5%
Tradename write-offs(3)	5.4%	—
ADJUSTED EBITDA MARGIN	16.1%	15.7%

   Explanation of Non-GAAP Adjustments

(1)	Restructuring plan implemented in order to rationalize our cost structure by eliminating redundant positions and consolidating office space due to a previous acquisition that took place on December 1, 2015.
(2)	Costs associated with completing a previous acquisition, such as legal and professional fees, retention awards and the on-going integration expenses to combine the companies.
(3)	The Company is implementing a plan to go to market under a single, master brand architecture to simplify the Company’s organizational structure by eliminating and/or consolidating certain legal entities and implementing a rebranding of the Company to offer the Company’s current products and services using the “Korn Ferry” name, branding and trademarks. As a result of this the Company was required under U.S. generally accepted accounting principles to record a one-time, non-cash tradename write-offs.

A-2 | 2019 Proxy Statement

Back to Contents

RECONCILIATION OF FEE REVENUE GROWTH REPORTED TO FEE REVENUE GROWTH AT CONSTANT CURRENCY

	FY’19 Total Yr. vs. FY’18 Total Yr.
	Reported		Const. Curr.
	$M	% Grth.	$M	% Grth.
Executive Search
North America	$455.8	12%	$456.7	12%
Europe	182.8	5%	188.6	9%
Asia / Pacific	104.3	8%	107.8	12%
Latin America	31.9	4%	36.5	19%
TOTAL EXEC. SEARCH	$774.8	9%	$789.6	11%
Advisory
TOTAL ADVISORY	$821.0	5%	$845.8	8%
RPO & Prof. Search
TOTAL RPO & PROF. SCH	$330.1	21%	$338.9	24%
TOTAL K/F	$1,926.0	9%	$1,974.3	12%

A-3 | 2019 Proxy Statement

Back to Contents

APPENDIX B

KORN FERRY FOURTH AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the Korn Ferry Fourth Amended and Restated 2008 Stock Incentive Plan (the “Plan”) is to advance the interests of Korn Ferry by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of Korn Ferry. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Administrator” means the Administrator of the Plan in accordance with Section 19.

“Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

“Board” means the board of directors of the Company.

“Cause” means (unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement) a termination of service, based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that the Participant: (1) is or has been dishonest, incompetent, or negligent in the discharge of his or her duties to the Company; or has refused to perform stated or assigned duties; (2) has committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful or negligent violation of any law, rule or regulation or of Company rules or policy, in any material respect; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses); (3) has materially breached any of the provisions of any agreement with the Company or a parent corporation; or (4) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Company; or has induced a customer to break or terminate any contract with the Company or an affiliate; or has induced any principal for whom the Company (or an affiliate) acts as agent to terminate such agency relationship. A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Administrator) on the date when the Company first delivers notice to the Participant of a finding of termination for Cause and shall be final in all respects on the date following the opportunity to be heard and written notice to the Participant that his or her service is terminated.

“Change in Control” means any of the following:

(1)	An acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest in (either comprising “ownership of”) more than 50% of the Common Stock or voting securities entitled to then vote generally in the election of directors of the Company (“Voting Stock”), after giving effect to any new issue in the case of an acquisition from the Company; or

(2)	Consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (A) in which all or substantially all of the holders of Voting Stock hold or receive directly or indirectly 50% or more of the voting stock of the entity resulting from the Business Combination (or a parent company), and (B) after which no Person (other than any one or more of the Excluded Persons) owns more than 50% of the voting stock of the resulting entity (or a parent

B-1 | 2019 Proxy Statement

Back to Contents
company) who did not own directly or indirectly at least that amount of Voting Stock immediately before the Business Combination, and (C) after which one or more Excluded Persons own an aggregate number of shares of the voting stock at least equal to the aggregate number of shares of voting stock owned by any other Person who is not an Excluded Person (except for any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act), if any, and who owns more than 50% of the voting stock; or

(3)	Consummation of the dissolution or complete liquidation of the Company; or

(4)	During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (1) or (2) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

“Common Stock” means the Company’s common stock, par value $0.01, subject to adjustment as provided in Section 12.

“Company” means Korn Ferry, a Delaware corporation, and any successor thereto.

“Detrimental Activity” with respect to a Participant means that such Participant:

(1)	has directly or indirectly engaged in any business for his or her own account that competes with the business of any entity within the Company Group (“Company Group” means the Company, the Subsidiaries, and any affiliate of the Company or a Subsidiary) (a business in competition with any entity within the Company Group includes, without limitation, any business in an industry which any business in the Company Group may conduct business from time to time and any business in an industry which any entity within the Company Group has specific plans to enter in the future and as to which the Participant is aware of such planning); or

(2)	has committed or engaged in an unauthorized disclosure or use of inside information, trade secrets or other confidential information, or an unauthorized use of trade names, trademarks, or other proprietary business designations owned or used in connection with the business of any entity within the Company Group; has failed to timely return to the Company in accordance with Company policy all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company Group; or

(3)	has entered the employ of, renders services to, or has acquired a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group; has acted intentionally in a manner injurious to the reputation, business or assets of, any entity within the Company Group; has interfered with business relationships (whether formed before or after the date hereof) between the Company, any Subsidiary, any of their respective affiliates, and any customers, suppliers, officers, employees, partners, members or investors; has influenced or attempted to influence a vendor or customer of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, induced a principal for whom an entity within the Company Group acts as agent to terminate such agency relationship, or induced an employee of any entity within the Company Group who earned $25,000 or more on an annualized basis during the last six months of his or her employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of any entity within the Company Group.

“Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months by reason of which the Participant is unable to engage in any substantial gainful activity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means (1) the Company or any Subsidiary; (2) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; (3) any employee benefit plan of the Company; or (4) any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (2) of this definition.

“Fair Market Value” means, as of any date, the closing price per share at which the Shares are sold in the regular way on the New York Stock Exchange or, if no Shares are traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares are traded on the New York Stock Exchange.

“First Restatement Effective Date” has the meaning set forth in Section 4.

“Fourth Restatement Effective Date” has the meaning set forth in Section 4.

“Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

“Incentive Stock Option” means a stock option that satisfies the requirements for an “incentive stock option” within the meaning of Section 422 of the Code and does not provide that it will not be treated as an “incentive stock option”.

B-2 | 2019 Proxy Statement

Back to Contents

“Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

“Nonqualified Stock Option” means a stock option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

“Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

“Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14 (d) of the Exchange Act.

“Plan” means the Fourth Amended and Restated Korn Ferry 2008 Stock Incentive Plan as set forth herein and as amended from time to time.

“Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

“Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

“Second Restatement Effective Date” has the meaning set forth in Section 4.

“Share” means a share of the Common Stock, subject to adjustment as provided in Section 12.

“Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity that is directly or indirectly controlled by the Company.

“Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider who is not an employee, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

“Third Restatement Effective Date” has the meaning set forth in Section 4.

3.	Eligibility

Any person who is a current or prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. For avoidance of doubt, no Award may be granted to a prospective officer or employee until the time that such individual’s employment with the Company or any Subsidiary has commenced. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was originally adopted by the Board as of August 22, 2008, and became effective when it was approved by the Company’s stockholders on September 23, 2008. The Plan was amended and restated effective upon the approval of the Company’s stockholders on September 10, 2009 (the “First Restatement Effective Date”). The second amendment and

B-3 | 2019 Proxy Statement

Back to Contents

restatement of the Plan was adopted by the Board of Directors of the Company on August 22, 2012 and it became effective when it was approved by the Company’s stockholders on September 27, 2012 (the “Second Restatement Effective Date”). The third amendment and restatement of the Plan was adopted by the Board of Directors of the Company on August 23, 2016 and it became effective when it was approved by the Company’s stockholders on October 6, 2016 (the “Third Restatement Effective Date”). The Plan was further revised effective January 1, 2019 to reflect the Company’s name change but stockholder approval was not required in connection with such revisions. This fourth amendment and restatement of the Plan was adopted by the Board of Directors of the Company on August 19, 2019 and it will become effective when it is approved by the Company’s stockholders (the “Fourth Restatement Effective Date”). The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Fourth Restatement Effective Date; provided, however, that Incentive Stock Options may not be granted under the Plan after the tenth (10th) anniversary of the date of the Board’s approval of the fourth amendment and restatement of the Plan. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect. The Plan as amended and restated hereunder shall apply to Awards granted on or after the Fourth Restatement Effective Date. Except as specifically provided for herein, the provisions of the Plan in existence prior to this fourth amendment and restatement shall continue to govern Awards granted prior to the Fourth Restatement Effective Date, including, for avoidance of doubt, the applicable fungible ratio in effect as of the grant date for any Awards granted under the Plan prior to the Fourth Restatement Effective Date.

5.	Shares Subject to the Plan and to Awards

(a)	Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards granted under this Plan on and after July 31, 2019 shall not exceed 3,600,000 plus any Shares (i) subject to outstanding awards under any prior version of the 2008 Stock Incentive Plan that on or after July 31, 2019 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)	Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award granted under this Plan. Shares subject to Awards granted under this Plan that have been canceled, expired, forfeited or otherwise not issued under an Award granted under this Plan and Shares subject to Awards granted under this Plan settled in cash shall not count as Shares issued under this Plan. Notwithstanding the foregoing, Shares subject to an Award granted under this Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares delivered to or withheld by the Company to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise.

(c)	Individual Award and Incentive Stock Option Limits. The aggregate number of Shares that may be granted pursuant to Awards during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12, but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan after the Fourth Restatement Effective Date shall not exceed 3,600,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to all Incentive Bonus Awards granted in any calendar year to any Participant under this Plan shall not exceed $5,000,000.

(d)	Director Awards. The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 50,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 25,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).

B-4 | 2019 Proxy Statement

Back to Contents
6.	Options

(a)	Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)	Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as Incentive Stock Option, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as Incentive Stock Options. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c)	No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 12), the Company shall not, without stockholder approval, (i) reduce the exercise price of an Option, (ii) exchange an Option for a new Option or Stock Appreciation Right with a lower exercise price or (iii) at any time when the exercise price of an Option is above the Fair Market Value of a Share, exchange such Option for cash or other property.

(d)	Provisions Applicable to Options. Subject to the other provisions set forth in this Plan, the date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement; provided, however, that Options may not become exercisable, vest or be settled, in whole or in part, prior to the one (1) year anniversary of the date of grant except (i) with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired business, (ii) in connection with acceleration due to a Change in Control, retirement, death or Disability and (iii) with respect to an Option granted to a Nonemployee Director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting. Notwithstanding the foregoing, up to 5% of the aggregate number of Shares authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Administrator determines appropriate. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence is not a Termination of Employment, the vesting period and/ or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e)	Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law (including, but not limited to, the application of Section 16(b) of the Exchange Act) or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1)	Death. Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death, but only to the extent that the Options are exercisable as of that date. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of death shall terminate as of the end of such one (1) year period. To the extent that any Option is not exercisable as of the date of death, such portion of the Option shall remain unexercisable and shall terminate as of such date.

If a Participant should die within thirty (30) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of

B-5 | 2019 Proxy Statement

Back to Contents
Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2)	Disability. Upon Termination of Employment as a result of a Participant’s Disability, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination, but only to the extent that the Options are exercisable as of that date. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. To the extent that any Option is not exercisable as of the date of Disability, such portion of the Option shall remain unexercisable and shall terminate as of such date.

(3)	Other Reasons. Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1) and (e)(2) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f)	Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

(g)	No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Option or any Shares subject to an Option until the Participant has become the holder of record of such Shares.

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including the minimum vesting provisions in Section 6(d)) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12), the Company shall not, without stockholder approval, (i) reduce the exercise price of a Stock Appreciation Right, (ii) exchange a Stock Appreciation Right for a new Option or Stock Appreciation Right with a lower exercise price or (iii) at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a Share, exchange such Stock Appreciation Right for cash or other property. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of Stock Appreciation Rights or any Shares subject to Stock Appreciation Rights until the Participant has become the holder of record of such Shares.

B-6 | 2019 Proxy Statement

Back to Contents
8.	Restricted Stock and Restricted Stock Units

(a)	Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)	Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c)	Vesting and Performance Criteria. Subject to the other provisions set forth in this Plan, the grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria; provided, however, that Restricted Stock and Restricted Stock Units may not vest or be settled, in whole or in part, prior to the one (1) year anniversary of the date of grant and, provided further, that the vesting and/ or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award granted to an employee that is based solely upon continued employment and/ or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period (subject to the minimum one-year vesting requirement described above), except, in each case, (i) with respect to an Award of Restricted Stock or Restricted Stock Units that is granted in connection with a merger or other acquisition as a substitute or replacement award for restricted stock or restricted stock units held by grantees of the acquired business, (ii) in connection with acceleration due to a Change in Control, retirement, death or Disability and (iii) with respect to an Award of Restricted Stock or Restricted Stock Units granted to a Nonemployee Director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting. Notwithstanding the foregoing, up to 5% of the aggregate number of Shares authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Administrator determines appropriate. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d)	Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased in any manner that would adversely affect the treatment of an Award intended to qualify as “performance-based compensation,” by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e)	Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

B-7 | 2019 Proxy Statement

Back to Contents
(f)	Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

(g)	No Dividends or Dividend Equivalents on Unvested Performance Awards. Notwithstanding anything herein to the contrary, in no event will dividends or dividend equivalents be paid with respect to unvested Awards of Restricted Stock or Restricted Stock Units that are subject to performance-based vesting criteria. Dividends or dividend equivalents accrued on or in respect of such Awards shall become payable (if at all) no earlier than the date the performance-based vesting criteria have been achieved and the underlying Restricted Stock or Restricted Stock Units have been earned.

9.	Incentive Bonuses

(a)	General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period established by the Administrator.

(b)	Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. Incentive Bonuses may not vest or be settled, in whole or in part, prior to the one (1) year anniversary of the date of grant except (i) with respect to an Incentive Bonus that is granted in connection with a merger or other acquisition as a substitute or replacement award for incentive bonuses held by grantees of the acquired business, (ii) in connection with acceleration due to a Change in Control, retirement, death or Disability and (iii) with respect to an Incentive Bonus granted to a Nonemployee Director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting. Notwithstanding the foregoing, up to 5% of the aggregate number of Shares authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Administrator determines appropriate.

(c)	Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d)	Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e)	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be reduced or increased by the Administrator on the basis of such further considerations as the Administrator shall determine. Notwithstanding the preceding sentence, for any Incentive Bonus intended to qualify as “performance-based compensation” under Section 162(m), the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

B-8 | 2019 Proxy Statement

Back to Contents
10.	Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares or cash upon settlement, vesting or other events with respect to Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company, the Board and the Administrator shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or Administrator.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Shares

In the event that any stock dividend, stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Sections 5(a), 5(c) and 5(d) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefor. In the event of an extraordinary distribution on the Shares or in the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation or other property, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spinoff, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Sections 5(a), 5(c) and 5(d) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares or other property into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares or other security subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.	Qualifying Performance-Based Compensation

(a)	General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares, units or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying

B-9 | 2019 Proxy Statement

Back to Contents
Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award may be reduced, but not increased in any manner that would adversely affect the treatment of an Award intended to qualify as “performance-based compensation,” by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine; provided, however, that, in the case of Share-based Awards the Administrator shall have such discretion only to the extent specified in the Award Agreement.

(b)	Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured over the performance period established by the Administrator, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) market share, (xxi) product development or release schedules, (xxii) new product innovation, (xxiii) product cost reduction through advanced technology, (xxiv) brand recognition/acceptance, (xxv) product ship targets, (xxvi) cost reductions, customer service, (xxvii) customer satisfaction, or (xxviii) the sales of assets or subsidiaries. To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria (A) to eliminate the effects of charges for restructurings, discontinued operations, and all items of gain, loss or expense that are unusual or infrequently occurring or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with GAAP or identified in the Company’s financial statements or notes to the financial statements, (B) to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company, (vi) foreign exchange gains and losses, and (vii) acquisitions or divestitures, and (C) for such other events as the Administrator shall deem appropriate, if such adjustment is timely approved in connection with the establishment of such Qualifying Performance Criteria.

14.	Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Administrator. Further, and notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to

B-10 | 2019 Proxy Statement

Back to Contents

execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15.	Suspension or Termination of Awards; Clawback Policy

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed any act constituting Cause for termination of employment or any Detrimental Activity, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether such an act has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed any act constituting Cause for termination of employment or any Detrimental Activity, then except as otherwise provided by the Administrator, (i) none of the Participant, his or her estate or any transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 24 of the Plan.

Awards granted under the Plan shall be subject to the Company’s clawback policy, as in effect and applicable to the Participant from time to time.

16.	Agreement to Repayments of Incentive Compensation When Repayments Are Required Under Federal Law.

This provision applies to any policy adopted by the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Exchange Act. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

17.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

B-11 | 2019 Proxy Statement

Back to Contents
18.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award up to the minimum amount necessary to satisfy such obligations (or, if and when the Company adopts any applicable accounting standard allowing for greater Share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost), or by tendering Shares previously acquired.

19.	Administration of the Plan

(a)	Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation and Personnel Committee of the Board or, in the absence of a Compensation and Personnel Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award intended to qualify for treatment as performance-based compensation under Section 162(m) of the Code to not so qualify. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation and Personnel Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation and Personnel Committee; and, provided, further, that such authorization shall not provide for the grant of Awards to officers or directors of the Company. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation and Personnel Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation and Personnel Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/ or to one or more agents.

(b)	Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of

B-12 | 2019 Proxy Statement

Back to Contents
communications or natural catastrophe); (viii) to approve corrections in the documentation or administration of any Award; (ix) to require or permit Participant elections and/or consents under this Plan to be made by means of such electronic media as the Administrator may prescribe; and (x) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of applicable circumstances. Notwithstanding anything in the Plan to the contrary, other than in connection with a change in the Company’s capitalization (as described in Section 12) the Company shall not, without stockholder approval, (i) reduce the exercise price of an Option or Stock Appreciation Right, (ii) exchange an Option or Stock Appreciation Right for a new Option or Stock Appreciation Right with a lower exercise price or (iii) at any time when the exercise price of an Option or Stock Appreciation Right is above the Fair Market Value of a Share, exchange such Option or Stock Appreciation Right for cash or other property; provided, however, that in the event of a Change in Control, any Award with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.

(c)	Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award, and no such decision, determination or interpretation may be altered or nullified by any other Person except if determined to be arbitrary or capricious as provided in Section 24. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)	Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

20.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a)	increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c)	reduce the exercise price of outstanding Options or Stock Appreciation Rights and, at any time when the exercise price of an Option or Stock Appreciation Right is above the Fair Market Value of a Share, exchange such Option or Stock Appreciation Right for cash or other property;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants; or

(f)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements.

Any amendment to comply with changes in governing law or accounting standards shall not require stockholder approval.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

B-13 | 2019 Proxy Statement

Back to Contents
21.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence, the Board and the Administrator shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

22.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

23.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24.	Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation and Personnel Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

25.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

B-14 | 2019 Proxy Statement

Back to Contents
26.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

27.	Section 409A

Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon separation from service (within the meaning of Section 409A of the Code) before the date that is six months after the specified employee’s separation from service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

B-15 | 2019 Proxy Statement

Back to Contents

Back to Contents

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 10/02/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 10/02/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Doyle N. Beneby	☐	☐	☐
1B Gary D. Burnison	☐	☐	☐
1C Christina A. Gold	☐	☐	☐
1D Len J. Lauer	☐	☐	☐
1E Jerry P. Leamon	☐	☐	☐
1F Angel R. Martinez	☐	☐	☐
1G Debra J. Perry	☐	☐	☐
1H Lori J. Robinson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

The Board of Directors recommends you vote AGAINST the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000427902_1 R1.0.1.18

Back to Contents

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

KORN FERRY
2019 Annual Meeting of Stockholders
October 3, 2019 8:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary D. Burnison and Robert P. Rozek, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Korn Ferry (the "Company") common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on October 3, 2019 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4 AND "AGAINST" PROPOSAL 5, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000427902_2 R1.0.1.18

Continued and to be signed on reverse side